Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181630

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

(SUBJECT TO COMPLETION, DATED AUGUST 7, 2012)

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus, dated May 23, 2012)

$1,250,000,000

CHS/Community Health Systems, Inc.

% Senior Secured Notes due 2018

We are offering $1,250,000,000 aggregate principal amount of     % Senior Secured Notes due 2018 (the “notes”).

We will pay interest on the notes semi-annually on each                      and                     . The first interest payment on the notes will be made on                     , 2013. The notes will mature on                     , 2018.

We may redeem some or all of the notes at any time prior to                     , 2015 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium, as described in this prospectus supplement. We may redeem some or all of the notes at any time on or after                     , 2015 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, if any. In addition, we may redeem up to 35% of the aggregate principal amount of the notes at any time prior to                     , 2015 using the net proceeds from certain equity offerings at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest, if any. There is no sinking fund for the notes.

The notes will be our senior secured obligations and rank equal in right of payment to all of our existing and future senior indebtedness that is not subordinated to the notes, will be senior to all of our existing and future indebtedness that is subordinated in right of payment to the notes and will be effectively senior to all of our existing and future unsecured indebtedness to the extent of the value of the assets securing the notes. The notes will be guaranteed on a senior secured basis by our parent and certain of our current and future domestic subsidiaries. These guarantees will rank equal in right of payment to all of the existing and future indebtedness of each guarantor that is not subordinated to its guarantee of the notes, will be senior to all of the existing and future indebtedness of each guarantor that is subordinated in right of payment to its guarantee of the notes and will be effectively senior to all of the existing and future unsecured indebtedness of each guarantor to the extent of the value of the assets securing its guarantee of the notes. The notes and the guarantees of the notes will be secured by liens on certain assets that also secure our obligations under our senior secured credit facilities (the “Credit Facility”), subject to certain exceptions as described herein. Pursuant to the terms of the Intercreditor Agreement (as defined herein), any obligations under the Credit Facility that are secured by assets that also secure the notes and related guarantees will be treated equally with the notes with respect to any proceeds received upon any enforcement action over any such assets. The notes and related guarantees will be effectively junior in right of payment to liabilities of our subsidiaries that will not guarantee the notes.

We do not intend to apply for listing of the notes on any securities exchange.

Investing in the notes involves risks. See “Risk Factors ” beginning on page S-14 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds to us (before expenses)(1)%	$

(1)	Plus accrued interest, if any, from , 2012.

Delivery of the notes in book-entry form will be made on or about                     , 2012.

Joint Book-Running Managers

Credit Suisse
BofA Merrill Lynch
Citigroup
Credit Agricole CIB
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley
RBC Capital Markets
SunTrust Robinson Humphrey
Wells Fargo Securities

Co-Managers

Deutsche Bank Securities
Fifth Third Securities, Inc.
Mitsubishi UFJ Securities
Scotiabank
UBS Investment Bank

The date of this prospectus supplement is                     , 2012.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If you receive any such other information, it should not be relied upon as having been authorized by us or the underwriters. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference may only be accurate as of the date of the document containing such information. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than the date of the document containing such information.

It is expected that delivery of the notes will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which is the seventh business day following the date of pricing of the notes (such settlement cycle being referred to as “T+7”). You should note that trading of the notes on the date of this prospectus supplement or the next three succeeding business days may be affected by the T+7 settlement. See “Underwriting.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. If the information set forth in this prospectus supplement or any document incorporated by reference herein varies in any way from the information set forth or incorporated by reference in the accompanying prospectus, you should rely on the information contained in this prospectus supplement or any document incorporated by reference herein. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document incorporated by reference herein, you should rely on the information in the more recent document.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in, or the documents incorporated by reference in, this prospectus supplement or the accompanying prospectus are accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. Before you invest in the notes, you should read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The documents incorporated by reference herein are described in this prospectus supplement under “Incorporation of Certain Documents by Reference.”

INDUSTRY AND MARKET DATA

The data included in this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies, published industry sources and other sources we believe to be reliable. While we believe that these studies and reports and our own research and estimates are reliable and appropriate, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representations as to the accuracy of such information. Accordingly, investors should not place undue reliance on such data.

NON-GAAP FINANCIAL MEASURES

EBITDA and Adjusted EBITDA, as presented in this prospectus supplement, are supplemental measures of our operating performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

We define EBITDA as net income attributable to Community Health Systems, Inc. before interest, income taxes, depreciation and amortization. We determine EBITDA in order to derive Adjusted EBITDA by adjusting EBITDA to exclude items as set forth in footnote (2) of “Summary Historical Financial and Other Data” appearing elsewhere in this prospectus supplement. We believe that the inclusion of Adjusted EBITDA in this prospectus supplement is appropriate to provide additional information that we believe investors find helpful

S-ii

with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. In addition, we believe that analysts and rating agencies consider Adjusted EBITDA a useful measure. Our presentation of these measures should not be construed as an implication that our future results will be unaffected by unusual or non-recurring items. Our historical EBITDA and Adjusted EBITDA measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our substantial indebtedness;

•	they do not reflect any income tax payments we may be required to make;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the impact on earnings of charges resulting from certain matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate these measures differently than we do because such measures do not have standardized definitions, which limits their usefulness as comparative measures.

Because of these limitations, our historical EBITDA and Adjusted EBITDA measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business, or as measures of cash that will be available to us to meet our obligations.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference “forward-looking statements” within the meaning of the federal securities laws, which involve risks, assumptions and uncertainties. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks” and similar expressions are forward-looking statements. These statements involve known and unknown risks, assumptions, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following:

•	general economic and business conditions, both nationally and in the regions in which we operate;

•	implementation and effect of adopted and potential federal and state healthcare legislation;

•	risks associated with our substantial indebtedness, leverage and debt service obligations;

•	demographic changes;

•	changes in, or the failure to comply with, governmental regulations;

•	potential adverse impact of known and unknown government investigations, audits and federal and state False Claims Act litigation and other legal proceedings;

•	our ability, where appropriate, to enter into and maintain managed care provider arrangements and the terms of these arrangements;

•	changes in, or the failure to comply with, managed care provider contracts could result in disputes and changes in reimbursement that could be applied retroactively;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	increases in the amount and risk of collectability of patient accounts receivable;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in GAAP;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities;

•	our ability to successfully acquire additional hospitals or complete divestitures;

•	our ability to successfully integrate any acquired hospitals or to recognize expected synergies from such acquisitions;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs; and

•	the other risk factors set forth herein and in our public filings with the SEC.

S-iv

Some of the other important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including, without limitation, in our Current Report on Form 8-K filed with the SEC on May 24, 2012 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on July 27, 2012, in each case under “Risk Factors.” Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of the document containing the applicable statement. All subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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SUMMARY

The following summary contains basic information about us and this offering, but does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the information set forth under “Risk Factors” and our financial statements and related notes. Unless otherwise indicated or the context requires otherwise, references in this prospectus supplement to “we,” “our,” “us” and “the Company” refer to Community Health Systems, Inc. and its consolidated subsidiaries, including CHS/Community Health Systems, Inc., the issuer of the notes offered hereby. References to the “Issuer” refer to CHS/Community Health Systems, Inc. alone, and references to “Holdings” refer to Community Health Systems, Inc. alone. We refer to the Issuer’s 8 7/8% Senior Notes due 2015 as the “2015 Notes”, the Issuer’s 8% Senior Notes due 2019 as the “2019 Notes” and the Issuer’s 7 1/8% Senior Notes due 2020 as the “2020 Notes.”

In this prospectus supplement, any amounts shown on an “as adjusted” basis have been adjusted to reflect, as applicable: (i) the issuance of the notes in this offering, (ii) the issuance of the 2020 Notes, (iii) the purchase of 2015 Notes tendered and accepted for purchase in connection with the Tender Offer (as defined below), (iv) the redemption of all remaining 2015 Notes not tendered and accepted for purchase in connection with the Tender Offer, (v) the payment of $9.5 million in amendment fees in connection with the Credit Agreement Amendment (as defined below) and (vi) the use of a portion of the net proceeds from this offering and available cash to prepay $1.25 billion of our Non-Extended Term Loans (as defined below). See “Use of Proceeds.”

Our Company

We are one of the largest publicly-traded operators of hospitals in the United States in terms of number of facilities and net operating revenues. We provide healthcare services through the hospitals that we own and operate in non-urban and selected urban markets throughout the United States. As of June 30, 2012, we owned or leased 134 hospitals, geographically diversified across 29 states with 20,235 licensed beds, comprised of 130 general acute care hospitals and four stand-alone rehabilitation or psychiatric hospitals. We generate revenues by providing a broad range of general and specialized hospital healthcare services to patients in the communities in which we are located. Services provided by our hospitals include general acute care, emergency room, general and specialty surgery, critical care, internal medicine, obstetrics, diagnostic, psychiatric and rehabilitation services. As an integral part of providing these services, we also employ approximately 2,000 physicians and an additional 500 licensed healthcare practitioners, and provide additional outpatient services at urgent care centers, occupational medicine clinics, imaging centers, cancer centers, ambulatory surgery centers, and home health and hospice agencies. In a number of our markets, we have partnered with local physicians or not-for-profit providers, or both, in the ownership of our facilities. Also, through our wholly-owned subsidiary, Quorum Health Resources, LLC, we provide management and consulting services to non-affiliated general acute care hospitals located throughout the United States. For the six months ended June 30, 2012, we generated net operating revenues of approximately $6.5 billion, net cash provided by operating activities of approximately $482.9 million and Adjusted EBITDA of approximately $1.0 billion. For additional information on our non-GAAP financial measures, see “Non-GAAP Financial Measures” and “Summary Historical Financial and Other Data.”

Historically, we have grown by acquiring hospitals and by improving the operations of our facilities. We generally target hospitals in growing, non-urban and selected urban healthcare markets for acquisition because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities and generally a lower level of managed care presence in these markets. We believe that smaller populations support less direct competition for hospital-based services and these markets generally view the local hospital as an integral part of the community. Patients needing the most complex care are more often served by the larger, more specialized urban hospitals. We believe opportunities exist for skilled, disciplined operators in selected urban markets to create networks between urban hospitals and non-urban hospitals in order to expand the breadth of services offered in the non-urban hospitals while improving physician alignment in those markets and making it more attractive to managed care.

We had limited our acquisition activity after our acquisition of Triad Hospitals, Inc. in 2007 but during 2010, we fully resumed our acquisition strategy by acquiring five hospitals. During the six months ended June 30, 2012, we continued the execution of our acquisition strategy by acquiring three separate hospitals located in Scranton, Pennsylvania; Peckville, Pennsylvania; and Blue Island, Illinois, and a large physician practice located in Longview, Texas. On July 1, 2012, we acquired one hospital in York, Pennsylvania.

Our Competitive Strengths

We believe the following strengths will allow us to continue to improve our operations and profitability:

Strong presence in attractive markets. We believe we are one of the leading providers of acute care services in many of the markets we serve and we estimate that we are the sole acute care service provider in approximately 60% of these markets. We continue to focus on non-urban and smaller urban markets that may have attractive demographic growth and/or an underserved medical population. In general, reimbursement is more favorable in these markets than in markets with greater direct competition for hospital-based services. In some of our markets, we receive higher reimbursement rates from Medicare for designated sole community hospitals.

Our more recent acquisition activity has also focused on the acquisition of larger hospitals in more competitive, mid-sized urban and suburban markets. In these types of markets, we seek to develop or expand specialty services that have the potential to yield high patient and physician satisfaction, expand the hospital’s local referral network, and acquire and integrate larger physician practices.

We believe our market positioning strategy will create growth opportunities and allow us to develop long-term relationships with patients, physicians, employers and third-party payors and enable us to achieve an attractive return on investments in facility expansion and physician recruitment.

Emphasis on quality of care. We intend to maintain an emphasis on patients and clinical outcomes. We understand that high levels of clinical care are only achieved when “quality” is a company-wide focus that embraces patient, physician and employee satisfaction and continual, systematic improvements. Seeking the highest levels of improvement typically yields the best results for patients, reduces risk and improves our financial performance. We have developed and implemented programs to support and monitor quality of care improvement that include:

•	standardized data and benchmarks and sharing of best practices to assist and monitor hospital quality improvement efforts;

•	recommended policies and procedures based on the best medical and scientific evidence;

•	hospital-based training and coaching to achieve success with respect to expectations of accrediting agencies;

•	training programs for hospital management and clinical staff regarding regulatory and reporting requirements, as well as skills in leadership, communications and service; and

•	evidence-based tools for improving patient, physician and staff satisfaction.

As a result of these efforts, we have achieved significant progress in clinical quality. Our hospitals achieved an internally reported, overall inpatient score of 98.7% for the fourth quarter of 2011, which compares to The Centers for Medicare and Medicaid Services (“CMS”) clinical core measures national average, from publicly reported data for all applicable hospitals, of approximately 96.0% as of December 31, 2010. Forty-one of our hospitals were named to The Joint Commission’s list of 405 “Top Performers on Key Quality Measures” for 2010. We intend to pair our emphasis on quality of care with our highly effective corporate compliance program. We believe that a culture of compliance and unquestioned ethics is a necessary predicate to seek to improve the patient care experience.

Geographic diversity and operating scale. As of June 30, 2012, we owned or leased 134 hospitals, geographically diversified across 29 states with 20,235 licensed beds, comprised of 130 general acute care hospitals and four stand-alone rehabilitation or psychiatric hospitals. Our geographic diversity helps to mitigate risks associated with fluctuating state regulations related to Medicaid reimbursement and state-specific economic conditions. Furthermore, we believe the size of our operations enables us to realize the benefits of economies of scale, purchasing power and increased operating efficiencies and return on information technology and other capital investments. For the six months ended June 30, 2012, our five largest markets by revenue contribution were Pennsylvania (13.0%), Texas (13.0%), Indiana (11.3%), Alabama (7.7%) and Illinois (5.1%).

Strong history of revenue growth, improving profitability and generating cash flow. From the year ended December 31, 2008 to the year ended December 31, 2011, we increased net operating revenues from $9.4 billion to $11.9 billion, income from continuing operations from $238 million to $336 million, and cash flows from operating activities from $1.1 billion to $1.3 billion. For the six months ended June 30, 2012, net operating revenues were $6.5 billion, income from continuing operations was $201.9 million, and cash flows from operating activities was $482.9 million. We have improved profitability by expanding our service offerings to include more complex care, optimizing our emergency room strategy across our portfolio of hospitals, and selectively making capital investments in projects that generate a high return on investment. Consistent cash flows from operations have enabled us to invest in our operations and continue to pursue attractive growth opportunities. In 2010, we fully resumed our acquisition strategy by acquiring five hospitals and have acquired 18 hospitals since the beginning of 2008, the first full year following our acquisition of Triad Hospitals, Inc. In many cases, we have been able to acquire facilities with mid-single digit Adjusted EBITDA margins and double those margins after the acquisition. For additional information on our non-GAAP financial measures, see “Non-GAAP Financial Measures” and “Summary Historical Financial and Other Data.”

Experienced management team with a proven track record. We have a strong and committed management team that has substantial industry knowledge and a proven track record of operations success in the hospital industry. Our chief executive officer and chief financial officer each have over 30 years of experience in the healthcare industry and have worked together since 1973. In addition, our division presidents have, on average, over 20 years of healthcare experience. We have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and effectively reinvesting capital to execute our growth strategy.

Our Growth Strategy

We intend to continue to grow our business and improve our financial performance by implementing our growth strategy, the key elements of which are to:

Increase revenue at our facilities. We seek to increase revenues at our facilities by providing a broader range of services in a more attractive care setting. We intend to continue to expand the breadth of services offered at our hospitals through targeted capital expenditures to support the addition of more complex and specialty services. We have also expanded and renovated existing emergency rooms, surgical suites, intensive and critical care units and specialty services. Emergency rooms represent approximately 60% of our hospital admissions and we have taken steps to increase patient flow by renovating and expanding these facilities, improving service, reducing waiting times and implementing marketing campaigns publicizing our capabilities in the local communities. We believe that appropriate capital investments in our facilities combined with the development of our service capabilities will reduce the migration of patients to competing providers while providing an attractive return on investment.

Our primary method of expanding medical services is recruiting additional primary care physicians and specialists. We have increased the number of physicians affiliated with us through our recruiting efforts, net of turnover, by approximately 869 in 2011, 935 in 2010 and 772 in 2009. Over 50% of the physicians that commenced practice with us in 2011 were specialists. Additionally, in response to the growing trend in physicians seeking employment, we have been employing more physicians, including acquiring physician practices; however, most of the physicians in our communities remain in private practice and are not our employees.

Improve profitability. We continually focus on improving operating efficiency to increase our operating margins. We seek to implement cost containment programs and adhere to operating philosophies that include:

•	standardizing and centralizing our methods of operation and management;

•	optimizing resource allocation through our case and resource management program, which assists in improving clinical care and containing costs;

•	monitoring and enhancing productivity of our human resources;

•	capitalizing on purchasing efficiencies through the use of company-wide standardized purchasing contracts and terminating or renegotiating specified vendor contracts; and

•	installing a standardized management information system, resulting in more efficient billing and collection procedures.

Grow through selective acquisitions. Each year we intend to acquire, on a selective basis, approximately two to four hospitals that fit our acquisition criteria. Most of our acquisition targets are municipal or other not-for-profit hospitals. We believe that our access to capital, reputation for providing quality care and ability to recruit physicians make us an attractive partner for these communities. We have remained disciplined in our approach to acquisitions and in each year since 1997, we have met or exceeded our acquisition goals. In 2010, we acquired five hospitals, and in 2011, we acquired four hospitals. During the six months ended June 30, 2012, we continued the execution of our acquisition strategy by acquiring three hospitals and a large physician practice. On July 1, 2012, we acquired one hospital in York, Pennsylvania.

Our Industry

Hospital services, the market in which we operate, is the largest single category of the healthcare industry at a projected 30.9% of total healthcare spending in 2012, or approximately $873.1 billion, as projected by CMS. CMS projects the hospital services category to grow by approximately 6.2% on an average annual basis through 2020, and expects growth in hospital healthcare spending to continue due to the aging of the U.S. population and consumer demand for expanded medical services. As hospitals remain the primary setting for healthcare delivery, CMS expects hospital services to remain the largest category of healthcare spending.

We believe that we are well-positioned to benefit from the expected growth in hospital spending, as well as the shifts in demographics in the United States. According to the U.S. Census Bureau, there are approximately 40.3 million Americans aged 65 or older in the United States, who comprise approximately 13.0% of the total U.S. population. By the year 2030, the number of Americans aged 65 or older is expected to increase to 72.1 million, or 19.3% of the total population. Due to the increasing life expectancy of Americans, the number of people aged 85 years and older is also expected to increase from 5.8 million to 8.7 million by the year 2030. This increase in life expectancy will increase demand for healthcare services and the demand for innovative, more sophisticated means of delivering these services. Hospitals, as the largest category of care in the healthcare market, are expected to be among the main beneficiaries of this increase in demand. Based on data compiled for us, the populations of these service areas where our hospitals are located grew by 24.0% from 1990 to 2010 and are expected to grow by 3.9% from 2010 to 2015. The number of people aged 65 or older in these service areas grew by 27.4% from 1990 to 2010 and is expected to grow by 14.9% from 2010 to 2015.

The Patient Protection and Affordable Care Act (the “PPACA”), as amended by the Healthcare and Education Reconciliation Act of 2010 (the “Reconciliation Act” and, together with the PPACA, the “Reform Legislation”), is intended to change the way healthcare services are covered, delivered and reimbursed in the United States. It seeks to do so through expanded coverage of uninsured individuals, significant reductions in the growth of Medicare program payments, material decreases in Medicare and Medicaid disproportionate share hospital (“DSH”) payments, and the establishment of programs in which reimbursement is tied in part to quality, integration and the reduction of healthcare costs per beneficiary. The Reform Legislation, as originally enacted, is expected to expand health insurance coverage to approximately 32 million additional individuals by 2016 and to approximately 34 million additional individuals by 2021 through a combination of public program expansion and private sector health insurance reforms. We believe the expansion of private sector and Medicaid coverage will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured. On the other hand, the reductions in the growth in Medicare payments and the decreases in DSH payments will adversely affect our government reimbursement. On June 28, 2012, the Supreme Court of the United States largely upheld the constitutionality of the Reform Legislation, though it overturned an aspect of the legislation that would have permitted the Federal government to withhold all Medicaid funding from a state if that state did not expand Medicaid coverage to the extent required by the Reform Legislation. The Supreme Court’s ruling instead said that only new incremental funding could be withheld from a state in such a situation. As a result, states will face less severe financial consequences if they refuse to expand Medicaid coverage to individuals with incomes below certain thresholds. Since the Supreme Court’s ruling, some states have suggested that, for budgetary and other reasons, they would not expand their Medicaid programs. If states refuse to expand their Medicaid programs, the number of uninsured patients at our hospitals will decline by a smaller margin as compared to our expectations when the Reform Legislation was first adopted. Because of the many variables involved, including the potential for changes to the law as a result of efforts to amend or repeal it, clarifications and modifications resulting from the rule-making process, the development of agency guidance and future judicial interpretations, whether and how many states decide to expand or not to expand Medicaid coverage, and budgetary issues at federal and state levels, we are unable to predict the net impact of the Reform Legislation on us. We believe, however, that our experienced management team, emphasis on quality care and diversified operations will enable us to benefit from the opportunities it presents, as well as adapt to its challenges.

Recent Developments

Credit Facilities

Effective February 2, 2012, we completed an additional amendment and restatement of the Credit Facility, which extended by two and a half years the maturity date of $1.6 billion of our then non-extended term loans under the Credit Facility, until January 25, 2017 (subject to customary acceleration events). In addition, on March 6, 2012, Holdings and the Issuer entered into a new $750 million senior secured revolving credit facility (the “Replacement Revolver Facility”) and incurred a new $750 million incremental term loan A facility (the “Incremental Term Loan”). The Replacement Revolver Facility replaced in full the previously existing revolving credit facility under the Credit Agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010 and February 2, 2012 (the “Credit Agreement”). The proceeds of the Incremental Term Loan were used to repay existing term loans under the Credit Agreement. On August 3, 2012, we entered into an amendment of the Credit Agreement providing for increased flexibility for refinancing and repayment of the Non-Extended Term Loans and amending other terms of the Credit Agreement (the “Credit Agreement Amendment”). The pricing of the loans under the Credit Agreement did not change as a result of the Credit Agreement Amendment.

On March 21, 2012, through certain of our subsidiaries, we entered into an accounts receivables loan agreement (the “Receivables Facility”). The existing and future patient-related accounts receivable (the “Receivables”) of certain of our hospitals serve as collateral for borrowings under the Receivables Facility. We may make borrowings of up to $300 million outstanding from time to time based on the availability of eligible

Receivables and other customary factors. As of June 30, 2012, $300.0 million of borrowings were outstanding under the Receivables Facility. Amounts borrowed accrue interest based on a commercial paper rate plus an applicable interest rate spread. Unless earlier terminated or subsequently extended, the Receivables Facility is scheduled to expire on March 21, 2014 and all amounts outstanding will become due at such time.

2019 Notes Issuance

On March 21, 2012, we issued an additional $1.0 billion aggregate principal amount of 2019 Notes. The net proceeds from this issuance were used to finance the purchase of approximately $850 million aggregate principal amount of the then approximately $1.8 billion aggregate outstanding principal amount of 2015 Notes in a cash tender offer that we completed on April 4, 2012, to pay related fees and expenses and for general corporate purposes.

2020 Notes Issuance

On July 18, 2012, we issued $1.2 billion aggregate principal amount of 2020 Notes. A portion of the net proceeds from this issuance was used to purchase approximately $639.7 million of the then approximately $934.3 million aggregate outstanding principal amount of 2015 Notes in a cash tender offer that we completed on August 1, 2012, to pay for consents delivered in connection therewith, to pay related fees and expenses and for general corporate purposes.

2015 Notes Tender Offer

On July 3, 2012, we commenced a cash tender offer to purchase any and all of our outstanding 2015 Notes and a consent solicitation to eliminate, among other things, substantially all of the restrictive covenants of the 2015 Notes, in each case, on the terms and subject to the conditions set forth in our Offer to Purchase and Consent Solicitation Statement dated July 3, 2012 (as supplemented, the “Tender Offer”). We used a portion of the net proceeds from the issuance of the 2020 Notes to purchase the approximately $639.7 million principal amount of 2015 Notes validly tendered and not validly withdrawn in the Tender Offer, to pay for consents delivered in connection with the Tender Offer and to pay related fees and expenses.

The Tender Offer expired at 5:00 p.m. on August 1, 2012. We paid to the holders of 2015 Notes a total consideration of $1,026.00 (including a consent payment of $20.00) per $1,000 principal amount of 2015 Notes validly tendered in the Tender Offer prior to 5:00 p.m. on July 17, 2012 (the “Consent Expiration”), plus accrued and unpaid interest. The consent payment was not paid for any 2015 Notes accepted for purchase that were validly tendered after the Consent Expiration and prior to the expiration of the Tender Offer. Prior to the Consent Expiration, approximately 68.5% of the then outstanding 2015 Notes consented to the proposed amendments and on July 18, 2012 substantially all of the restrictive covenants in the indenture governing the 2015 Notes were eliminated.

2015 Notes Redemption

On July 18, 2012, we issued an irrevocable notice of redemption for all 2015 Notes that remained outstanding on such date. We will redeem all outstanding 2015 Notes on August 17, 2012 at a redemption price of 102.219% of principal, plus accrued and unpaid interest.

Our Corporate Information

Community Health Systems, Inc. was incorporated in the State of Delaware on June 6, 1996. CHS/Community Health Systems, Inc. was incorporated in the State of Delaware on March 25, 1985. Our principal executive offices are located at 4000 Meridian Boulevard, Franklin, Tennessee 37067, and our telephone number is (615) 465-7000. Our website is www.chs.net. Information on our website shall not be deemed part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	CHS/Community Health Systems, Inc.

Notes Offered	$1,250,000,000 aggregate principal amount of % senior secured notes due 2018 (the “notes”).

Maturity Date	The notes will mature on , 2018.

Interest	The notes will bear interest at a rate of % per annum.

Interest Payment Dates	The Issuer will pay interest semi-annually on and of each year. The first interest payment on the notes will be made on , 2013.

Guarantees	The notes will be unconditionally guaranteed on a first-priority senior secured basis by Holdings and certain of our current and future domestic subsidiaries (subject to a shared lien of equal priority with certain other obligations, including obligations under our Credit Agreement and subject to other prior ranking liens permitted by the indenture that will govern the notes).

Our non-guarantor subsidiaries accounted for:

•

approximately $2.6 billion, or 39%, of our total net operating revenue, approximately $224 million of our net cash provided by operating activities (our consolidated net cash provided by operating activities was approximately $483 million), and approximately $317 million, or 31%, of our total Adjusted EBITDA, in each case, for the six months ended June 30, 2012; and

•	approximately $8.8 billion, or 56%, of our total assets, and approximately $8.2 billion, or 64%, of our total liabilities, in each case, as of June 30, 2012.

Ranking of the Notes. . . . . . . . . . . . . .	The notes will be senior secured obligations of the Issuer and will:

•	be guaranteed on a senior secured basis by the guarantors;

•

rank equal in right of payment to all of the Issuer’s existing and future senior indebtedness that is not subordinated to the notes (including indebtedness under our Credit Agreement, the 2019 Notes and the 2020 Notes);

•	rank senior in right of payment to any of the Issuer’s future indebtedness that is subordinated in right of payment to the notes;

•

be effectively senior to all of the Issuer’s existing and future unsecured indebtedness (including the 2019 Notes and the 2020 Notes) to the extent of the value of the assets securing the notes (after giving effect to the sharing of such value with holders of equal or prior ranking liens);

•

be effectively subordinated to any of the Issuer’s existing and future indebtedness (including indebtedness under our Credit Agreement) that is secured by assets that do not secure the notes to the extent of the value of such assets; and

•	be structurally subordinated to all liabilities of the Issuer’s subsidiaries that will not guarantee the notes.

Ranking of the Guarantees. . . . . . . . . ..	The guarantee of each guarantor will be a senior secured obligation of such guarantor and will:

•

rank equal in right of payment to all of such guarantor’s existing and future senior indebtedness that is not subordinated to such guarantee (including guarantees of the 2019 Notes and the 2020 Notes);

•	rank senior in right of payment to any of such guarantor’s future indebtedness that is subordinated in right of payment to such guarantee;

•

be effectively senior to all of such guarantor’s existing and future unsecured indebtedness (including guarantees of the 2019 Notes and the 2020 Notes) to the extent of the value of the assets securing such guarantee (after giving effect to the sharing of such value with holders of equal or prior ranking liens); and

•

be effectively subordinated to any of such guarantor’s existing and future indebtedness (including guarantees under our Credit Agreement) that is secured by assets that do not secure such guarantee to the extent of the value of such assets.

As of June 30, 2012, on an as adjusted basis, we had approximately $6.4 billion aggregate principal amount of senior secured indebtedness outstanding, and an additional $750 million that we would have been able to borrow under our Credit Facility.

As of June 30, 2012, on an as adjusted basis, we had approximately $3.2 billion aggregate principal amount of senior unsecured notes outstanding.

Collateral. . . . . . . . . . . . . . . . . . . . . . . .	The notes and the guarantees will be secured by a first-priority lien (subject to a shared lien of equal priority with certain other obligations, including obligations under our Credit Agreement and subject to other prior ranking liens permitted by the indenture that will govern the notes) on substantially the same assets that secure the obligations under the Credit Facility, subject to certain exceptions. See “Description of the Notes—Collateral.”

Intercreditor Agreement. . . . . . . . . . . . .	We will enter into an intercreditor agreement that will govern the relative rights of the secured parties in respect of the Credit Agreement and holders of the notes. The intercreditor agreement will provide, among other things, that the liens on assets securing both the Credit Agreement and the notes will be of equal priority. See “Description of the Notes—Pari Passu Intercreditor Arrangements.”

Optional Redemption	Prior to , 2015, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make-whole” premium set forth in this prospectus supplement.

We may redeem some or all of the notes at any time and from time to time on or after , 2015, at the redemption price set forth in this prospectus supplement plus accrued and unpaid interest, if any. In addition, at any time prior to , 2015, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest, if any. See “Description of the Notes—Optional Redemption.”

Change of Control	If a change of control occurs, each holder of notes will have the right to require us to purchase all or a portion of its notes at 101% of the principal amount of the notes on the date of purchase, plus any accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Change of Control.”

Certain Covenants	The indenture that will govern the notes will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other restricted payments;

•	make certain investments;

•	create or incur certain liens;

•	sell assets and subsidiary stock;

•	impair a security interest;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	enter into transactions with our affiliates.

However, these limitations are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We intend to use the net proceeds from this offering to prepay a portion of the $2.2 billion of term loans under our Credit Agreement due 2014, which we refer to as the Non-Extended Term Loans, and to pay fees and expenses related to this offering. See “Use of Proceeds.”

No Listing	We do not intend to list the notes on any securities exchange. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, a liquid market for the notes may not be maintained.

Original Issue Discount	If the stated principal amount of the notes exceeds their issue price by an amount greater than or equal to a statutorily defined de minimis amount, then the notes will be considered to be issued with original issue discount (“OID”) for United States federal income tax purposes. If the notes are issued with OID, then, in addition to the stated interest on a note, a United States Holder (as defined in “Material United States Federal Income Tax Considerations”) will be required for United States federal income tax purposes to include such OID in gross income (as ordinary income) as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable and regardless of the holder’s method of accounting. See “Material United States Federal Income Tax Considerations.”

Risk Factors

Investing in the notes involves substantial risk. See “Risk Factors” on page S-14 for a discussion of certain factors that you should consider before investing in the notes.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth summary consolidated historical financial and other data as of and for the periods presented. The summary historical financial information presented below for each of the three years ended December 31, 2011 has been derived from our audited consolidated financial statements. The summary historical financial information presented below for the six months ended June 30, 2011 and 2012 has been derived from our unaudited interim consolidated financial statements. In the opinion of management, the unaudited interim financial data include all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information. Our consolidated financial statements for each of the three years in the period ended December 31, 2011 have been audited by Deloitte & Touche LLP, independent registered public accounting firm.

The following summary historical financial and other data should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included in our Current Report on Form 8-K filed with the SEC on May 24, 2012, and “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim condensed consolidated financial statements and the related notes thereto, included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 filed with the SEC on July 27, 2012, which are incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(Dollars in thousands)
Consolidated Statement of Income Data
Operating revenues (net of contractual allowances and discounts)	$11,742,454	$12,623,274	$13,626,168	$6,787,881	$7,529,919
Provision for bad debts	1,408,953	1,530,852	1,719,956	832,971	989,910
Net operating revenues	10,333,501	11,092,422	11,906,212	5,954,910	6,540,009
Operating costs and expenses:
Salaries and benefits	4,701,231	5,093,767	5,577,925	2,763,463	3,022,421
Supplies	1,649,779	1,738,088	1,834,106	907,096	988,308
Other operating expenses	2,129,081	2,296,063	2,515,638	1,269,530	1,445,168
Electronic health records incentive reimbursement	—	—	(63,397)	—	(42,970)
Rent	237,536	248,463	254,781	125,601	133,687
Depreciation and amortization	551,043	594,997	652,674	319,531	354,155
Total operating costs and expenses	9,268,670	9,971,378	10,771,727	5,385,221	5,900,769
Income from operations	1,064,831	1,121,044	1,134,485	569,689	639,240
Interest expense, net(1)	643,608	647,593	644,410	326,448	303,782
Loss (gain) from early extinguishment of debt	(2,385)	—	66,019	—	63,429
Equity in earnings of unconsolidated affiliates	(36,531)	(45,443)	(49,491)	(30,151)	(25,194)
Impairment of long-lived and other assets	12,477	—	—	—	—
Income from continuing operations before income taxes	447,662	518,894	473,547	273,392	297,223
Provision for income taxes	141,851	163,681	137,653	88,913	95,338
Income from continuing operations	305,811	355,213	335,894	184,479	201,885
Discontinued operations, net of taxes:
Income (loss) from operations of entities sold	971	(6,772)	(7,769)	(1,443)	(466)
Impairment of hospitals sold	—	—	(47,930)	(47,930)	—
Loss on sale, net	(405)	—	(2,572)	(3,234)	—
Income (loss) from discontinued operations	566	(6,772)	(58,271)	(52,607)	(466)
Net income	306,377	348,441	277,623	131,872	201,419
Less: Net income attributable to noncontrolling interests	63,227	68,458	75,675	35,159	42,586
Net income attributable to Community Health Systems, Inc.	$243,150	$279,983	$201,948	$96,713	$158,833
Statement of Cash Flows Data
Net cash provided by operating activities	$1,076,429	$1,188,730	$1,261,908	$584,685	$482,927
Net cash used in investing activities	(867,182)	(1,044,310)	(1,195,775)	(604,360)	(790,567)
Net cash provided by (used in) financing activities	(85,361)	(189,792)	(235,437)	(88,062)	292,884

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(Dollars in thousands)
Other Financial Data
Adjusted EBITDA(2)	$1,652,405	$1,761,484	$1,836,650	$919,371	$1,018,589
Operating Data
Number of hospitals (at end of period)	122	127	131	130	134
Licensed beds (at end of period)(3)	17,557	19,004	19,695	19,361	20,235
Beds in service (at end of period)(4)	15,539	16,264	16,832	16,617	17,180
Admissions(5)	675,902	678,284	675,050	344,666	355,337
Adjusted admissions(6)	1,242,647	1,277,235	1,330,988	664,146	709,841
Patient days(7)	2,874,125	2,891,699	2,970,044	1,519,663	1,555,098
Average length of stay (days)(8)	4.3	4.3	4.4	4.4	4.4
Occupancy rate (beds in service)(9)	51.3%	50.2%	49.1%	51.1%	49.9%
Net operating revenues	$10,333,501	$11,092,422	$11,906,212	$5,954,910	$6,540,009
Net inpatient revenues as a % of total net operating revenues before provision for bad debts	50.4%	49.3%	46.1%	47.7%	45.8%
Net outpatient revenues as a % of total net operating revenues before provision for bad debts	47.3%	48.5%	51.9%	50.2%	52.3%
Consolidated Balance Sheet Data (end of period)
Working Capital	$1,217,199	$1,229,153	$934,950	$1,071,748	$1,098,038
Property and equipment, net	6,132,246	6,324,437	6,855,976	6,506,424	7,048,225
Cash and cash equivalents	344,541	299,169	129,865	191,432	115,109
Total assets	14,021,472	14,698,123	15,208,840	14,825,415	15,873,006
Long-term debt	8,844,638	8,808,382	8,782,798	8,781,443	9,241,489
Other long-term liabilities	858,952	1,001,675	949,990	1,026,069	998,984
Total Community Health Systems, Inc. stockholders’ equity	1,950,635	2,189,464	2,397,096	2,309,021	2,596,082

(1)	Interest expense, net of income of approximately $4.7 million, $1.8 million and $3.6 million in 2011, 2010 and 2009, respectively.
(2)	EBITDA consists of net income attributable to Community Health Systems, Inc. before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, gain/loss from early extinguishment of debt and net income attributable to noncontrolling interests. We have from time to time sold noncontrolling interests in certain of our subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. We believe that it is useful to present Adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors our portion of EBITDA generated by continuing operations. We use EBITDA to derive Adjusted EBITDA, which we use as a measure of liquidity, and the most comparable GAAP measure is net cash provided by operating activities. We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures. In addition, we believe that analysts and rating agencies consider Adjusted EBITDA a useful measure. Adjusted EBITDA is the basis for a key component in the determination of our compliance with some of the covenants under the Credit Facility, as well as to determine the interest rate and commitment fee payable under the Credit Facility (although Adjusted EBITDA as presented here does not include all of the adjustments described in the Credit Facility).

EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under generally accepted accounting principles. They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. See “Non-GAAP Financial Measures” for additional information regarding our use of these measures, including the limitations thereof.

The following table reconciles Adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our consolidated financial statements for the years ended December 31, 2009, 2010 and 2011 and for the six months ended June 30, 2011 and 2012:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(Dollars in thousands)
Adjusted EBITDA	$1,652,405	$1,761,484	$1,836,650	$919,371	$1,018,589
Interest expense, net	(643,608)	(647,593)	(644,410)	(326,448)	(303,782)
Provision for income taxes	(141,851)	(163,681)	(137,653)	(88,913)	(95,338)
Deferred income taxes	34,268	97,370	107,032	—	—
Income (loss) from operations of hospitals sold	971	(6,772)	(7,769)	(1,443)	(466)
Depreciation and amortization of discontinued operations	15,500	14,842	4,991	4,836	—
Stock compensation expense	44,501	38,779	42,542	20,732	20,624
Income tax payable increase (excess tax benefit) relating to stock-based compensation	3,472	(10,219)	(5,290)	(4,659)	(1,037)
Other non-cash expenses, net	22,870	12,503	28,716	4,313	16,461
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	58,390	(27,049)	(138,332)	(83,082)	(199,383)
Supplies, prepaid expenses and other current assets	(34,535)	(39,904)	(42,858)	9,374	(39,920)
Accounts payable, accrued liabilities and income taxes	86,098	161,952	246,110	129,518	51,843
Other	(22,052)	(2,982)	(27,821)	1,086	15,336

Net cash provided by operating activities	$1,076,429	$1,188,730	$1,261,908	$584,685	$482,927

(3)	Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.
(4)	Beds in service are the number of beds that are readily available for patient use.
(5)	Admissions represent the number of patients admitted for inpatient treatment.
(6)	Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.
(7)	Patient days represent the total number of days of care provided to inpatients.
(8)	Average length of stay (days) represents the average number of days inpatients stay in our hospitals.
(9)	We calculated occupancy rate percentages by dividing the average daily number of inpatients by the weighted-average number of beds in service.

RISK FACTORS

You should carefully consider the risk factors set forth below, in addition to the other information presented in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before purchasing the notes. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Notes and our Indebtedness

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our indebtedness depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Forward-Looking Statements” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in our Current Report on Form 8-K filed with the SEC on May 24, 2012 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 filed with the SEC on July 27, 2012, each of which is incorporated by reference in this prospectus supplement.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, including those required for operating our existing hospitals, for integrating our historical acquisitions or for future acquisitions. We also may be forced to sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our Credit Facility, the indentures that govern our 2015 Notes, 2019 Notes and 2020 Notes (collectively, the “Existing Notes Indentures”) and the indenture that will govern the notes. For example, our Credit Facility, the Existing Notes Indentures and the indenture that will govern the notes restrict our ability to dispose of assets and use the proceeds from any dispositions. We may not be able to consummate those dispositions and any proceeds we receive may not be adequate to meet any debt service obligations then due. See “Description of Certain Indebtedness” and “Description of the Notes.”

We are a holding company and may not have access to sufficient cash to make payments on the notes.

We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payments of dividends, distributions, loans or advances to us by our subsidiaries could be subject to legal and contractual restrictions. Our subsidiaries are permitted under the terms of our indebtedness, including the indenture that will govern the notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. The agreements governing the current and future indebtedness of our subsidiaries may not permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are separate and distinct legal entities, and they may have (except to the extent of any guarantees of the notes or any security interest thereby) no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

Restrictive covenants in the agreements governing our indebtedness may adversely affect us.

The Credit Facility, the Existing Notes Indentures and/or the indenture that will govern the notes contain various covenants that limit our ability and/or our restricted subsidiaries’ ability to:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make restricted payments, including paying dividends and making investments;

•	redeem debt that is junior in right of payment to the notes;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	impair the security interests;

•	enter into agreements that restrict dividends from subsidiaries;

•	merge, consolidate, sell or otherwise dispose of substantially all our assets;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

In addition, our Credit Facility contains other restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our Credit Facility, the 2015 Notes, the 2019 Notes, the 2020 Notes and/or the notes. Upon the occurrence of an event of default under our Credit Facility or the Existing Notes Indentures, all amounts outstanding under our Credit Facility, the 2015 Notes, the 2019 Notes and/or the 2020 Notes could be declared to be immediately due and payable and the lenders under the Credit Facility could terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our Credit Facility could proceed against the collateral granted to them to secure that indebtedness and the notes. We have a significant amount of indebtedness outstanding under the Credit Facility. If the lenders under our Credit Facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Credit Facility and our other indebtedness secured thereby, including the notes. If the proceeds of the collateral are not sufficient to repay all indebtedness secured by such assets, the holders of the notes and the lenders under our Credit Facility (to the extent not repaid from the proceeds of the sale of such assets) would have only a senior unsecured, unsubordinated claim against any remaining assets, equal in right of payment with all other unsecured liabilities, including trade payables.

We are relying on our existing collateral agreement for the Credit Facility to grant the holders of the notes a security interest in our assets and the assets of the Guarantors on a pari passu basis with the lenders under the Credit Facility. If our existing collateral agreement is found to not properly extend to the obligations of the Issuer and the Guarantors under the notes and the guarantees, or if there are any defects or omissions under our existing collateral agreement, the holders of the notes may not have a valid and perfected security interest in the collateral.

In connection with this offering, the holders of the notes will be designated as secured parties under our existing collateral agreement for the Credit Facility and our obligations and the obligations of the Guarantors in respect thereof are expected to be secured on a pari passu basis with the obligations under the Credit Facility. There is no assurance, however, that creditors or other claimants will not attempt to invalidate the security interests in favor of the notes. Accordingly, if for any reason the existing grant of security interest is found not to properly extend to the obligations under the indenture, the holders of the notes will not have a valid security interest in the collateral and will have only an unsecured claim against the Issuer and the Guarantors.

In addition, a security interest in certain tangible and intangible assets can only be properly perfected, and the priority of such security interest may only be retained, under applicable law through certain actions taken by the secured party. The underwriters have made no verification in connection with this offering as to whether the lenders under the Credit Facility have a properly perfected security interest in all the assets of the Company and the Guarantors intended to constitute collateral under the collateral agreement and there can be no assurance that the lenders under the Credit Facility or the collateral agent have taken all such necessary actions to perfect, and retain the priority of, the existing security interest prior to the date of this offering. In connection with this offering, we intend to make precautionary Uniform Commercial Code financing statement filings in the appropriate jurisdictions to further evidence and reaffirm our perfected security interest in respect of certain of the collateral. If the collateral agent did not take appropriate steps prior to the date of this offering to perfect the existing security interest or it is determined that the liens of the holders of the notes do not have the same priority in respect of the collateral as the lenders under the Credit Facility, the holders of the notes would have a junior claim to any intervening lien perfected prior to the priority date applicable to the notes. Any such intervening lien could secure a significant amount of indebtedness, could compete with our security interests in the collateral in favor of the notes and could have an adverse effect on the ability of the collateral agent to realize or foreclose upon the collateral.

There may be other exceptions, defects, encumbrances and imperfections in the security interest in respect of the Credit Facility. Upon the closing of this offering, the security interests in respect of the notes will be generally subject to the same exceptions, defects, encumbrances and imperfections that exist in respect of the liens under the Credit Facility. These exceptions, defects, encumbrances and imperfections could adversely affect the value realizable on the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the notes.

Holders of the notes will not control certain decisions regarding collateral.

In connection with this offering, the trustee for the holders of the notes will enter into a first lien intercreditor agreement (the “Intercreditor Agreement”) with the collateral agent, the administrative agent for the lenders and other secured parties under the Credit Facility. The Intercreditor Agreement provides, among other things, that prior to the earlier of (i) the discharge of the obligations in respect of the Credit Facility and (ii) the date that the authorized representative of holders of the largest outstanding principal amount of indebtedness (other than the Credit Facility) secured by a first priority lien on the collateral becomes the applicable authorized representative under the terms of the Intercreditor Agreement, the administrative agent for the lenders under the Credit Facility, as the applicable authorized representative, will have the authority to direct the collateral agent and control substantially all matters related to the collateral that secure both the Credit Facility and the notes. The administrative agent and the lenders under the Credit Facility may direct the collateral agent to foreclose on, or take other actions with respect to, such collateral in a manner that is not in the interest of the holders of the notes.

In addition, the Intercreditor Agreement provides that to the extent any collateral securing our obligations under the Credit Facility is released to satisfy the lien on claims in connection with such foreclosure, the liens on such collateral securing the notes will also automatically be released without any further action. The holders of the notes also waive certain of their rights relating to such collateral in connection with bankruptcy or insolvency proceeding involving the Issuer or any Guarantor. The Intercreditor Agreement provides that the holders of the notes may not take any actions to direct foreclosures or take other remedial actions following an event of default under the Credit Facility or the notes for at least 90 days and an indefinite period if the collateral agent or applicable authorized representative takes action to direct foreclosures or other actions following such event of default or if an insolvency proceeding is pending. See “Description of Notes—Pari Passu Intercreditor Arrangements.”

After the discharge of the obligations with respect to the Credit Facility, whether on enforcement or repayment, or if the authorized representative of the Credit Facility lenders fails to take adequate action following an event of default, at which time the parties to the Credit Facility will no longer have the right to direct the actions of the collateral agent with respect to the collateral pursuant to the Intercreditor Agreement, that right passes to the authorized representative of holders of the next largest outstanding principal amount of indebtedness secured by a first priority lien on the collateral. If we issue additional first lien indebtedness in the future in a principal amount greater than the outstanding principal amount of the notes, then the authorized representative for such additional indebtedness would be next in line to direct the collateral agent to exercise rights under the Intercreditor Agreement, rather than the trustee for the notes. In addition, subject to certain conditions, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from the collateral. This may impact the type and quality of the security interest granted in respect of the collateral.

There are circumstances other than the repayment in full, discharge or defeasance of notes under which the collateral securing the notes will be automatically released without consent of the trustee or the holders of the notes.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	upon a disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral owned by a subsidiary guarantor, upon the release of such guarantor from its guarantee;

•

with respect to any particular item of collateral, upon release by the collateral agent of the liens on such item of collateral securing the Credit Facility and the substantially concurrent release of the liens on such item securing any other first lien obligations (other than the notes), unless the outstanding principal amount of the notes exceeds the amount outstanding and committed under the Credit Facility; or

•	if such property or other asset is or becomes an excluded asset pursuant to the collateral documents.

The indenture governing the notes will permit us to designate one or more of our restricted subsidiaries that is a guarantor as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries, will be released under the indenture, but not necessarily under our Credit Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. Any of these events will reduce the aggregate value of the collateral securing the notes.

The collateral may not be valuable enough to satisfy all the obligations secured by such collateral and, in certain circumstances, can be released without the consent of the trustee or the holders of the notes.

The notes and guarantees will be secured by a substantial portion of the property and assets of the Issuer and the Guarantors, including stock of certain of their subsidiaries, subject to certain limitations, but no appraisal of the value of the collateral has been made in connection with this offering, and there is no assurance that the value of the collateral is equal to our obligations with respect to the notes and our other secured indebtedness. In addition, the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. A significant portion of the collateral is illiquid and may have no readily ascertainable market value or market. Likewise, there can be no assurances that the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. Accordingly, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the collateral may not be sufficient to satisfy the issuer’s and the guarantors’ obligations under the notes, the guarantees and any other debt that is secured by the collateral. See “Description of the Notes—Collateral”.

To the extent that liens securing obligations under the Credit Facility, liens permitted under the indenture that will govern the notes and other rights granted to other parties encumber any of the collateral securing the notes and the guarantees, those parties will have, and may exercise, rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent or the holders of the notes to realize or foreclose on the collateral.

The notes and the related guarantees are expected to be secured, subject to permitted liens, by a lien on the collateral that secures our Credit Facility on a pari passu basis and are expected to share equally in right of payment to the extent of the value of such collateral, subject to certain exceptions. The indenture governing the notes offered hereby will permit us to incur additional indebtedness secured by a lien that ranks pari passu with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

In the event of a bankruptcy of the issuer or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy case under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), with respect to either issuer or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the value of the collateral with respect to the notes on the date of such valuation is less than the then-current principal amount of the notes and all other obligations with equal and ratable security interests in the collateral. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy case with respect to the notes and the other first lien obligations would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive “adequate protection” under the Bankruptcy Code. In addition, if any payments of post-petition interest had been made prior to the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our borrowings under the Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

Our interest expense, net, for the year ended December 31, 2011 and the six months ended June 30, 2012 was $644.4 million and $303.8 million, respectively. For the year ended December 31, 2011 and the six months ended June 30, 2012, a fluctuation in interest rates of 1% on our variable rate debt that is not hedged by interest rate swaps would have resulted in a fluctuation in our interest expense of approximately $7.2 million and $9.9 million, respectively.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Credit Facility that is not waived by the required lenders, and the remedies sought by the holders of indebtedness as a result of a default, could render us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including covenants in the indenture that will govern the notes, the Existing Notes Indentures and our Credit Facility, we could be in default under the terms of the agreements governing our indebtedness, including our Credit Facility, the Existing Notes Indentures and the indenture that will govern the notes. In the event of any default, the holders of this indebtedness could elect to declare all the funds borrowed to be immediately due and payable, together with accrued and unpaid interest; the lenders under our Credit Facility could elect to terminate their commitments under the Credit Facility, cease making further loans and direct the collateral agent to institute foreclosure proceedings against our assets; and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Credit Facility to avoid being in default. If we breach our covenants under our Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Indebtedness” and “Description of the Notes.”

Claims of holders of the notes will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

As of the issue date, the notes will be guaranteed by certain of our domestic subsidiaries. Claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries that do not guarantee the notes, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or to creditors of us, including the holders of the notes.

We estimate that our non-guarantor subsidiaries would have accounted for approximately $5.0 billion, or 42%, of our total net operating revenue, approximately $574 million, or 45%, of our net cash provided by operating activities, and approximately $579 million, or 32%, of our total Adjusted EBITDA, in each case, for the year ended December 31, 2011, and approximately $2.6 billion, or 39%, of our total revenue, approximately $224 million, or 46%, of our net cash provided by operating activities, and approximately $317 million, or 31%, of our total Adjusted EBITDA, in each case for the six months ended June 30, 2012, and approximately $8.8 billion, or 56%, of our total assets, and approximately $8.2 billion, or 64%, of our total liabilities, in each case, as of June 30, 2012.

The amended and restated mortgages on our real property will not be recorded at the time of the issuance of the notes, and as a result, the liens granted by such amended and restated mortgages in respect of the notes could be subject to the liens of intervening creditors or set aside in any bankruptcy or insolvency proceeding.

In connection with this offering, we intend to amend and restate our existing real property mortgages that secure our Credit Facility to also secure the notes and the guarantees. The amended and restated mortgages will not be in place at the time of the issuance of the notes. These mortgages constitute a significant portion of the value of the collateral and until the recordation of the amended and restated mortgages, the holders of the notes will not have the benefit of such collateral. We have agreed to record these mortgages within 180 days (or such longer period as the trustee may agree in its sole discretion) following the issue date. If we are unable to deliver and record these amended and restated mortgages or make any necessary notifications or filings with respect thereto, the value of the collateral securing the notes and the guarantee will be significantly reduced.

Delivery and recordation of such mortgages after the issue date of the notes increases the risk that the liens granted by those mortgages in respect of the notes and the related guarantees could be avoided in any bankruptcy or insolvency proceedings or become subject to the liens of intervening creditors. In addition, the lenders under the Credit Facility will, until the mortgages are amended and restated, by virtue of the existing mortgage on the real property, have a substantially more valuable security interest than the noteholders.

New title insurance policies and surveys have not been obtained for any real property.

New title insurance policies and surveys have not been obtained in connection with the real property mortgages that will secure the notes. We have agreed to deliver modification and date down endorsements to the existing title insurance policies in conjunction with delivery of the amended and restated mortgages unless such date downs are not available, in which case we will obtain new title insurance policies. Until date down endorsements or new title insurance policies, as applicable, are obtained, there can be no assurance that there does not exist a mechanics’ lien or other lien encumbering one or more of our real properties that is senior to the lien (or a portion of the lien) created by any such amended and restated mortgage. The existence of such liens could adversely affect the value of the real property securing the notes as well as the ability of the collateral agent to realize or foreclose on such real property.

Lien searches will not be completed until after the date of this prospectus supplement.

As of the date of this prospectus supplement, we have not completed any lien searches on the collateral that will secure the notes. These lien searches, once completed, could reveal a prior lien or multiple prior liens on the collateral that will secure the notes and these liens may prevent or inhibit the collateral agent from foreclosing on the liens that will secure the notes and may impair the value of the collateral that will secure the notes. We cannot guarantee that the completed lien searches will not reveal any prior liens on the collateral that will secure the notes or that there are no unpermitted liens in jurisdictions where we could not or did not conduct lien searches. In addition, although we expect that the liens in favor of the holders of the notes will rank pari passu with the liens in favor of the lenders under the Credit Facility, a court could determine that any such prior lien that is so revealed is junior in priority solely to the security interest securing the obligations under the Credit Facility, but senior in priority to the security interest securing the obligations on the notes. In such a situation, under the Intercreditor Agreement, the claims of the holders of the notes will be effectively subordinated to both the holder of such prior lien and the lenders under the Credit Facility and any value of the collateral allocated to the holder of the prior lien shall be deducted on a ratable basis solely from the distributions owed to the holder of the notes. Any prior lien could be significant, could compete with our security interests in favor of the notes and could have an adverse effect on the ability of the collateral agent to realize or foreclose upon the collateral.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in the after-acquired collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and the priority of such security interest may only be retained through certain actions taken by the secured party. Our obligation to perfect the security interest for the benefit of the holders of the notes in specified collateral is limited. The collateral agent has no duty to monitor, and there can be no assurance that we will inform the collateral agent of, the future acquisition of property that is of a type constituting collateral. Accordingly, there can be no assurance that the actions required to properly perfect a security interest in any such after-acquired property will be taken. Neither the administrative agent under the Credit Facility nor the trustee has any obligation to monitor the future acquisition of additional assets or rights that constitute collateral or the perfection of any security interest. Any failure to monitor may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

The collateral is subject to casualty risk.

Even if we maintain insurance, there are certain losses with respect to the collateral that may be either uninsurable or not economically insurable, in whole or part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any collateral, the insurance proceeds may not be sufficient to satisfy all of our obligations, including the notes and the guarantees.

The pledge of the securities of our subsidiaries that secures the notes, subject to certain exceptions, will automatically be released to the extent and for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary. As result of any such release, the notes could be secured by less collateral than our other first lien obligations, including the Credit Facility.

The notes are secured by a pledge of the stock, other equity interests and other securities of certain of our subsidiaries held by the issuers or the guarantors. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value, whichever is greatest, of the stock, equity interests or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Any stock, equity interests and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such stock, equity interests or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act or another similar rule. As a result, holders of the notes could lose a portion or all of their security interest in the stock, equity interests or other securities of those subsidiaries during that period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its stock, equity interests or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the stock, equity interests or other securities of such subsidiary. In addition, the lenders under the Credit Facility are not subject to such limitation and may have substantially more valuable security interest and different interests as a result thereof. See “Description of Notes—Limitation on Collateral Consisting of Subsidiary Securities.”

Bankruptcy laws may limit the ability of holders of the notes to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the issuer or any of the guarantors before the collateral agent repossessed and disposed of the collateral. For example, under the Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, or from taking other actions to levy against a debtor, without bankruptcy court approval after notice and a hearing.

Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” is undefined in the Bankruptcy Code and may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the secured creditor’s interest in the collateral from diminishing in value during the pendency of the bankruptcy case and may include periodic payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court could conclude that the secured creditor’s interest in its collateral is “adequately protected” against any diminution in value during the bankruptcy case without the need for providing any additional adequate protection. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (i) how long payments under the notes could be delayed, or, if made at all, following commencement of a bankruptcy case, (ii) whether or when the collateral agent could repossess or dispose of the collateral or (iii) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture governing the notes, the holders of the notes will be entitled to require us to repurchase the outstanding notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase. Failure to make this repurchase would result in a default under the indenture. Also, our Credit Facility may effectively prevent the purchase of the notes by us if a change of control occurs and these lenders do not consent to our purchase of the notes, unless all amounts outstanding under the Credit Facility are repaid in full. Our failure to purchase or give a notice of purchase of the notes would be a default under the indenture, which would in turn be a default under the Credit Facility. In addition, a change of control may constitute an event of default under the Credit Facility. A default under the Credit Facility would result in a default under the indenture if the lenders accelerate the debt under the Credit Facility. The Existing Notes Indentures contain, and any future credit agreements or other agreements to which we become a party may contain, similar restrictions and provisions. The exercise by holders of the notes of their right to require us to repurchase the notes could cause a default under our other debt agreements due to the financial effect of these repurchases on us, even if the change of control itself does not cause a default under the indenture.

In the event of a change of control, we may not have sufficient funds to repurchase the notes and to satisfy our other obligations under the notes and any other indebtedness. The source of funds for any purchase of notes would be available cash or cash generated from other sources, which may not be available. Upon the occurrence of a change of control, we could seek to refinance our indebtedness or obtain a waiver from our lenders, but it is possible that we may not be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. On the other hand, the provisions in the indenture that will govern the notes regarding a change of control could increase the difficulty of a potential acquirer obtaining control of us. See “Description of the Notes—Change of Control.”

The change of control provisions in the indenture that will govern the notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Some of these transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change in the magnitude required under the definition of “Change of Control” in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. Therefore, if an event occurs that does not constitute a change of control as defined under the indenture that will govern the notes, we will not be required to make an offer to repurchase the notes and you may be required to hold your notes despite the event. See “Description of the Notes—Change of Control.”

Subsidiary guarantors will be automatically released from their obligations under the Credit Facility in a variety of circumstances, which may cause those subsidiary guarantors to be released from their guarantees of the notes.

While any obligations under the Credit Facility remain outstanding, any subsidiary guarantor of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture that will govern the notes, if any subsidiary guarantor is no longer a guarantor of obligations under the Credit Facility and such subsidiary has no outstanding debt, subject to certain exceptions. See “Description of the Notes.” Upon the closing of any asset sale permitted under the Credit Facility consisting of the sale of all of the equity interests of any subsidiary guarantor, the obligations of such subsidiary guarantor under the Credit Facility will be automatically discharged and released. In addition, if any shares of a subsidiary guarantor are subject to certain permitted interest transfers under the Credit Facility, including transfers of such shares in connection with permitted joint ventures or permitted syndication transactions under the Credit Facility, the obligations of such subsidiary guarantor under the Credit Facility will be automatically discharged and released. The lenders under our Credit Facility will have the discretion to release the guarantees under our Credit Facility in a variety of other circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state statutes allow courts, under specific circumstances, to void the notes, guarantees or security interests and require noteholders to return payments received from us or the guarantors.

Under the terms of the indenture that will govern the notes, the notes will be guaranteed by Holdings and certain of our subsidiaries at the time of issuance and secured by a lien on our or their assets in favor of the collateral agent. If we, Holdings or one of the subsidiaries that is a guarantor of the notes becomes the subject of a bankruptcy case or a lawsuit filed by unpaid creditors of us or any such guarantor, the guarantees entered into by these guarantors or the grant of the security interests may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee and/or a security interest could be voided, or claims in respect of a guarantee and/or a security interest could be subordinated to other obligations of a guarantor if, among other things, the guarantor, at the time it incurred the guarantee or granted the security interest:

•	received less than reasonably equivalent value or fair consideration for entering into the guarantee or granting the security interest; and

•	either:

•	was insolvent or rendered insolvent by reason of entering into the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they become due.

In such event, any payment by a guarantor pursuant to its guarantee or claim on the collateral securing such guarantee or the notes could be voided and required to be returned to the guarantor, or to a fund for the benefit of the guarantor’s creditors under those circumstances.

If a guarantee and/or a security interest of a guarantor were voided as a fraudulent conveyance or held unenforceable for any other reason, in all likelihood holders of the notes would be creditors solely of CHS/Community Health Systems, Inc. and those guarantors whose guarantees had not been voided and would not get the benefit of a security interest in respect of the security interests that had been voided. The notes then would in effect be structurally subordinated to all liabilities of any guarantor whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.

We cannot assure you as to what standard a court would use to determine whether or not a guarantor would be solvent at the relevant time, or regardless of the standard used, that the guarantees would not be subordinated to any guarantor’s other debt.

If a court held that the guarantees should be invalidated as fraudulent conveyances, the court could void, or hold unenforceable, the guarantees, which could mean that you may not receive any payments under the guarantees and the court may direct you to return any amounts that you have already received from any guarantor. Furthermore, the holders of the notes would cease to have any direct claim against the applicable guarantor. Consequently, the applicable guarantor’s assets would be applied first to satisfy the applicable guarantor’s other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the invalidation of a guarantee could result in acceleration of such debt (if not otherwise accelerated due to our or our guarantors’ insolvency or other proceeding).

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found a savings clause provision in that case to be ineffective and held the guarantees at issue in that case to be fraudulent transfers and voided them in their entirety.

Any future pledge of collateral or guarantee in favor of holders of the notes might be voidable in a bankruptcy case.

Any future pledge of collateral or guarantee in favor of holders of the notes might be voidable in a bankruptcy case of the relevant pledgor or guarantor if certain events or circumstances exist or occur, including under the Bankruptcy Code if the pledgor or guarantor is insolvent at the time of the pledge or guarantee; the pledge or guarantee enables the holders of the notes to receive more than they would if the pledge or guarantee had not been made and the debtor were liquidated under Chapter 7 of the Bankruptcy Code; and a bankruptcy case in respect of the pledgor or guarantor is commenced within 90 days following the pledge or guarantee (or within one year following the pledge or guarantee if the creditor that benefited therefrom is an insider under the Bankruptcy Code). Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture that will govern the notes and the Intercreditor Agreement, even if sufficient funds are available.

There is no assurance that any active trading market will develop for the notes.

The notes are being issued to, and will be owned by, a relatively small number of beneficial owners. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will also depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or that the price that you receive when you sell will be favorable.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the agreements relating to our indebtedness.

We are significantly leveraged. The following table below shows our level of indebtedness and other information as of June 30, 2012. As of June 30, 2012, a $750 million revolving credit facility was available to us for working capital and general corporate purposes under the Credit Facility, with $37.7 million of the revolving credit facility being set aside for outstanding letters of credit and $5.0 million was outstanding at June 30, 2012. On November 5, 2010, we entered into an amendment and restatement of our then existing Credit Facility, which extended by two and a half years, until January 25, 2017 (subject to customary acceleration events) or, if more than $50 million of our 2015 Notes are outstanding on April 15, 2015, to April 15, 2015, the maturity date of $1.5 billion of the existing term loans under the Credit Facility. In addition, effective February 2, 2012, we completed an additional amendment and restatement of the Credit Facility, which extended by two and a half years the maturity date of an additional $1.6 billion of our then non-extended term loans under the Credit Facility, until January 25, 2017 (subject to customary acceleration events) or, if more than $50 million of our 2015 Notes are outstanding on April 15, 2015, to April 15, 2015. The remaining approximately $2.9 billion of term loans mature in 2014. Effective March 6, 2012, we obtained a new $750 million senior secured revolving credit facility and a new $750 million incremental term loan A facility. The senior secured revolving credit facility replaced in full the existing revolving credit facility under the Credit Facility. The net proceeds of the incremental term loan A facility were used to repay the same amount of existing term loans under the Credit Facility.

On November 22, 2011, we completed our offering of $1.0 billion aggregate principal amount of 2019 Notes. The net proceeds from this issuance, together with available cash on hand, were used to finance the purchase of $1.0 billion aggregate principal amount of outstanding 2015 Notes and to pay related fees and expenses. On March 21, 2012, we completed our offering of $1.0 billion aggregate principal amount of additional 2019 Notes. The net proceeds from this issuance, together with available cash on hand, were used to finance the purchase of approximately $850 million aggregate principal amount of outstanding 2015 Notes, to pay related fees and expenses and for general corporate purposes. On July 18, 2012, we completed our offering of $1.2 billion aggregate principal amount of 2020 Notes. A portion of the net proceeds from this issuance were used to purchase approximately $639.7 million principal amount (out of the then approximately $934.3 million total aggregate principal amount outstanding) of 2015 Notes that were validly tendered and not validly withdrawn in the Tender Offer commenced on July 3, 2012, to pay for consents delivered in connection therewith and to pay related fees and expenses. We intend to use the remaining proceeds to redeem on August 17, 2012 all remaining 2015 Notes not tendered in the Tender Offer and for general corporate purposes. The 2019 Notes, any remaining 2015 Notes after the Tender Offer, and the 2020 Notes are our unsecured senior obligations and are guaranteed on a senior basis by us and by certain of our domestic subsidiaries. On July 18, 2012 we issued an irrevocable notice of redemption for all of the 2015 Notes that remained outstanding on such date. We expect the redemption thereof to be completed on August 17, 2012.

With the exception of some small principal payments of our term loans under our Credit Facility, representing less than 1% of the outstanding balance each year through 2013, approximately $2.2 billion of term loans and our $300 million receivables facility mature in 2014, $3.0 billion of term loans mature in 2017 and our 2019 Notes are due in 2019. The remaining $750 million of term loans under the incremental term loan A facility mature in 2016 and require quarterly amortization payments of 1 2/3% per quarter ending in 2012 that occurs after the incurrence of such incremental term loan, 2.5% per quarter during 2013 and 2014, 3.75% per quarter during 2015 and 15% per quarter during 2016 through the maturity date, in each case, subject to customary adjustments for prepayments, with the balance payable in full on the maturity date.

	June 30, 2012
	Actual		As Adjusted(a)
	(Dollars in thousands)
Credit Facility:
Term Loan A	$750,000		$750,000	(b)
Term Loan B	5,219,062		3,969,062
Revolving credit loans	5,000		5,000
Notes offered hereby	—		1,250,000
Receivables Facility	300,000		300,000
Capital lease obligations and other	96,114		96,114

Total secured debt	$6,370,176		$6,370,176
2015 Notes	931,235	(c)	—
2019 Notes	2,023,955	(d)	2,023,955	(d)
2020 Notes	—		1,200,000

Total debt	$9,325,366		$9,594,131

Total Community Health Systems, Inc. stockholders’ equity	$2,596,082		$2,546,819

(a)	As described under “Capitalization.”
(b)	We made an amortization payment of approximately $12.5 million on July 2, 2012. As of the date of this prospectus supplement, there is approximately $737.5 million of outstanding Term Loan A.
(c)	Net of unamortized discount of $3.1 million.
(d)	Carrying amount includes unamortized premium of $24.0 million.

As of June 30, 2012, our approximately $3.8 billion notional amount of interest rate swap agreements represented approximately 60% of our variable rate debt. On a prospective basis, a 1% change in interest rates on the remaining unhedged variable rate debt existing as of June 30, 2012, would result in interest expense fluctuating approximately $25 million per year.

The counterparty to the interest rate swap agreements exposes us to credit risk in the event of non-performance. However, at June 30, 2012, we do not anticipate non-performance by the counterparty due to the net settlement feature of the agreements and our liability position with respect to each of our counterparties.

Our leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures, and future business opportunities;

•	the debt service requirements of our indebtedness could make it more difficult for us to satisfy our financial obligations;

•	some of our borrowings, including borrowings under our Credit Facility, accrue interest at variable rates, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Despite the fact that we plan to continue to manage the maturities of our indebtedness and pursue opportunistic refinancing transactions from time to time, any financing that we pursue may not be completed on terms satisfactory to us, if at all. In addition, our interest expense may increase if we extend the maturity of our indebtedness.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We may incur substantial additional indebtedness in the future. The terms of the indenture that will govern the notes and the Existing Notes Indentures do not fully prohibit us from doing so. For example, under such indentures, we may incur up to approximately $7.8 billion pursuant to a credit facility or a qualified receivables transaction, less certain amounts repaid with the proceeds of asset dispositions and the principal amount of the notes offered hereby. Of this $7.8 billion, we had borrowed approximately $6.0 billion under our Credit Facility, had an unused revolving commitment for up to approximately $750 million under our Credit Facility and had $300.0 million of borrowings outstanding under the Receivables Facility, each as of June 30, 2012 and the notes offered hereby will be incurred pursuant to this provision. As of August 1, 2012, there were no amounts outstanding under our revolving credit facility. The principal amount outstanding under our revolving credit facility can fluctuate significantly over the course of each month and may be different, sometimes materially, from the amounts shown above or as of the end of any accounting period. Additionally, our Credit Facility also gives us the ability to provide for one or more additional tranches of term loans in the aggregate principal amount of up to $1.0 billion without the consent of the existing lenders if specified criteria are satisfied. If new debt is added to our current debt levels, the related risks that we now face could be further exacerbated.

The notes may be issued with original issue discount for United States federal income tax purposes.

If the stated principal amount of the notes exceeds their issue price by an amount greater than or equal to a statutorily defined de minimis amount, then the notes will be considered to be issued with OID for United States federal income tax purposes. If the notes are issued with OID, then, in addition to the stated interest on a note, a United States Holder (as defined below in “Material United States Federal Income Tax Considerations”) would be required for United States federal income tax purposes to include such OID in gross income (as ordinary income) as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable and regardless of the holder’s method of accounting. See “Material United States Federal Income Tax Considerations.”

If the notes are issued with original issue discount and a bankruptcy petition were filed by or against the Issuer, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If the notes are issued with OID and a bankruptcy petition were filed by or against the Issuer under the United States Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of any OID that does not constitute “unmatured interest” for purposes of the United States Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute “unmatured interest” for purposes of the United States Bankruptcy Code. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Risks Related to Our Business

If competition decreases our ability to acquire additional hospitals on favorable terms, we may be unable to execute our acquisition strategy.

An important part of our business strategy is to acquire two to four hospitals each year. However, not-for-profit hospital systems and other for-profit hospital companies generally attempt to acquire the same type of hospitals as we do. Some of these other purchasers have greater financial resources than we do. Our principal competitors for acquisitions have included Health Management Associates, Inc. and LifePoint Hospitals, Inc. On some occasions, we also compete with HCA Inc., Universal Health Services, Inc. and local market hospitals. In addition, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable. Therefore, we may not be able to acquire additional hospitals on terms favorable to us.

If we fail to improve the operations of acquired hospitals, we may be unable to achieve our growth strategy.

Many of the hospitals we have acquired had, or future acquisitions may have, significantly lower operating margins than we do and/or operating losses prior to the time we acquired or will acquire them. In the past, we have occasionally experienced temporary delays in improving the operating margins or effectively integrating the operations of these acquired hospitals. In the future, if we are unable to improve the operating margins of acquired hospitals, operate them profitably, or effectively integrate their operations, we may be unable to achieve our growth strategy.

If we acquire hospitals with unknown or contingent liabilities, we could become liable for material obligations.

Hospitals that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although we generally seek indemnification from prospective sellers covering these matters, we may nevertheless have material liabilities for past activities of acquired hospitals.

State efforts to regulate the construction, acquisition or expansion of hospitals could prevent us from acquiring additional hospitals, renovating our facilities or expanding the breadth of services we offer.

Some states require prior approval for the construction or acquisition of healthcare facilities and for the expansion of healthcare facilities and services. In giving approval, these states consider the need for additional or expanded healthcare facilities or services. In some states in which we operate, we are required to obtain certificates of need (“CONs”) for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and some other matters. Other states may adopt similar legislation. We may not be able to obtain the required CONs or other prior approvals for additional or expanded facilities in the future. In addition, at the time we acquire a hospital, we may agree to replace or expand the facility we are acquiring. If we are not able to obtain the required prior approvals, we would not be able to replace or expand the facility and expand the breadth of services we offer. Furthermore, if a CON or other prior approval upon which we relied to invest in construction of a replacement or expanded facility, were to be revoked or lost through an appeal process, then we may not be able to recover the value of our investment.

State efforts to regulate the sale of hospitals operated by not-for-profit entities could prevent us from acquiring additional hospitals and executing our business strategy.

Many states, including some where we have hospitals and others where we may in the future acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect the use of charitable assets. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. These review and, in some instances, approval processes can add additional time to the closing of a hospital acquisition. And future actions on the state level could seriously delay or even prevent our ability to acquire hospitals.

If there are delays in regulatory updates by governmental entities to federal and state healthcare programs, we may experience increased volatility in our operating results as such delays may result in a timing difference between when such program revenues are earned and when they become known or estimable for purposes of accounting recognition.

We derive a significant amount of our net operating revenues from governmental health care programs, primarily from the Medicare and Medicaid programs. The reimbursements due to us from those programs are subject to legislative and regulatory changes that can have a significant impact on our operating results. When delays occur in the passage of regulations or legislation, there is the potential for material increases or decreases in operating revenues to be recognized in periods subsequent to when such related services were performed, resulting in the potential for a material effect on our consolidated financial position and consolidated results of operations.

If we are unable to effectively compete for patients, local residents could use other hospitals.

The hospital industry is highly competitive. In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. The majority of our hospitals are located in non-urban service areas. We estimate that we are the sole acute care service provider in approximately 60% of the markets we serve. In most of our other markets, the primary competitor is a not-for-profit hospital. These not-for-profit hospitals generally differ in each jurisdiction. However, our hospitals face competition from hospitals outside of their primary service area, including hospitals in urban areas that provide more complex services. Patients in our primary service areas may travel to these other hospitals for a variety of reasons. These reasons include physician referrals or the need for services we do not offer. Patients who seek services from these other hospitals may subsequently shift their preferences to those hospitals for the services we provide.

Some of our hospitals operate in primary service areas where they compete with one other hospital; 25 of our hospitals compete with more than one other hospital in their respective primary service areas. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals. In addition, some competing hospitals are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals do not pay income or property taxes, and can make capital expenditures without paying sales tax. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology and diagnostic centers.

We expect that these competitive trends will continue. Our inability to compete effectively with other hospitals and other healthcare providers could cause local residents to use other hospitals.

The failure to obtain our medical supplies at favorable prices could cause our operating results to decline.

We have a five-year participation agreement with HealthTrust Purchasing Group, L.P. (“HealthTrust”), a group purchasing organization (“GPO”). This agreement extends to January 2013, with automatic renewal terms of one year, unless either party terminates by giving notice of non-renewal. GPOs attempt to obtain favorable pricing on medical supplies with manufacturers and vendors who sometimes negotiate exclusive supply arrangements in exchange for the discounts they give. To the extent these exclusive supply arrangements are challenged or deemed unenforceable, we could incur higher costs for our medical supplies obtained through HealthTrust. These higher costs could cause our operating results to decline.

There can be no assurance that our arrangement with HealthTrust will provide the discounts we expect to achieve.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

At June 30, 2012, we had approximately $4.4 billion of goodwill recorded on our books. We expect to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired. If the carrying value of our goodwill is impaired, we may incur a material non-cash charge to earnings.

A significant decline in operating results or other indicators of impairment at one or more of our facilities could result in a material, non-cash charge to earnings to impair the value of long-lived assets.

Our operations are capital intensive and require significant investment in long-lived assets, such as property, equipment and other long-lived intangible assets, including capitalized internal-use software. If one of our facilities experiences declining operating results or is adversely impacted by one or more of these risk factors, we may not be able to recover the carrying value of those assets through our future operating cash flows. On an ongoing basis, we evaluate whether changes in future undiscounted cash flows reflect an impairment in the fair value of our long-lived assets. If the carrying value of those assets is impaired, we may incur a material non-cash charge to earnings.

Risks Related to Our Industry

We are subject to uncertainties regarding healthcare reform.

In recent years, Congress and some state legislatures have introduced an increasing number of proposals to make major changes in the healthcare system, including an increased emphasis on the linkage between quality of care criteria and payment levels such as the submission of patient quality data to the Secretary of Health and Human Services. In addition, CMS conducts ongoing reviews of certain state reimbursement programs.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law on February 17, 2009, providing for a temporary increase in the federal matching assistance percentage (“FMAP”), a temporary increase in federal Medicaid DSH allotments, subsidization of health insurance premiums (“COBRA”) for up to nine months, and grants and loans for infrastructure and incentive payments for providers who adopt and use health information technology. This act also provides penalties by reducing reimbursement from Medicare in the form of reductions to scheduled market basket increases beginning in federal fiscal year 2015 if eligible hospitals and professionals fail to demonstrate meaningful use of electronic health record technology.

The PPACA was signed into law on March 23, 2010. In addition, the Reconciliation Act, which contains a number of amendments to the PPACA, was signed into law on March 30, 2010. These healthcare acts include a mandate that requires substantially all U.S. citizens to maintain medical insurance coverage, which will ultimately increase the number of persons with access to health insurance in the United States. The Reform Legislation should result in a reduction in uninsured patients, which should reduce our expense from uncollectible accounts receivable; however, this legislation makes a number of other changes to Medicare and Medicaid, such as reductions to the Medicare annual market basket update for federal fiscal years 2010 through 2019, a productivity offset to the Medicare market basket update which began October 1, 2011, and a reduction to the Medicare and Medicaid disproportionate share payments, that could adversely impact the reimbursement received under these programs. The various provisions in the Reform Legislation that directly or indirectly affect reimbursement are scheduled to take effect over a number of years, and we cannot predict their impact at this time. Other provisions of the Reform Legislation, such as requirements related to employee health insurance coverage, should increase our operating costs.

Also included in the Reform Legislation are provisions aimed at reducing fraud, waste and abuse in the healthcare industry. These provisions allocate significant additional resources to federal enforcement agencies and expand the use of private contractors to recover potentially inappropriate Medicare and Medicaid payments. The Reform Legislation amends several existing federal laws, including the Medicare Anti-Kickback Statute and the False Claims Act, making it easier for government agencies and private plaintiffs to prevail in lawsuits brought against healthcare providers. These amendments also make it easier for potentially severe fines and penalties to be imposed on healthcare providers accused of violating applicable laws and regulations.

In a number of markets, we have partnered with local physicians in the ownership of our facilities. Such investments have been permitted under an exception to the physician self-referral law (the “Stark Law”) that allows physicians to invest in an entire hospital (as opposed to individual hospital departments). The Reform Legislation changes the “whole hospital” exception to the Stark Law. The Reform Legislation permits existing physician investments in a whole hospital to continue under a “grandfather” clause if the arrangement satisfies certain requirements and restrictions, but physicians became prohibited, from the time the Reform Legislation became effective, from increasing the aggregate percentage of their ownership in the hospital.

The Reform Legislation also restricts the ability of existing physician-owned hospitals to expand the capacity of their facilities. Physician investments in hospitals that are under development are protected by the grandfather clause only if the physician investments have been made and the hospital had a Medicare provider agreement as of a specific date.

The impact of the Reform Legislation on each of our hospitals will vary depending on payor mix and a variety of other factors. On June 28, 2012, the Supreme Court of the United States largely upheld the constitutionality of the Reform Legislation, though it overturned an aspect of the legislation that would have permitted the Federal government to withhold all Medicaid funding from a state if that state did not expand Medicaid coverage to the extent required by the Reform Legislation. The Supreme Court’s ruling instead said that only new incremental funding could be withheld from a state in such a situation. As a result, states will face less severe financial consequences if they refuse to expand Medicaid coverage to individuals with incomes below certain thresholds. Since the Supreme Court’s ruling, some have suggested that, for budgetary and other reasons, they would not expand their Medicaid programs. If states refuse to expand their Medicaid programs, the number of uninsured patients at our hospitals will decline by a smaller margin as compared to our expectations when the Reform Legislation was first adopted. In addition, we anticipate that many of the provisions in the Reform Legislation will be subject to efforts to amend or repeal it, further clarification and modification through the rule-making process, the development of agency guidance and future judicial interpretations, individual state decisions to expand or not to expand Medicaid coverage and budgetary issues at the federal and state levels. We cannot predict the impact the Reform Legislation may have on our business, results of operations, cash flow, capital resources and liquidity, or the ultimate outcome of any clarifications or modifications to the Reform Legislation. Furthermore, we cannot predict whether we will be able to modify certain aspects of our operations to offset any potential adverse consequences from the Reform Legislation.

If federal or state healthcare programs or managed care companies reduce the payments we receive as reimbursement for services we provide, our net operating revenues may decline.

In 2011, 36.5% of our net operating revenues came from the Medicare and Medicaid programs. Federal healthcare expenditures continue to increase and state governments continue to face budgetary shortfalls as a result of the current economic downturn and accelerating Medicaid enrollment. As a result, federal and state governments have made, and continue to make, significant changes in the Medicare and Medicaid programs. Some of these changes have decreased, or could decrease, the amount of money we receive for our services relating to these programs.

In addition, insurance and managed care companies and other third parties from whom we receive payment for our services increasingly are attempting to control healthcare costs by requiring that hospitals discount payments for their services in exchange for exclusive or preferred participation in their benefit plans. We believe that this trend may continue and our inability to negotiate increased reimbursement rates or maintain existing rates may reduce the payments we receive for our services.

If we fail to comply with extensive laws and government regulations, including fraud and abuse laws, we could suffer penalties or be required to make significant changes to our operations.

The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, environmental protection and privacy. These laws include, in part, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and a section of the Social Security Act, known as the “anti-kickback” statute. If we fail to comply with applicable laws and regulations, including fraud and abuse laws, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

In addition, there are heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the hospital segment. Recent enforcement actions have focused on financial arrangements between hospitals and physicians, billing for services without adequately documenting the medical necessity for such services, and billing for services outside the coverage guidelines for such services. Specific to our hospitals, we have received inquiries and subpoenas from various governmental agencies regarding these and other matters, and we are also subject to various claims and lawsuits relating to such matters.

For a further discussion of these matters, see “—Certain Legal Matters” below.

In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

A shortage of qualified nurses could limit our ability to grow and deliver hospital healthcare services in a cost-effective manner.

Hospitals are currently experiencing a shortage of nursing professionals, a trend which we expect to continue for some time. If the supply of qualified nurses declines in the markets in which our hospitals operate, it may result in increased labor expenses and lower operating margins at those hospitals. In addition, in some markets like California, there are requirements to maintain specified nurse-staffing levels. To the extent we cannot meet those levels, the healthcare services that we provide in these markets may be reduced.

If we become subject to significant legal actions, we could be subject to substantial uninsured liabilities or increased insurance costs.

In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability, or related legal theories. Even in states that have imposed caps on damages, litigants are seeking recoveries under new theories of liability that might not be subject to the caps on damages. Many of these actions involve large claims and significant defense costs. To protect us from the cost of these claims, we maintain claims made professional malpractice liability insurance and general liability insurance coverage in excess of those amounts for which we are self-insured. This insurance coverage is in amounts that we believe to be sufficient for our operations. However, our insurance coverage does not cover all claims against us or may not continue to be available at a reasonable cost for us to maintain adequate levels of insurance. As a percentage of net operating revenues, our expense related to malpractice and other professional liability claims, including the cost of excess insurance, increased in 2009 by 0.3%, decreased in 2010 by 0.3%, decreased in 2011 by 0.2% and decreased by 0.4% in the six months ended June 30, 2012 from the comparable prior-year period. If these costs rise rapidly, our profitability could decline. For a further discussion of our insurance coverage, see our discussion of professional liability claims in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our Current Report on Form 8-K filed with the SEC on May 24, 2012 and in Item 2 of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on July 27, 2012, each of which is incorporated by reference in this prospectus supplement.

We are the subject of a number of legal proceedings and government investigations that, if resolved unfavorably, could have a material adverse effect on our financial condition and results of operations.

We are party to various ongoing legal proceedings and government investigations. For a further discussion of certain of these matters, see “—Certain Legal Matters” below. Some of these legal proceedings and government investigations are at an early stage and we cannot predict how they will be resolved. Furthermore, there may be additional proceedings under seal that are not known to us. Should an unfavorable outcome occur in any of our current legal proceedings, or if successful claims or other actions are brought against us in the future, there could be a material adverse effect on our financial condition and results of operations.

If we experience growth in self-pay volume and revenues, our financial condition or results of operations could be adversely affected.

Like others in the hospital industry, we have experienced an increase in our provision for bad debts as a percentage of net operating revenues due to a growth in self-pay volume and revenues. Although we continue to seek ways of improving point of service collection efforts and implementing appropriate payment plans with our patients, if we experience growth in self-pay volume and revenues, our results of operations could be adversely affected. Further, our ability to improve collections for self-pay patients may be limited by statutory, regulatory and investigatory initiatives, including private lawsuits directed at hospital charges and collection practices for uninsured and underinsured patients.

Currently, the global economies, and in particular the United States, are experiencing a period of economic uncertainty and the related financial markets are experiencing a high degree of volatility. This current financial turmoil is adversely affecting the banking system and financial markets and resulting in a tightening in the credit markets, a low level of liquidity in many financial markets and extreme volatility in fixed income, credit, currency and equity markets. This uncertainty poses a risk as it could potentially lead to higher levels of uninsured patients, result in higher levels of patients covered by lower paying government programs and/or result in fiscal uncertainties at both government payors and private insurers.

If our implementation of electronic health record systems is not effective or exceeds our budget and timeline, our operations could be adversely affected.

ARRA created an incentive payment program for eligible hospitals and healthcare professionals to adopt and meaningfully use certified electronic health records (“EHR”) technology. The implementation of EHR that meets the meaningful use criteria requires a significant capital investment, and our current plan to implement EHR anticipates maximizing the incentive payment program created by ARRA. If our hospitals and employed professionals are unable to meet the requirements for participation in the incentive payment program, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. As additional incentive, beginning in federal fiscal year 2015, if eligible hospitals and professionals fail to demonstrate meaningful use of certified EHR technology, they will be penalized with reduced reimbursement from Medicare in the form of reductions to scheduled market basket increases. If we fail to implement HER systems effectively and in a timely manner, there could be a material adverse effect on our consolidated financial position and consolidated results of operations.

Certain Legal Matters

From time to time, we receive various inquiries or subpoenas from state regulators, fiscal intermediaries, the Centers for Medicare and Medicaid Services and the Department of Justice regarding various Medicare and Medicaid issues. In addition to the subpoenas discussed below, we are currently responding to subpoenas and administrative demands concerning: operations of a cardiovascular surgery department at our Oregon hospital, lab operations at a New Mexico hospital and certain cardiology procedures and medical records policies at a New Mexico hospital. In addition, we are subject to other claims and lawsuits arising in the ordinary course of our business. Some pending or threatened proceedings against us may involve potentially substantial amounts as well as the possibility of civil, criminal, or administrative fines, penalties, or other sanctions, which could have a material adverse effect on our business and operations. Settlements of suits involving Medicare and Medicaid issues routinely require both monetary payments as well as corporate integrity agreements. Additionally, qui tam or “whistleblower” actions initiated under the civil False Claims Act may be pending against us but placed under seal by the court to comply with the False Claims Act’s requirements for filing such suits.

On February 10, 2006, we received a letter from the Civil Division of the Department of Justice requesting documents in an investigation it was conducting involving the Company. The inquiry related to the way in which different state Medicaid programs apply to the federal government for matching or supplemental funds that are ultimately used to pay for a small portion of the services provided to Medicaid and indigent patients. These programs are referred to by different names, including “intergovernmental payments,” “upper payment limit programs,” and “Medicaid disproportionate share hospital payments.” The February 2006 letter focused on our hospitals in three states: Arkansas, New Mexico and South Carolina. On August 31, 2006, we received a follow up letter from the Department of Justice requesting additional documents relating to the programs in New Mexico and the payments to our three hospitals in that state. Through the beginning of 2009, we provided the Department of Justice with requested documents, met with its personnel on numerous occasions and otherwise cooperated in its investigation. During the course of the investigation, the Civil Division notified us that it believed that we and these three New Mexico hospitals caused the State of New Mexico to submit improper claims for federal funds, in violation of the Federal False Claims Act. At one point, the Civil Division calculated that the three hospitals received ineligible federal participation payments from August 2000 to June 2006 of approximately $27.5 million and said that if it proceeded to trial, it would seek treble damages plus an appropriate penalty for each of the violations of the Federal False Claims Act. This investigation has culminated in the federal government’s intervention in a qui tam lawsuit styled U.S. ex rel. Baker vs. Community Health Systems, Inc., pending in the United States District Court for the District of New Mexico. The federal government filed its complaint in intervention on June 30, 2009. The relator filed a second amended complaint on July 1, 2009. Both of these complaints expand the time period during which alleged improper payments were made. We filed motions to dismiss all of the federal government’s and the relator’s claims on August 28, 2009. On March 19, 2010, the court granted in part and denied in part our motion to dismiss as to the relator’s complaint. On July 7, 2010, the court denied our motion to dismiss the federal government’s complaint in intervention. On July 21, 2010, we filed our answer and pretrial discovery began. On June 2, 2011, the relator filed a Third Amended Complaint adding subsidiaries Community Health Systems Professional Services Corporation and CHS/Community Health Systems, Inc. as defendants. On June 6, 2011, the government filed its First Amended Complaint in intervention adding Community Health Systems Professional Services Corporation as a defendant. Discovery is closed. Motions for Summary Judgment were filed on March 27, 2012 and there is currently no hearing date on the motions nor has a trial date been set. On March 30, 2012, the court denied our motion to exclude Plaintiffs’ expert witness testimony, which we believe fails to follow the controlling Medicaid statute and regulations and results in an exaggeration of the damages estimate by fourfold. We will have the opportunity to challenge the methodology employed at trial. We are vigorously defending this action.

On June 12, 2008, two of our hospitals received letters from the United States Attorney’s Office for the Western District of New York requesting documents in an investigation it was conducting into billing practices with respect to kyphoplasty procedures performed during the period January 1, 2002 through June 9, 2008. On September 16, 2008, one of our hospitals in South Carolina also received an inquiry. Kyphoplasty is a surgical spine procedure that returns a compromised vertebrae (either from trauma or osteoporotic disease process) to its previous height, reducing or eliminating severe pain. We have been informed that similar investigations have been initiated at unaffiliated facilities in Alabama, South Carolina, Indiana and other states. We believe that this investigation is related to a qui tam settlement between the same United States Attorney’s office and the manufacturer and distributor of the Kyphon product, which is used in performing the kyphoplasty procedure. We are cooperating with the investigation and we are continuing to evaluate and discuss this matter with the federal government.

On April 19, 2009, we were served in Roswell, New Mexico with an answer and counterclaim in the case of Roswell Hospital Corporation d/b/a Eastern New Mexico Medical Center vs. Patrick Sisneros and Tammie McClain (sued as Jane Doe Sisneros). The case was originally filed as a collection matter. The counterclaim was filed as a putative class action and alleged theories of breach of contract, unjust enrichment, misrepresentation, prima facie tort, Fair Trade Practices Act violations and violation of the New Mexico RICO statute. On May 7, 2009, the hospital filed a notice of removal to federal court. On July 27, 2009, the case was remanded to state court for lack of a federal question. A motion to dismiss and a motion to dismiss misjoined counterclaim plaintiffs were filed on October 20, 2009. These motions were denied. Extensive discovery has been conducted. A motion for class certification for all uninsured patients was heard on March 3 through March 5, 2010 and on April 13, 2010, the state district court judge certified the case as a class action. Numerous hearings have been conducted to assess the sufficiency of the methodology used to determine class damages. On December 5, 2011, the court entered an order approving the suggested damages methodology. The court has now ordered that class notice be sent by April 30, 2012. A discovery cut-off date has been set for August 24, 2012 and a trial date has been set for November 27, 2012. We are vigorously defending this action.

On December 7, 2009, we received a document subpoena from the United States Department of Health and Human Services, Office of the Inspector General, or OIG, requesting documents related to our hospital in Laredo, Texas. The categories of documents requested included case management, resource management, admission criteria, patient medical records, coding, billing, compliance, the Joint Commission accreditation, physician documentation, payments to referral sources, transactions involving physicians, disproportionate share hospital status and audits by the hospital’s Quality Improvement organization. On January 22, 2010, we received a “request for information or assistance” from the OIG’s Office of Investigation requesting patient medical records from Laredo Medical Center in Laredo, Texas for certain Medicaid patients with an extended length of stay. Additional requests for records have also been received, including a request containing follow-up questions received on January 5, 2011. We continue to cooperate fully with this investigation.

On May 16, 2011, we received a subpoena dated May 10, 2011 from the Houston Office of the United States Department of Health and Human Services, OIG, requesting 71 patient medical records from our hospital in Shelbyville, Tennessee, and directing the return of the records to the Assistant United States Attorney handling the Laredo investigation. We are unaware of any connection between these two facilities other than they are both affiliated with us. We continue to cooperate fully with this investigation.

On September 20, 2010, we received a letter from the United States Department of Justice, Civil Division, advising us that an investigation is being conducted to determine whether certain hospitals have improperly submitted claims for payment for implantable cardioverter defibrillators, or ICD. The period of time covered by the investigation is 2003 to the present. The letter states that the Department of Justice’s data indicates that many of our hospitals have claims that need to be reviewed to determine if Medicare payment was appropriate. We understand that the Department of Justice has submitted similar requests to many other hospitals and hospital systems across the country as well as to the ICD manufacturers themselves. We continue to fully cooperate with the government in this investigation and have provided requested records and documents.

On November 15, 2010, we were served with substantially identical Civil Investigative Demands (“CIDs”) from the Office of Attorney General, State of Texas for all 18 of our affiliated Texas hospitals. The subject of the requests appears to concern emergency department procedures and billing. We have complied with these requests and are providing all documentation and reports requested. We are continuing to cooperate with the government in this investigation.

On April 8, 2011, we received a document subpoena, dated March 31, 2011, from the United States Department of Health and Human Services, OIG, in connection with an investigation of possible improper claims submitted to Medicare and Medicaid. The subpoena, issued from the OIG’s Chicago, Illinois office, requested documents from all of our hospitals and appears to concern emergency department processes and procedures, including our hospitals’ use of the Pro-MED Clinical Information System, which is a third-party software system that assists with the management of patient care and provides operational support and data collection for emergency department management and has the ability to track discharge, transfer and admission recommendations of emergency department physicians. The subpoena also requested other information about our relationships with emergency department physicians, including financial arrangements. The subpoena’s requests were very similar to those contained in the Civil Investigative Demands received by our Texas hospitals from the Office of the Attorney General of the State of Texas on November 15, 2010 (described above). This investigation is being led by the Department of Justice. We are continuing to cooperate with the government, including detailing a process for a medical necessity review by clinical reviewers and physicians of a sampling of medical records at a small number of hospitals.

On April 22, 2011, a joint motion was filed by the relator and the United States Department of Justice in the case styled United States ex rel. and Reuille vs. Community Health Systems Professional Services Corporation and Lutheran Musculoskeletal Center, LLC d/b/a Lutheran Hospital, in the United States District Court for the Northern District of Indiana, Fort Wayne Division. The lawsuit was originally filed under seal on January 7, 2009. The suit is brought under the False Claims Act and alleges that Lutheran Hospital of Indiana billed the Medicare program for (a) false 23 hour observation after outpatient surgeries and procedures, and (b) intentional assignment of inpatient status to one-day stays for cases that do not meet Medicare criteria for inpatient intensity of service or severity of illness. The relator had worked in the case management department of Lutheran Hospital of Indiana but was reassigned to another department in the fall of 2006. This facility was acquired by us as part of the July 25, 2007 merger transaction with Triad Hospitals, Inc. The complaint also includes allegations of age discrimination in Ms. Reuille’s 2006 reassignment and retaliation in connection with her resignation on October 1, 2008. We had cooperated fully with the government in its investigation of this matter, but had been unaware of the exact nature of the allegations in the complaint. On December 27, 2010, the government filed a notice that it declined to intervene in this suit. The April 22, 2011 motion contained additional information about how the government intended to proceed with an investigation regarding “allegations of improper billing for inpatient care at other hospitals associated with Community Health Systems, Inc…. asserted in other qui tam complaints in other jurisdictions.” The motion stated that the Department of Justice has “consolidated its investigations” of the Company and other related entities and that “the Civil Division of the Department of Justice, multiple United States Attorneys’ offices, and the Office of Inspector General for the Department of Health and Human Services, or HHS, are now closely coordinating their investigation of these overlapping allegations. The Attorney General of Texas has initiated an investigation; the United States intends to work cooperatively with Texas and any other States investigating these allegations.” The motion also stated that the Office of Audit Services for the Office of Investigations for HHS has been engaged to conduct a national audit of certain of our Medicare claims. The government confirmed that it considers the allegations made in the complaint styled Tenet Healthcare Corporation vs. Community Health Systems, Inc., et al. filed in the United States District Court for the Northern District of Texas, Dallas Division on April 11, 2011 to be related to the allegations in the qui tam and to what the government is now describing as a consolidated investigation. (Because qui tam suits are filed “under seal,” no one but the relator and the government knows that the suit has been filed or what allegations are being made by the relator on behalf of the government. Initially, the government has 60 days to make a determination about whether to intervene in a case and to act as the plaintiff or to decline to intervene and allow the relator to act as the plaintiff in the suit, but extensions of time are frequently granted to allow the government additional time to investigate the allegations. Even if, in the course of an investigation, the court partially unseals a complaint to allow the government and a defendant to work to a resolution of the complaint’s allegations, the defendant is prohibited from revealing to anyone even that the partial unsealing has occurred. As the investigation proceeds, we may learn of additional qui tam suits filed against us or our affiliated hospitals or related entities, or that contact letters, document requests, or medical record requests we have received in the past from various governmental agencies are generated from qui tam cases filed under seal.) The motion filed on April 22, 2011 concluded by requesting a stay of the litigation in the Reuille case for 180 days, and on April 25, 2011, the court granted the motion. Our management company subsidiary, Community Health Systems Professional Services Corporation, the defendant in the Reuille case, consented to the request for the stay. On October 19, 2011, the government filed an application to transfer the Reuille case to the Middle District of Tennessee or for an extension of the stay for an additional 180 days. We agreed that a stay for an additional, but shorter period of time, 90 days, was appropriate, but did not consent to the transfer of the case. Our response setting forth our legal arguments was filed on October 24, 2011. On November 1, 2011, the court denied the motion to transfer the matter and extended the stay until April 30, 2012. On April 26, 2012, we joined the government and the relator in a motion to extend the stay in this case for an additional 180 days. As noted in that filing, we are working with the government on a probe audit of medical records (described above with respect to the April 2011 subpoena). The stay has been extended until October 29, 2012. We are cooperating fully with the government in its investigations.

On May 13, 2011, we received a subpoena from the SEC requesting documents related to or requested in connection with the various inquiries, lawsuits and investigations regarding, generally, emergency room admissions or observation practices at our hospitals. The subpoena also requested documents relied upon by us in responding to the Tenet litigation, as well as other communications about the Tenet litigation. As with all government investigations, we are cooperating fully with the SEC.

Three purported class action shareholder federal securities cases have been filed in the United States District Court for the Middle District of Tennessee; namely, Norfolk County Retirement System v. Community Health Systems, Inc., Wayne T. Smith and W. Larry Cash, filed May 5, 2011; De Zheng v. Community Health Systems, Inc., Wayne T. Smith and W. Larry Cash, filed May 12, 2011; and Minneapolis Firefighters Relief Association v. Community Health Systems, Inc., Wayne T. Smith, W. Larry Cash and Thomas Mark Buford, filed June 2, 2011. All three seek class certification on behalf of purchasers of our common stock between July 27, 2006 and April 11, 2011 and allege that misleading statements resulted in artificially inflated prices for our common stock. On September 20, 2011, all three were assigned to the same judge as related cases. On December 28, 2011, the court consolidated all three shareholder cases for pretrial purposes, selected NYC Funds as lead plaintiffs, and selected NYC Funds’ counsel as lead plaintiffs’ counsel. The parties negotiated operative dates for these consolidated shareholder federal securities actions. An operative consolidated complaint was filed on July 13, 2012 and a responsive pleading is due September 11, 2012.

Three purported shareholder derivative actions have also been filed in the United States District Court for the Middle District of Tennessee; Plumbers and Pipefitters Local Union No. 630 Pension Annuity Trust Fund v. Wayne T. Smith, W. Larry Cash, T. Mark Buford, John A. Clerico, James S. Ely III, John A. Fry, William Norris Jennings, Julia B. North and H. Mitchell Watson, Jr., filed May 24, 2011; Roofers Local No. 149 Pension Fund v. Wayne T. Smith, W. Larry Cash, John A. Clerico, James S. Ely, III, John A. Fry, William Norris Jennings, Julia B. North and H. Mitchell Watson, Jr., filed June 21, 2011; and Lambert Sweat v. Wayne T. Smith, W. Larry

Cash, T. Mark Buford, John A. Clerico, James S. Ely, III, John A. Fry, William Norris Jennings, Julia B. North, H. Mitchell Watson, Jr. and Community Health Systems, Inc., filed October 5, 2011. These three cases allege breach of fiduciary duty arising out of allegedly improper inpatient admission practices, mismanagement, waste and unjust enrichment. On September 28, 2011, the court ordered that the Plumbers and Pipefitters Local Union No. 630 Pension Annuity Trust Fund action and the Roofers Local No. 149 Pension Fund action be consolidated for pretrial purposes, and appointed the derivative plaintiffs’ lead counsel. On November 29, 2011, the court ordered that the Lambert Sweat action be consolidated with the Plumbers and Roofers consolidated derivative actions. The Plaintiffs filed an operative amended derivative complaint in these three consolidated actions on March 15, 2012. A motion to dismiss was filed on May 14, 2012 and the Plaintiffs’ response was filed on July 13, 2012. A reply is due on August 27, 2012. We will vigorously defend these matters.

On May 2, 2012, suit was filed in the matter styled Daniel Eagle v. Community Health Systems, Inc., Chancery Court, State of Delaware. Suit was filed under Section 220 of the Delaware General Corporation Law to inspect certain of the Company’s books and records pertaining to matters concerning alleged improper admissions practices. An answer was filed on June 25, 2012 and the matter is set for a hearing on September 27, 2012. We are vigorously defending this action.

On June 2, 2011, an order was entered unsealing a relator’s qui tam complaint in the matter of U.S. ex. rel Wood M. Deming, MD, individually and on behalf of Regional Cardiology Consultants, PC v. Jackson-Madison County General Hospital, an Affiliate of West Tennessee Healthcare, Regional Hospital of Jackson, a Division of Community Health Systems Professional Services Corporation, James Moss, individually, Timothy Puthoff, individually, Joel Perchik, MD, individually, and Elie H. Korban, MD, individually. The action is pending in the Western District of Tennessee, Jackson Division. Regional Hospital of Jackson is an affiliated hospital and Mr. Puthoff is a former chief executive officer there. The Order recited that the United States had elected to intervene to a limited degree only concerning the claims against Dr. Korban for false and fraudulent billing for allegedly unnecessary stent procedures and for causing the submission of false claims by the hospitals. The United States expressly declined to intervene in all other claims against all other named defendants. On July 28, 2011, we were served by the relator. On September 7, 2011, we filed our answer. On January 26, 2012, the relator was granted unopposed leave to filed an amended complaint, which he filed on May 25, 2012. We filed an answer on June 14, 2012. We will vigorously defend this case.

On June 13, 2011, our hospital in Easton, Pennsylvania received a document subpoena from the Philadelphia office of the United States Department of Justice. The documents requested included medical records for certain urological procedures performed by a non-employed physician who is no longer on the medical staff and other records concerning the hospital’s relationship with the physician. Certain procedures performed by the physician had been previously reviewed and appropriate repayments had been made. We are cooperating fully with the government in this investigation.

On February 2, 2012, an order was entered unsealing a relator’s qui tam complaint in the matter of U.S. ex rel. Pamela Gronemeyer v. Crossroads Community Hospital. The action is pending in the United States District Court, Southern District of Illinois. Crossroads Community Hospital is an affiliated hospital. The order recited that the United States had declined to intervene in this matter. We had previously disclosed this matter in the context of our response to a subpoena concerning blood administration practices at an affiliated Illinois hospital. We were served in this case on April 18, 2012 and filed a motion to dismiss on May 31, 2012. On July 2, 2012, Plaintiff filed a response seeking permission to file a second amended complaint. We will vigorously defend this case.

On February 4, 2010, suit was filed in the matter styled Managed Care Solutions, Inc. v. Community Health Systems, Inc., United States District Court for the Southern District of Florida. Plaintiff contracted with two affiliated hospitals to provide services collecting receivables from third-party payors. Plaintiff seeks to extend the contract to additional facilities at which it never provided any services and is claiming $435 million in damages. A motion for summary judgment was filed on February 17, 2012. On June 4, 2012, the District Court affirmed the recommendation of the Magistrate Judge limiting the Plaintiff’s claims to only two hospitals. The Court also bifurcated the case with liability set to be tried on September 24, 2012.

On January 30, 2012, an order was entered unsealing a relator’s qui tam complaint in the matter of U.S. ex rel. Wilson v. Crestwood Healthcare LP d/b/a Crestwood Medical Center, et al., United States District Court for the Northern District of Alabama and originally filed on September 16, 2011. Co-defendant Dr. Pamela Hudson is the chief executive officer there. The matter concerns lease arrangements with the other named physician co-defendants. The government declined to intervene in this case. The hospital was served on February 21, 2012, and a motion to dismiss was filed on April 30, 2012. The motion to dismiss was granted with prejudice on May 18, 2012.

On February 23, 2012, our hospital in Hattiesburg, Mississippi received a document subpoena from the United States Department of Health and Human Services, OIG relating to its relationship with Allegiance Health Management, Inc., or Allegiance, a company that provides intensive outpatient psychiatric, or IOP, services to its patients. The subpoena seeks information concerning the hospital’s financial relationship with Allegiance, medical records of patients receiving IOP services, and other documents relating to Allegiance such as agreements, policies and procedures, audits, complaints, budgets, financial analyses and identities of those delivering services. This is our only hospital that received services from this vendor. We are cooperating fully with this investigation.

On February 29, 2012, Gregg Becker, a former chief financial officer at Rockwood Clinic in Spokane, Washington, sued “Community Health Systems, Inc. d/b/a Community Health Systems Professional Services Corporation d/b/a Community Health Systems d/b/a Community Health Systems PSC, Inc. d/b/a Rockwood Clinic P.S. and Rockwood Clinic, PS” in Superior Court, Spokane, Washington. On March 9, 2012, the case was removed to federal court in Spokane. Becker claims he was wrongfully terminated for allegedly refusing to certify a budget for Rockwood Clinic in 2012. On February 29, 2012, he also filed an administrative complaint with the Department of Labor, Occupational Safety and Health Administration alleging that he is a whistleblower under Sarbanes-Oxley and a response was filed on May 21, 2012. On April 5, 2012, motions to dismiss on the merits and jurisdictional grounds were filed in the civil case and a hearing was held on July 27, 2012. We are vigorously defending this action.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown on a consolidated basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of debt discount, amortization of deferred financing costs and an interest factor attributable to operating leases.

	Fiscal Years Ended December 31,					Six Months Ended June 30, 2012
	2007	2008	2009	2010	2011
Earnings
Income from continuing operations before provision for income taxes	$111,858	$366,287	$447,662	$518,894	$473,547	$297,223
Income from equity investees	(25,136)	(42,073)	(36,531)	(45,443)	(49,491)	(25,194)
Distributed income from equity investees	19,902	32,897	33,705	33,882	39,995	16,198
Interest and amortization of deferred finance costs	356,488	643,397	643,608	647,593	644,410	303,782
Amortization of capitalized interest	881	1,468	2,021	2,421	2,882	3,396
Implicit rental interest expense	36,696	55,440	59,384	62,116	63,695	33,422

Total Earnings	$500,689	$1,057,416	$1,149,849	$1,219,463	$1,175,038	628,827
Fixed Charges
Interest and amortization of deferred finance costs	$356,488	$643,397	$643,608	$647,593	$644,410	$303,782
Capitalized interest	19,009	22,087	16,649	11,316	20,998	14,924
Implicit rental interest expense	36,696	55,440	59,384	62,116	63,695	33,422

Total Fixed Charges	$412,193	$720,924	$719,641	$721,025	$729,103	352,128
Ratio of earnings to fixed charges	1.21x	1.47x	1.60x	1.69x	1.61x	1.79x

USE OF PROCEEDS

We intend to use the net proceeds from this offering to prepay a portion of our Non-Extended Term Loans and to pay fees and expenses related to this offering. The underwriters or their affiliates that hold Non-Extended Term Loans will receive a portion of the net proceeds from this offering as a result of the prepayment of the Non-Extended Term Loans held by such underwriters or their affiliates.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2012:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the issuance of the notes offered hereby, (ii) the issuance of the 2020 Notes, (iii) the purchase of 2015 Notes tendered and accepted for purchase in connection with the Tender Offer, (iv) the redemption of all remaining 2015 Notes not tendered and accepted for purchase in connection with the Tender Offer, (v) the payment of $9.5 million in amendment fees in connection with the Credit Agreement Amendment, and (vi) the use of the net proceeds from this offering and available cash to prepay $1.25 billion of our Non-Extended Term Loans and to pay fees and expenses related to this offering.

	As of June 30, 2012
	Actual		As Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$115,109		$309,844	(e)(f)

Debt:
Credit Facility:
Term Loan A	750,000		750,000	(a)
Term Loan B	5,219,062		3,969,062
Revolving credit loans(b)	5,000		5,000
Notes offered hereby	—		1,250,000
Receivables Facility	300,000		300,000
Capital lease obligations and other	96,114		96,114

Total secured debt	$6,370,176		$6,370,176
2015 Notes	931,235	(c)	—
2019 Notes(d)	2,023,955		2,023,955
2020 Notes	—		1,200,000

Total debt	$9,325,366		$9,594,131
Total Community Health Systems, Inc. stockholders’ equity	2,596,082		2,546,819
Noncontrolling interests in equity of consolidated subsidiaries	64,692		64,692

Total equity	$2,660,774		$2,611,511

Total capitalization	$11,986,140		$12,205,642

(a)	We made an amortization payment of approximately $12.5 million on July 2, 2012. As of the date of this prospectus supplement, there is approximately $737.5 million outstanding under Term Loan A.
(b)	As of August 1, 2012, there were no amounts outstanding under our revolving credit facility. The principal amount outstanding under our revolving credit facility can fluctuate significantly over the course of each month and may be different, sometimes materially, from the amounts shown above or as of the end of any accounting period.
(c)	Net of unamortized discount of $3.1 million.
(d)	Carrying amount includes unamortized premium of $24.0 million.
(e)	On August 3, 2012, we entered into an amendment of the Credit Agreement providing for increased flexibility for refinancing and repayment of the Non-Extended Term Loans and amending other terms of the Credit Agreement. Approximately $9.5 million of fees were paid for this amendment.
(f)	On July 1, 2012, we paid approximately $47.6 million, borrowed under our revolving credit facility, to acquire Memorial Health Systems in York, Pennsylvania. Such amounts were subsequently repaid.

DESCRIPTION OF CERTAIN INDEBTEDNESS

In connection with the consummation of the acquisition of Triad in July 2007, the Issuer obtained senior secured financing under a new credit facility, or the “Credit Facility,” which consisted of an approximately $6.1 billion funded term loan facility, a $400 million delayed draw term loan facility and a $750 million revolving credit facility, with a syndicate of financial institutions led by Credit Suisse, as administrative agent and collateral agent, and issued approximately $3.0 billion aggregate principal amount of the 2015 Notes. The Company used the net proceeds from the 2015 Notes offering and the net proceeds of the approximately $6.1 billion of funded term loans under the Credit Facility to acquire the outstanding shares of Triad, to refinance certain of Triad’s indebtedness and the Company’s indebtedness, to complete certain related transactions, to pay certain costs and expenses of the transactions and for general corporate uses. Specifically, the Company repaid its outstanding debt under the previously outstanding credit facility, the 6.50% senior subordinated notes due 2012 and certain of Triad’s existing indebtedness.

Credit Facility

The Credit Facility became effective in July 2007, at which time it consisted of an approximately $6.1 billion funded term loan facility with a maturity of seven years, an undrawn $400 million delayed draw term loan facility with a maturity of seven years and a $750 million revolving credit facility with a maturity of six years. In the fourth quarter of 2007, the $400 million delayed draw term loan facility had been reduced to $300 million at the request of the Issuer. During the fourth quarter of 2008, $100 million of the delayed draw term loan was drawn down, reducing the delayed draw term loan availability to $200 million. In January 2009, the remaining $200 million of the delayed draw term loan was drawn down, and, as of December 31, 2011, there is no additional unused borrowing capacity under the delayed draw term loan. The revolving credit facility also includes a subfacility for letters of credit and a swingline subfacility. On November 5, 2010, the Issuer entered into a first amendment and restatement of its existing Credit Facility, and on February 2, 2012, the Issuer entered into a second amendment and restatement of its existing Credit Facility. The first and second amendment and restatements extended by two and a half years, until January 25, 2017, the maturity date of $3.1 billion of the term loans under the Credit Facility (the “Extended Term Loans”). If more than $50 million of the 2015 Notes remain outstanding on April 15, 2015, without having been refinanced by indebtedness maturing no earlier than the date 91 days after January 25, 2017, then the maturity date for the Extended Term Loans will be accelerated to April 15, 2015. The maturity date of the approximately $2.9 billion of the term loans not extended pursuant to the first and second amendment and restatements is July 25, 2014 (the “Non-Extended Term Loans”).

On March 6, 2012, the Issuer entered into a new $750 million senior secured revolving credit facility (the “Replacement Revolver Facility”) and incurred a new $750 million incremental term loan A facility (the “Incremental Term Loan”). The Replacement Revolver Facility replaced in full the existing revolving credit facility under the Credit Facility and the proceeds of the Incremental Term Loan were used to repay Non-Extended Term Loans. The maturity date of the Replacement Revolver Facility and the Incremental Term Loan is October 25, 2016. If more than $50 million of the Non-Extended Term Loans remain outstanding on April 25, 2014, without having been refinanced by indebtedness maturing no earlier than the date 91 days after October 25, 2016, then the maturity date for the Replacement Revolver Facility and the Incremental Term Loan will be accelerated to the date that is 91 days prior to the earliest final maturity date after July 25, 2014 of any such Non-Extended Term Loans. If more than $50 million of the 2015 Notes remain outstanding on April 15, 2015, without having been refinanced by indebtedness maturing no earlier than the date 91 days after October 25, 2016, then the maturity date for the Replacement Revolver Facility and the Incremental Term Loan will be accelerated to April 15, 2015. On August 3, 2012, we entered into an amendment of the Credit Agreement providing for increased flexibility for refinancing and repayment of the Non-Extended Term Loans and amending other terms of the Credit Agreement (the “Credit Agreement Amendment”). The pricing of the loans under the Credit Agreement did not change as a result of the Credit Agreement Amendment.

The Credit Facility requires quarterly amortization payments in respect of Non-Extended Term Loans and Extended Term Loans equal to 0.25% of the original principal amount of such term loans subject to customary adjustments for prepayments. The Credit Facility requires quarterly amortization payments in respect of the Incremental Term Loan of 1 2/3% per quarter ending in 2012 that occurs after the incurrence of the Incremental Term Loan, 2.5% per quarter during 2013 and 2014, 3.75% per quarter during 2015 and 15% per quarter during 2016 through the maturity date, in each case, subject to customary adjustments for prepayments, with the balance payable in full on the maturity date.

The term loan facilities must be prepaid in an amount equal to (1) 100% of the net cash proceeds of certain asset sales and dispositions by the Company and its subsidiaries, subject to certain exceptions and reinvestment rights, (2) 100% of the net cash proceeds of issuances of certain debt obligations by the Company and its subsidiaries, subject to certain exceptions, and (3) 50%, subject to reduction to a lower percentage based on the Company’s leverage ratio (as defined in the Credit Facility generally as the ratio of total debt on the date of determination to the Company’s EBITDA, as defined, for the four quarters most recently ended prior to such date), of excess cash flow (as defined) for any year, commencing in 2008, subject to certain exceptions. Voluntary prepayments and commitment reductions are permitted in whole or in part, without any premium or penalty, subject to minimum prepayment or reduction requirements.

The borrower under the Credit Facility is the Issuer. All of the obligations under the Credit Facility are unconditionally guaranteed by Holdings and certain existing and subsequently acquired or organized domestic subsidiaries. All obligations under the Credit Facility and the related guarantees are secured by a perfected first priority lien or security interest in substantially all of the assets of Holdings, the Issuer and each subsidiary guarantor, including equity interests held by Holdings, the Issuer or any subsidiary guarantor, but excluding, among others, the equity interests of non-significant subsidiaries, hospital syndication subsidiaries, securitization subsidiaries and joint venture subsidiaries, in each case to the extent a pledge of the equity interests of such subsidiaries would be prohibited by a contractual obligation or requirement of law. The loans under the Credit Facility bear interest on the outstanding unpaid principal amount thereof at a per annum rate equal to an applicable percentage plus, at the Issuer’s option, either (a) an Alternate Base Rate (as defined) determined by reference to the greater of (1) the Prime Rate (as defined) announced by Credit Suisse or (2) the Federal Funds Effective Rate (as defined) plus one-half of 1.0% or (3) the adjusted London Interbank Offered Rate (“LIBOR”) on such day for a three-month interest period commencing on the second business day after such day plus 1%, or (b) a reserve adjusted LIBOR for dollars (Eurodollar rate) (as defined). The applicable percentage for Alternate Base Rate term loans is 1.25% for Non-Extended Term Loans, 2.5% for Extended Term Loans and 1.5% for Incremental Term Loans, subject to reduction based on the Company’s leverage ratio in the case of Incremental Term Loans. The applicable percentage for Eurodollar rate term loans is 2.25% for Non-Extended Term Loans, 3.5% for Extended Term Loans and 2.5% for Incremental Term Loans, subject to reduction based on the Company’s leverage ratio in the case of Incremental Term Loans. The applicable percentage for revolving loans under the Replacement Revolver Facility is 1.5% for Alternate Base Rate revolving loans and 2.5% for Eurodollar rate revolving loans, in each case subject to reduction based on the Company’s leverage ratio. Loans under the swingline subfacility bear interest at the rate applicable to Alternate Base Rate loans under the revolving credit facility.

The Issuer has agreed to pay letter of credit fees equal to the applicable percentage then in effect with respect to Eurodollar rate loans under the revolving credit facility times the maximum aggregate amount available to be drawn under all letters of credit outstanding under the subfacility for letters of credit. The issuer of any letter of credit issued under the subfacility for letters of credit will also receive a customary fronting fee and other customary processing charges. The Issuer is initially obligated to pay commitment fees of 0.50% per annum (subject to reduction based upon the Company’s leverage ratio) on the unused portion of the Replacement Revolver Facility. For purposes of this calculation, swingline loans are not treated as usage of the revolving credit facility. The Issuer paid arrangement fees on the closing of the Credit Facility and in connection with the first and second amendment and restatements, the Replacement Revolver Facility and the Incremental Term Loan, and pays an annual administrative agent fee.

The Credit Facility contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting Holdings’ and its subsidiaries’ ability, subject to certain exceptions, to, among other things (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges, (4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness or provide certain guarantees, (6) make capital expenditures, (7) engage in mergers, acquisitions and asset sales, (8) conduct transactions with affiliates, (9) alter the nature of the Company’s businesses, (10) grant certain guarantees with respect to physician practices, (11) engage in sale and leaseback transactions or (12) change the Company’s fiscal year. The Company is also required to comply with specified financial covenants (consisting of a leverage ratio and an interest coverage ratio) and various affirmative covenants.

Events of default under the Credit Facility include, but are not limited to, (1) the Issuer’s failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period), (2) any representation or warranty proving to have been materially incorrect when made, (3) covenant defaults subject, with respect to certain covenants, to a grace period, (4) bankruptcy events, (5) a cross default to certain other debt, (6) certain undischarged judgments (not paid within an applicable grace period), (7) a change of control, (8) certain ERISA-related defaults and (9) the invalidity or impairment of specified security interests, guarantees or subordination provisions in favor of the administrative agent or lenders under the Credit Facility.

Receivables Facility

On March 21, 2012, through certain of our subsidiaries, we entered into an accounts receivables loan agreement, or the “Receivables Facility,” with a group of conduit lenders and liquidity banks, Crédit Agricole Corporate and Investment Bank, as a managing agent and as the administrative agent, and The Bank of Nova Scotia, as a managing agent. The existing and future patient-related accounts receivable, or the “Receivables,” of certain of our hospitals serve as collateral for borrowings under the Receivables Facility. Amounts borrowed accrue interest based on a commercial paper rate plus an applicable interest rate spread. Unless earlier terminated or subsequently extended, the Receivables Facility is scheduled to expire on March 21, 2014, subject to customary termination events that could cause an earlier termination date. We maintain effective control over the Receivables because, pursuant to the terms of the Receivables Facility, the Receivables are sold from certain of our subsidiaries to us, and we then sell or contribute the Receivables to a special-purpose entity that is wholly-owned by us. The wholly-owned special-purpose entity in turn grants security interests in the Receivables in exchange for borrowings obtained from the group of third-party conduit lenders and liquidity banks of up to $300 million outstanding from time to time based on the availability of eligible Receivables and other customary factors. The group of third-party conduit lenders and liquidity banks do not have recourse to us or our subsidiaries beyond the assets of the wholly-owned special-purpose entity that collateralizes the loan. The Receivables and other assets of the wholly-owned special-purpose entity will be available first and foremost to satisfy the claims of the creditors of such entity. The outstanding borrowings pursuant to the Receivables Facility at June 30, 2012 totaled $300.0 million and are classified as long-term debt on the condensed consolidated balance sheet. At June 30, 2012, the carrying amount of Receivables included in the Receivables Facility totaled approximately $888.0 million and are included in patient accounts receivable on our condensed consolidated balance sheet.

The 2015 Notes

The 2015 Notes were issued in connection with the Triad acquisition in an aggregate principal amount of approximately $3.0 billion. Approximately $1.0 billion of 2015 Notes were purchased in November 2011, approximately $850 million of 2015 Notes were purchased in April 2012 and approximately $640.0 million of 2015 Notes were purchased in July 2012 pursuant to tender offers. The 2015 Notes will mature on July 15, 2015. The 2015 Notes bear interest at the rate of 8  7/8% per annum, payable semiannually in arrears on each January 15 and July 15. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months. The Issuer is entitled, at its option, to redeem all or a portion of the 2015 Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Period	Redemption Price
2011	104.438%
2012	102.219%
2013 and thereafter	100.000%

On July 18, 2012 we issued an irrevocable notice of redemption for all 2015 Notes that remained outstanding on such date. We will redeem all outstanding 2015 Notes on August 17, 2012.

The 2019 Notes

On November 22, 2011, $1.0 billion aggregate principal amount of 2019 Notes were issued. The net proceeds from this issuance, together with available cash on hand, were used to purchase $1.0 billion aggregate principal amount of 2015 Notes and to pay related fees and expenses. On March 21, 2012, an additional $1.0 billion aggregate principal amount of 2019 Notes were issued. The net proceeds from this issuance were used to purchase approximately $850 million aggregate principal amount of 2015 Notes, to pay related fees and expenses and for general corporate purposes. The 2019 Notes will mature on November 15, 2019. The 2019 Notes bear interest at the rate of 8% per annum, payable semiannually in arrears on each May 15 and November 15. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months. Prior to November 15, 2015, the Issuer may redeem some or all of the 2019 Notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium. On or after November 15, 2015, the Issuer is entitled, at its option, to redeem all or a portion of the 2019 Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2015	104.000%
2016	102.000%
2017 and thereafter	100.000%

The 2020 Notes

On July 18, 2012, $1.2 billion aggregate principal amount of 2020 Notes were issued. A portion of the net proceeds from this issuance was used to purchase approximately $639.7 million principal amount (out of the then approximately $934.3 million total aggregate principal amount outstanding) of 2015 Notes that were validly tendered and not validly withdrawn in the Tender Offer commenced on July 3, 2012, to pay for consents delivered in connection therewith and to pay related fees and expenses. We intend to use the remaining proceeds to redeem on August 17, 2012 all the remaining 2015 Notes and for general corporate purposes. The 2020 Notes will mature on July 15, 2020. The 2020 Notes bear interest at the rate of 7.125% per annum, payable semiannually in arrears on each January 15 and July 15. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months. Prior to July 15, 2016, the Issuer may redeem some or all of the 2020 Notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, plus a “make-whole” premium. On or after July 15, 2016, the Issuer will be entitled, at its option, to redeem all or a portion of the 2020 Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Period	Redemption Price
2016	103.563%
2017	101.781%
2018 and thereafter	100.000%

DESCRIPTION OF THE NOTES

General

CHS/Community Health Systems, Inc. will issue $1,250 million aggregate principal amount of     % senior secured notes due 2018 (the “Notes”) under an Indenture (the “Indenture”) among itself, the Guarantors, Regions Bank, an Alabama banking corporation, as Trustee, and Credit Suisse AG, as Collateral Agent. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “— Certain Definitions.” In this description the word “Company,” “we” and “our” refers only to CHS/Community Health Systems, Inc. and not to any of its Subsidiaries.

The following description is only a summary of the material provisions of the Indenture and the Notes Collateral Documents. This summary is not a complete description of all the provisions of the Notes and is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes Collateral Documents. We urge you to read the Indenture and the Notes Collateral Documents because those documents, not this description, define your rights as holders of these Notes and you may request copies of them at our address set forth under the heading “Where You Can Find Additional Information”.

Brief Description of the Notes and the Guaranties

The Notes:

•	will be senior secured obligations of the Company;

•

will be secured on a first-priority lien basis by the Collateral owned by the Company, subject to a shared lien of equal priority with the existing First Lien Obligations (including the Credit Agreement Obligations) and any future Additional First Lien Obligations and subject to other existing and future prior ranking liens permitted by the Indenture;

•	will be guaranteed by each Guarantor on a senior secured basis;

•

will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company but will be effectively senior to all of the Company’s unsecured Senior Indebtedness to the extent of the value of the Collateral owned by the Company (after giving effect to the sharing of such value with holders of equal or prior ranking liens on such Collateral);

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•

will be effectively subordinated to any existing and future Indebtedness of the Company that is secured with property or assets that do not constitute Collateral to the extent of the value of such property and assets securing such Indebtedness (including the Credit Agreement Obligations to the extent they are secured by liens not also securing the Notes); and

•

will be structurally subordinated to all claims of creditors, including trade creditors, and claims of preferred stockholders, if any, of each of the Subsidiaries of the Company that is not a Guarantor.

The Guaranties of the Notes by each Guarantor:

•	will be senior secured obligations of such Guarantor;

•

will be secured on a first-priority lien basis by the Collateral owned by such Guarantor, subject to a shared lien of equal priority with the existing First Lien Obligations (including the Credit Agreement Obligations) and any future Additional First Lien Obligations and subject to other existing and future prior ranking liens permitted by the Indenture;

•

will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor but will be effectively senior to all of such Guarantor’s unsecured Senior Indebtedness to the extent of the value of the Collateral owned by such Guarantor (after giving effect to the sharing of such value with holders of equal or prior ranking liens on such Collateral);

•	will be senior in right of payment to any future Subordinated Obligations of such Guarantor; and

•

will be effectively subordinated to any existing and future Indebtedness of such Guarantor that is secured with property or assets that do not constitute Collateral to the extent of the value of the assets securing such Indebtedness (including the Credit Agreement Obligations to the extent they are secured by liens not also securing the Notes).

Principal, Maturity and Interest

The Company will issue the Notes initially with a maximum aggregate principal amount of $1,250 million. The Company will issue the Notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. The Notes will mature on                     , 2018. Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness,” we are permitted to issue more Notes from time to time. The Notes offered hereby and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Holders of additional Notes actually issued will share equally and ratably in the Collateral with the Noteholders. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to “Notes” include any additional Notes actually issued.

Interest on the Notes will accrue at the rate of     % per annum and will be payable semiannually in arrears on                      and             , commencing on                     , 2013. We will make each interest payment to the Holders of record of the Notes on the immediately preceding              and             . We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Notes will accrue from                     , 2012. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to                     , 2015.

On and after                     , 2015, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on                      of the years set forth below:

Period	Redemption Price
2015		%
2016		%
2017 and thereafter	100.000%

In addition, any time prior to                     , 2015, we will be entitled at our option on one or more occasions to redeem the Notes (which includes additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of     %, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Public Equity Offerings (provided that if the Public Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

(1) at least 65% of such aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of each such redemption (other than the Notes held, directly or indirectly, by the Company or its Subsidiaries); and

(2) each such redemption occurs within 180 days after the date of the related Public Equity Offering.

We are entitled at our option to redeem the Notes, in whole or in part, at any time prior to                     , 2015, upon not less than 30 or more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Any redemption and notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to a Public Equity Offering, the consummation of such Public Equity Offering).

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

The obligations of the Company under the Notes and the Indenture will initially be, jointly and severally, unconditionally guaranteed on a senior secured basis by Parent and each existing and future Subsidiary that guarantees the Company’s obligations under the Credit Agreement. Following the Issue Date, Subsidiaries will be required to guarantee the Notes to the extent described in “Certain Covenants — Future Guarantors.” The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes and our Indebtedness.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary

Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors — Risks Related to the Notes and our Indebtedness.”

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger and Consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not Parent, the Company or another Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or a Restricted Subsidiary of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or at any time as such Subsidiary Guarantor is no longer a Restricted Subsidiary, including, without limitation, if such Subsidiary Guarantor is no longer a Subsidiary of the Company;

(2) at such time as such Subsidiary Guarantor does not have any other Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “— Certain Covenants — Future Guarantors”, except as a result of a payment in respect of such other Indebtedness;

(3) if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(4) the transfer or sale of the Capital Stock of such Subsidiary Guarantor pursuant to an enforcement action in accordance with the terms of the Intercreditor Agreement; or

(5) upon the release or discharge of the guarantee by such Subsidiary Guarantor of any Credit Agreement, except a release or discharge by or as a result of payment under such guarantee; provided that immediately following the release of such Subsidiary Guaranty (and after giving effect to any substantially contemporaneous release or discharge of guarantees by such Subsidiary Guarantor of other Indebtedness), the relevant Subsidiary Guarantor would meet the requirements for release under clause (2) above.

The Parent Guaranty of Parent will be released if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Collateral

Description of Collateral

The Notes and the Guaranties will, with certain exceptions, have the benefit of Liens on the Collateral, which will consist of first-priority security interests in the Collateral shared with the other First Lien Obligations, including the Credit Agreement Obligations (subject to Permitted Liens, which may rank ahead of the first-priority security interests for the benefit of the Notes). Subject to the terms described below under “— Release,” the Collateral will consist of substantially the same assets that secure the Credit Agreement Obligations (other than the Excluded Stock Collateral, which will secure the Credit Agreement Obligations but will not constitute Collateral with respect to the Notes). The Collateral is expected to consist of substantially all of the property and assets of the Company and the Guarantors, subject to certain exceptions, including those described below. The implementation of certain of the Collateral that will secure the Notes will be delayed, and Holders will not have the benefit of such Collateral during such delay. In the case of real property, the Notes Collateral Documents will require the Company to deliver to the Collateral Agent within 180 days of the Issue Date (or such longer period as the Trustee may agree in its sole discretion) (a) counterparts of amended and restated mortgages securing the Obligations with respect to the Notes and the Guaranties, duly executed and delivered by the Collateral Agent and the Grantor that is the record owner of each applicable Mortgaged Property and otherwise suitable for recording and in form and substance sufficient to grant to the Collateral Agent for the benefit of the Secured Parties a valid mortgage lien on such real property, (b) title searches confirming that there are no Liens of record in violation of the applicable mortgage, (c) modification and date down endorsements to the existing title insurance policies, or new policies, to the extent such endorsements are not available and (d) local counsel opinions, and any other documents reasonably requested by the Collateral Agent in respect of the amended and restated mortgages. For a period of time after the Issue Date until, and subject to the occurrence of, the delivery and recordation of the amended and restated mortgages, the Holders will not have a validly perfected security interest in the real property pledged to secure the Credit Agreement Obligations. See “Collateral Documents” below.

The Collateral will not include, among other things, the following property and assets of the Company and the Guarantors (collectively, the “Excluded Assets”):

(1)

any General Intangible, Instrument, license, property right, permit or any other contract or agreement to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest will constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein, (y) a violation of a valid and enforceable restriction in respect of such General Intangible, Instrument, license, property right, permit or any other contract or agreement or other such rights (1) in favor of a third party or (2) under any law, regulation, permit, order or decree of any Governmental Authority or (z) a breach or termination (or result in any party thereto having the right to terminate) pursuant to the terms of, or a default under, such General Intangible, Instrument, license, property right, permit or any other contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to the New York UCC or any other applicable law or principles of equity); provided, however, that such property or asset will become Collateral immediately at such time as the condition causing such abandonment, invalidation, unenforceability or breach or termination, as the case may be, is remedied and, to the extent severable, any portion of such General Intangible, Instrument, license, property right, permit or any other contract or agreement that does not result in any of the consequences specified in the immediately preceding clause (x), (y) or (z), including any proceeds of such General Intangible, Instrument, license, property rights, permit or any other contract or agreement, will become Collateral immediately;

(2)	more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary;

(3)	any Equity Interest in any Non-Significant Subsidiary;

(4)	any Equity Interest in certain Subsidiaries engaged in certain securitization transactions or certain non-wholly owned Subsidiaries to the extent the pledge of the Equity Interest in such Subsidiary is prohibited by any applicable Contractual Obligation or requirement of law;

(5)	any vehicle or other asset subject to certificate of title;

(6)	any asset that requires perfection through control agreements (including, to the extent required in the relevant jurisdiction for deposit accounts and investment property);

(7)	any minority Equity Interests;

(8)	any assets with respect to which the Collateral Agent shall reasonably determine that the cost of creating and/or perfecting a security interest therein is excessive in relation to the benefit to the Secured Parties or that the granting or perfection of a security interest therein would violate applicable law or regulation;

(9)	any assets (other than any General Intangible, Instrument, license, property right, permit or any other contract or agreement) owned by any Grantor that are subject to certain purchase money liens and liens existing at the time the relevant asset was acquired, in each case, permitted by Section 6.02(c) or 6.02(n) of the Credit Agreement, to the extent and for so long as such Lien exists and the terms of the indebtedness or other obligations secured thereby prevent the grant of a security interest in such assets to secure First Lien Obligations; and

(10)	Excluded Stock Collateral but only to the extent that the inclusion of such Excluded Stock Collateral in the Collateral would require the Company to file separate financial statements for any subsidiary with the SEC.

The security interests securing the Notes and the Guaranties will be subject to all Permitted Liens, certain of which, such as Liens arising as a matter of law, will have priority over the security interests securing the Notes and the Guaranties.

The Company and the Guarantors will be able to incur additional Indebtedness in the future that could equally and ratably share in the Collateral. The amount of such Indebtedness will be limited by the covenants described under “— Certain Covenants — Limitation on Indebtedness” and “— Certain Covenants — Limitation on Liens.” The amount of such Indebtedness could be significant.

After-Acquired Property

From and after the Issue Date and subject to certain exceptions and limitations, including those described below, if the Company or any Guarantor acquires any property which is of a type constituting Collateral under the Collateral Agreement or any other Notes Collateral Document (excluding, for the avoidance of doubt, any Excluded Assets), it will be required to execute and deliver such security instruments, financing statements and such certificates and opinions of counsel and take all other actions as are required under the Indenture and the Notes Collateral Documents to vest in the Collateral Agent a perfected security interest (subject only to Permitted Liens, which include certain purchase money security interests) in such after-acquired property and to have such after-acquired property included as part of the Collateral, and thereupon all provisions of the Notes Collateral Documents and the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. However, no such after-acquired property will secure the Notes prior to the time, if any, that such property is pledged to secure the Credit Agreement Obligations and no

Grantor will be required to mortgage real property acquired after the Issue Date at all if (a) such property has a fair market value of less than $10 million, (b) such property is secured by certain liens permitted under the Credit Agreement or (c) the Company intends to sell such property within six months. The Collateral Agent has no duty to monitor, and there can be no assurance that the Company will inform the Collateral Agent of, the future acquisition of property that is of a type constituting Collateral. Accordingly, there can be no assurance that the actions required to properly perfect a security interest in any such after-acquired property will be taken.

Collateral Documents

On the Issue Date, the Company will designate the Obligations in respect of the Notes and the Guaranties as “Pari Passu Debt Obligations” under the Collateral Agreement. The Collateral Agent, the Company and the Guarantors entered into the Collateral Agreement and the other existing Credit Agreement Collateral Documents to provide for the security interests that secure the Credit Agreement Obligations and such Collateral Agreement will also provide for certain of the security interests that will secure the Notes and the Guaranties. The Company, the Guarantors and the Collateral Agent will enter into one or more other Notes Collateral Documents which will further provide for certain of the security interests that will secure the Notes and the Guaranties, unless delayed as described below. These security interests, once established, will secure the payment and performance when due of all of the Obligations of the Company and the Guarantors in respect of the Notes, the Indenture, the Guaranties and the other Notes Collateral Documents, as well as the Credit Agreement Obligations and in the future may secure other First Lien Obligations, in each case as provided in the Collateral Documents. The Company will use its commercially reasonable efforts to complete or cause to be completed on or prior to the Issue Date all filings and other similar actions required or desirable on its part in connection with the creation, perfection, protection and/or reaffirmation of such security interests; provided, however, that the Company will have up to 180 days following the Issue Date (or such longer period as the Trustee may agree to in its sole discretion) to complete or cause to be completed those actions required to deliver and record amended and restated mortgages with respect to each Mortgaged Property to secure the Obligations in respect of the Notes and the Guaranties. The creation and perfection of any security interests (including mortgages) after the Issue Date increases the risk that such security interests could be avoided in connection with any bankruptcy or insolvency proceedings involving the Company or any Guarantor. These security interests, individually or in the aggregate, will constitute a significant portion of the value of the Collateral.

By accepting a Note, each Holder will be deemed to have irrevocably appointed the Collateral Agent to act as its agent under the Notes Collateral Documents and irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Notes Collateral Documents or other documents to which it is a party, together with any other incidental rights, powers and discretions and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf. Since the Holders are not parties to the Notes Collateral Documents, such Holders may not, individually or collectively, take any direct action to enforce any rights in their favor under the Notes Collateral Documents. The Holders may only act by instruction to the Trustee, which shall instruct the Collateral Agent.

On the Issue Date, the Collateral Agent and the Representatives (as defined below) will enter into a First Lien Intercreditor Agreement (as the same may be amended from time to time, the “Intercreditor Agreement”) with respect to the Shared Collateral (as defined below), which may be amended from time to time without the consent of the Holders to add other parties holding other First Lien Obligations (or their respective representatives) permitted to be incurred and permitted to be secured by the Collateral under the Indenture, the Credit Agreement and any other then existing First Lien Debt Documents (such other obligations, “Additional First Lien Obligations”). Generally, “Shared Collateral” means, at any time, Collateral in which the holders of two or more classes of First Lien Obligations (or their authorized representatives) hold a valid and perfected security interest.

So long as no event of default shall have occurred and be continuing, and subject to certain terms and conditions, the Grantors will be entitled to exercise any voting and other consensual rights pertaining to all Equity Interests pledged pursuant to the Notes Collateral Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Notes Collateral Documents), to operate the Collateral, to alter the Collateral and to collect, invest and dispose of any income thereon. The Notes Collateral Documents will, however, generally require the Company and the Guarantors to deliver to the Collateral Agent, and for the Collateral Agent to maintain in its possession, certificates evidencing pledges of Equity Interests and intercompany indebtedness to the extent such Equity Interests and Indebtedness are certificated. Subject to the intercreditor provisions described below, upon the occurrence and during the continuance of an event of default, to the extent permitted by law and subject to the provisions of the Notes Collateral Documents:

(i)	all of the rights of the Grantors to exercise voting or other consensual rights and powers with respect to all Equity Interests included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights and powers; and

(ii)	the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of applicable law and the Notes Collateral Documents.

Subject to applicable laws and the intercreditor arrangements described below and any Permitted Liens, upon the occurrence and during the continuance of an event of default, the Collateral Agreement provides that the Collateral Agent may foreclose upon and sell the applicable Collateral and distribute the net proceeds of any such sale to the Credit Agreement Secured Parties, the Notes Secured Parties and the Pari Passu Secured Parties. Subject to the intercreditor arrangements described below, in the event of the enforcement of the security interests following an event of default, the Collateral Agent, in accordance with the provisions of the Indenture and the Collateral Agreement, will have absolute discretion in determining the time and method by which the security interests in the Collateral will be enforced and, if applicable, the time of application of all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the Credit Agreement Secured Parties, the Notes Secured Parties and the Pari Passu Secured Parties in accordance with the Collateral Agreement. Accordingly, any proceeds received upon a realization of the Collateral securing the Notes and such other Obligations will be applied, subject to the intercreditor arrangements described below, as follows:

first, to the payment of all reasonable out-of-pocket costs and expenses incurred by the administrative agent under the Credit Agreement (the “Credit Agreement Administrative Agent”), the Trustee, the Collateral Agent and any other representative in respect of any Pari Passu Debt Obligations in connection with the collection, sale, foreclosure or realization or otherwise in connection with the Collateral Agreement, any other Collateral Documents, the Indenture, any Pari Passu Agreement or any of the Obligations related thereto, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Credit Agreement Administrative Agent, the Trustee, the Collateral Agent and any other representative in respect of any Pari Passu Debt Obligations on behalf of the Company or a Guarantor and any other reasonable out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy under the Collateral Agreement, the Indenture, any Pari Passu Agreement or other agreement related to the Credit Agreement;

second, to the payment in full of the unfunded advances/participations in respect of unreimbursed swingline loans and letters of credit under the Credit Agreement owed to the Credit Agreement Administrative Agent, the swingline lenders under the Credit Agreement and the issuing banks under the Credit Agreement;

third, to the payment in full of all other Credit Agreement Obligations, the Obligations in respect of the Notes and the Guaranties and any Pari Passu Debt Obligations (the amounts so applied to be distributed among the Credit Agreement Secured Parties, the Notes Secured Parties and the Pari Passu Secured Parties pro rata in accordance with the amounts of the obligations owed to them on the date of such distribution); and

fourth, to the extent of the balance of such proceeds after application in accordance with the foregoing, to the Company or such Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Further Assurances

The Collateral Agreement and the Indenture will provide that the Company and the Guarantors shall, at their sole expense, take all actions that may be required under applicable law, or that the Trustee or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Indenture and in order to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created by the Notes Collateral Documents. As necessary, or upon reasonable request of the Collateral Agent, the Company and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust).

Pari Passu Intercreditor Arrangements

On the Issue Date, the Collateral Agent will enter into the Intercreditor Agreement with the Credit Agreement Administrative Agent, as Representative (as defined below) of the Credit Agreement Secured Parties (the “Credit Agreement Authorized Representative”), and the Trustee, as Representative of the Notes Secured Parties, with respect to the Collateral, which may be amended from time to time without the consent of the Holders to add other parties holding Additional First Lien Obligations (or their respective representatives).

Under the Intercreditor Agreement, the Holders will be represented by the Trustee, the Credit Agreement Secured Parties will be represented by the Credit Agreement Authorized Representative and the holders of each class of Additional First Lien Obligations will be represented by their respective designated agent (each, a “Representative”). The Intercreditor Agreement will provide for the priorities and other relative rights among the Holders and the holders of other First Lien Obligations, including, among other things, that:

(1) notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens on the Shared Collateral securing any First Lien Obligations, the Liens securing all such First Lien Obligations shall be of equal priority; and

(2) any First Lien Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, in each case, to the extent permitted by the Indenture, the Credit Agreement and any other First Lien Debt Documents, without affecting the relative priority with respect to other First Lien Obligations or the relative rights under the Intercreditor Agreement.

The Intercreditor Agreement will also provide that only the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Shared Collateral and that none of the other holders of First Lien Obligations or representatives in respect thereof will have any right to direct foreclosures or take such other actions. The Credit Agreement Administrative Agent will be the Applicable Authorized Representative until the earlier of (i) the date that all obligations in respect of the Credit Agreement are no longer secured by the Collateral (the “Discharge of Credit Agreement Obligations”) and (ii) the Non-Controlling Authorized Representative Enforcement Date (such earlier date, the “Applicable Authorized Agent Date”). At all times following the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Representative of the series of First Lien Obligations (other than the Credit Agreement Obligations) that at such time constitutes the largest outstanding principal amount of any then outstanding series of First Lien Obligations.

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 90 days (throughout which 90-day period the Representative that is to replace the Applicable Authorized Representative was the Representative of the First Lien Obligations that constitute the largest outstanding principal amount of any then-outstanding series of First Lien Obligations (other than the Credit Agreement Obligations) (the “Major Non-Controlling Authorized Representative”)) after the occurrence of both (a) an event of default under the terms of that class of First Lien Obligations and (b) the Collateral Agent’s and each other Representative’s receipt of written notice from that Representative certifying that (i) such Representative is the Major Non-Controlling

Authorized Representative and that an event of default with respect to such First Lien Obligations has occurred and is continuing and (ii) such First Lien Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the agreement governing those First Lien Obligations; provided, however, that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Collateral Agent or the Applicable Authorized Representative has commenced and is pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Company or any Guarantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative under the Intercreditor Agreement will have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Shared Collateral, and the Collateral Agent will not follow any instructions with respect to such Shared Collateral from any other Person. No Representative of any First Lien Obligations or other Secured Party (other than the Applicable Authorized Representative) will be entitled to instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interests in or realize upon, or take any other action available to it in respect of, the Shared Collateral. Subject to the foregoing, notwithstanding the equal priority of the Liens, the Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Shared Collateral as if such Collateral Agent had a senior Lien on such Shared Collateral. No Representative of any First Lien Obligations or Non-Controlling Secured Party (other than the Applicable Authorized Representative) may contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative, a Controlling Secured Party or the Collateral Agent (acting on the instructions of the Applicable Authorized Representative). The Collateral Agent and each other Representative will agree that it will not accept any Lien on any Collateral for the benefit of the Holders (other than funds deposited for the discharge or defeasance of any First Lien Obligation or cash collateral in connection with a letter of credit or in connection with the obligations of a defaulting lender) other than pursuant to the Collateral Documents. Each holder of First Lien Obligations, including the Holders of the Notes by acceptance thereof, will be deemed to have agreed that it will not contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any other holder of such First Lien Obligations in all or any part of the Collateral, or any of the provisions of the Intercreditor Agreement.

If an event of default has occurred and is continuing under any documentation evidencing or governing any First Lien Obligations and the Collateral Agent is taking action to enforce rights in respect of any Collateral, any distribution is made with respect to any Collateral in any bankruptcy case of the Company or any Grantor or any Secured Party receives any payment pursuant to any intercreditor agreement other than the Intercreditor Agreement with respect to any Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Collateral Agent or any other holder of such First Lien Obligations and proceeds of any such distribution, as applicable, will be applied among the First Lien Obligations to the payment in full of such First Lien Obligations on a ratable basis, after payment of all amounts owing to the Collateral Agent and the other Representatives, in their capacities as such.

None of the holders of First Lien Obligations may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other holder of First Lien Obligations seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the holders of First Lien Obligations may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. None of the Collateral Agent, any Applicable Authorized Representative or any other Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or other Secured Party with respect to any Shared Collateral in accordance with the provisions of the Intercreditor

Agreement. If any holder of First Lien Obligations obtains possession of any Shared Collateral or realizes any proceeds or payment in respect thereof, in each case, as a result of the enforcement of remedies, at any time prior to the discharge of each of the First Lien Obligations, then it must hold such Shared Collateral, proceeds or payment in trust for the other holders of First Lien Obligations and promptly transfer such Shared Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the Collateral Documents.

If, at any time the Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of each series of First Lien Obligations upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be allocated and applied pursuant to the Intercreditor Agreement. The Collateral Agent and each Representative will agree to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Shared Collateral provided for in the Intercreditor Agreement.

If the Company or any Grantor becomes subject to any bankruptcy case, the Intercreditor Agreement provides that if the Company or any Grantor shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, the Secured Parties agree that they will not object to any such financing or to the Liens on the Shared Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative opposes or objects to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth in the Intercreditor Agreement), in each case so long as:

(A) each series of the Secured Parties retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case;

(B) each series of the Secured Parties are granted Liens on any additional collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Secured Parties as set forth in the Intercreditor Agreement;

(C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to the Intercreditor Agreement; and

(D) if any Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to the Intercreditor Agreement;

provided that each series of the Secured Parties will have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Secured Parties of such series or its Representative that do not constitute Shared Collateral; and provided, further, that the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing or use of cash collateral.

Notwithstanding the foregoing, the holders of each series of First Lien Obligations (and not the Secured Parties of any other series) will bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such series are unenforceable under applicable law or are subordinated to any other obligations (other than another series of First Lien Obligations), (y) any of the First Lien Obligations of such series do not have an enforceable security interest in any of the Collateral securing any other series of First Lien Obligations and/or (z) any intervening security interest that may exist securing other obligations (other than another series of First Lien Obligations) on a basis ranking prior to the security interest of such series of First Lien Obligations but junior to the security interest of any other series of First Lien Obligations and (ii) the existence of any Collateral for any other series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clause (i) or (ii) with respect to any series of First Lien Obligations, an “Impairment” of such series). In the event of any Impairment with respect to any series of First Lien Obligations, the results of such Impairment will be borne solely by the holders of such series of First Lien Obligations, and the rights of the holders of such series of First Lien Obligations (including the right to receive distributions in respect of such series of First Lien Obligations pursuant to the terms of the Intercreditor Agreement) set forth in the Intercreditor Agreement will be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the series of such First Lien Obligations subject to such Impairment. Accordingly, with respect to any Shared Collateral for which a third party (other than a Secured Party) has a lien or security interest that is junior in priority to the security interest of any series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the proceeds distributed in respect of the series of such First Lien Obligations subject to such impairment from the Shared Collateral. Additionally, in the event the First Lien Obligations of any series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Collateral Documents governing such First Lien Obligations will refer to such First Lien Obligations or such documents as so modified.

Certain Limitations on the Collateral

No appraisals of any of the Collateral have been prepared by or on behalf of the Company or any Guarantor in connection with the issuance and sale of the Notes. The value of the Collateral in the event of liquidation will depend on many factors. Consequently, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the Notes. See “Risk Factors — Risks Related to the Notes — The collateral may not be valuable enough to satisfy all the obligations secured by such collateral and, in certain circumstances, can be released without the consent of the trustee or the holders of the notes.”

The fair market value of the Collateral is subject to fluctuations based on a number of factors, including, among others, prevailing interest rates, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will be dependent on numerous factors, including the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, some of the Collateral may be illiquid and may have no readily ascertainable market value or market. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Company’s and the Guarantors’ Obligations in respect of the Notes and the Guaranties. Any claim for the difference between the amount, if any, realized by Holders from the sale of Collateral securing the Notes and the Obligations in respect of the Notes and the Guaranties will rank equally in right of payment with all of the Company’s and the Guarantors’ other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish Liens on the Collateral, such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent or the Holders to realize or foreclose on the Collateral. The Company may also issue additional Notes after the Issue Date as described above or otherwise incur Obligations which would be secured by the Collateral, the effect of which would be to increase the amount of Indebtedness secured equally and ratably by the Collateral. The ability of the Holders to realize on the Collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— Certain Bankruptcy Limitations.”

Limitation on Collateral Consisting of Subsidiary Securities

We are subject to Rule 3-16 of Regulation S-X under the Securities Act. Accordingly, the stock, other Equity Interests and other securities of a Subsidiary of Parent otherwise constituting Collateral will constitute Collateral for the benefit of the Holders only to the extent that such stock, Equity Interests and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other U.S. Federal law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. Federal government agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act (or any such other U.S. Federal law, rule or regulation) requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s stock, Equity Interests or other securities secure the Notes, then the stock, Equity Interests and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to such requirement) and such excluded portion of the stock, Equity Interests and other securities is referred to as the “Excluded Stock Collateral.”

However, if Rule 3-16 of Regulation S-X under the Securities Act is thereafter amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any law, rule or regulation is adopted, which would permit) such Subsidiary’s stock, Equity Interests and other securities to secure the Notes in excess of the amount then pledged without filing with the SEC (or any other U.S. Federal governmental agency) of separate financial statements of such Subsidiary, then the stock, Equity Interests and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to any such financial statement requirement).

In accordance with the limitations described in the two immediately-preceding paragraphs, the Collateral for the benefit of the Holders will include stock, other Equity Interests and other securities of certain existing and future Subsidiaries of Parent only to the extent that the applicable value of such stock, other Equity Interests and other securities (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. As a result, the portion of the stock, other Equity Interests and other securities of Subsidiaries constituting Collateral for the benefit of the Holders may decrease or increase as described above. We conduct substantially all of our business through our subsidiaries, some of which have capital stock with a value in excess of 20% of the aggregate principal amount of Notes. See “Risk Factors — Risks Related to the Notes — The pledge of the securities of our subsidiaries that secures the notes, subject to certain exceptions, will automatically be released to the extent and for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary. As result of any such release, the notes could be secured by less collateral than our other first lien obligations, including the Credit Facility.”

Certain Bankruptcy Limitations

In addition to the limitations described above, the right of the Collateral Agent to obtain possession, exercise control over or dispose of the Collateral following an event of default is likely to be significantly impaired by applicable bankruptcy law if the Company or any Guarantor were to have become a debtor under the U.S. Bankruptcy Code prior to the Collateral Agent having obtained possession, exercised control over or disposed of the Collateral. Upon the commencement of a case for relief, under the U.S. Bankruptcy Code, a secured creditor is prohibited by the automatic stay from obtaining possession of its collateral from a debtor in a bankruptcy case, or from exercising control over or disposing of collateral taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The term “adequate protection” is not defined in the U.S. Bankruptcy Code, but it includes making periodic cash payments, providing an additional or replacement Lien or granting other relief, in each case to the extent that the collateral decreases in value during the pendency of the bankruptcy case as a result of, among other things, the imposition of the automatic stay, the use, sale or lease of such collateral or any grant of a “priming lien” in connection with DIP Financing. The type of adequate protection provided to a secured creditor will vary according to the circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or decrease in value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior or pari passu Liens) is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims to the extent of the value of the Collateral and would hold unsecured claims with respect to any shortfall. Under the U.S. Bankruptcy Code, a secured creditor’s claim includes interest and any reasonable fees, costs or charges provided for under the agreement under which such claim arose only if and to the extent the claims are oversecured. In addition, if the Company or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may void certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances. See “Risk Factors — Risks Related to the Notes — Federal and state statutes allow courts, under specific circumstances, to void the notes, guarantees or security interests and require noteholders to return payments received from us or the guarantors.”

In the event the Company or any Guarantor becomes a debtor in a bankruptcy case, the Company or such Guarantor may enter into DIP Financing in such case. As a result of such DIP Financing, the Liens on the Collateral securing the Notes and the Guaranties may, without any further action or consent by the Trustee, the Collateral Agent or the Holders, be made junior and subordinated to Liens granted to secure such DIP Financing so long as the Company or the applicable Guarantor can show that (i) it could not obtain credit otherwise and (ii) there is adequate protection of the interest of the holder of the Lien on the assets on which such priming Lien is proposed to be granted. In addition, as described under “— Pari Passu Intercreditor Arrangements”, pursuant to the Intercreditor Agreement, Holders will not be permitted to object to certain DIP Financings and may be required to subordinate their Liens in connection with certain DIP Financings. See “Risk Factors — Risks Related to the Notes — Bankruptcy laws may limit the ability of holders of the notes to realize value from the collateral.” and “— If the notes are issued with original issue discount and a bankruptcy petition were filed by or against the Issuer, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.”

Release

The Liens on the Collateral will be released with respect to the Notes and the Guaranties:

(i)	in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on, the Notes;

(ii)	in whole, upon satisfaction and discharge of the Indenture as described under “— Satisfaction and Discharge;”

(iii)	in whole, upon a legal defeasance or covenant defeasance as described under “— Defeasance;”

(iv)	in part, as to any property or asset constituting Collateral (A) that is sold or otherwise disposed of or deemed disposed of in a transaction permitted by “— Certain Covenants — Limitation on Sales of

Assets and Subsidiary Stock,” (B) that is owned by a Subsidiary Guarantor to the extent such Subsidiary Guarantor has been released from its Subsidiary Guarantee in accordance with the Indenture or (C) otherwise in accordance with, and as expressly provided for under, the Indenture and the Collateral Documents;

(v)	as described under “— Pari Passu Intercreditor Arrangements;”

(vi)	with respect to any particular item of Collateral, upon release by the Collateral Agent of the liens on such item of Collateral securing the Credit Agreement Obligations and the substantially concurrent release of the liens on such item of Collateral securing any other First Lien Obligations (other than the Notes); provided, however, that there is then outstanding under the Credit Agreement aggregate debt and debt commitments in an amount that exceeds the aggregate principal amount of the then outstanding Notes; provided, further, however that this clause (vi) shall not apply with respect to a release of all or substantially all of the Collateral;

(vii)	to the extent any particular item of Collateral becomes an Excluded Asset; or

(viii)	as described under “— Amendments and Waivers.”

Upon any sale or disposition of Collateral in compliance with the Indenture and the Collateral Documents, the Liens in favor of the Collateral Agent on such Collateral and (subject to the provisions described under “— After-Acquired Property”) all proceeds thereof shall automatically terminate and be released and the Collateral Agent will execute and deliver such documents and instruments as the Company and the Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the Holders.

To the extent required by law, the Company will furnish to the Collateral Agent and the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents and the Indenture, an Officers’ Certificate and Opinion of Counsel and such other documentation as is required by the Indenture.

To the extent required by law, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Collateral Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee.

Notwithstanding anything to the contrary in the preceding paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to the released Collateral.

The Company will not be required to comply with TIA §314(d) with respect to any of the following:

(a)	cash payments (including for the scheduled repayment of Indebtedness) in the ordinary course of business;

(b)	sales or other dispositions of inventory in the ordinary course of business;

(c)	collections, sales or other dispositions of accounts receivable in the ordinary course of business; and

(d)	sales or other dispositions in the ordinary course of business of any property the use of which is no longer necessary or desirable in, and is not material to, the conduct of the business of the Company and its Subsidiaries;

provided, however, the Company’s right to rely on the above will be conditioned upon the Company’s delivering to the Trustee, within 30 calendar days following the end of each six-month period beginning                      on

             and of any year, an Officers’ Certificate to the effect that all releases during such six-month period in respect of which the Company did not comply with TIA §314(d) in reliance on the above were made in the ordinary course of business.

The Company will otherwise comply with the provisions of TIA §314.

Ranking

Senior Indebtedness versus Notes

The Notes will be senior secured obligations of the Company and will rank equal in right of payment to all of the Company’s existing and future indebtedness that is not subordinated to the Notes, will be senior to all of the Company’s existing and future indebtedness that is subordinated in right of payment to the Notes and will be effectively senior to all of the Company’s existing and future unsecured indebtedness to the extent of the value of the assets securing the Guaranties. The Guaranties will be senior secured obligations of each Guarantor and will rank equal in right of payment to all of the existing and future indebtedness of each Guarantor that is not subordinated to the Notes, will be senior to all of the existing and future indebtedness of each Guarantor that is subordinated in right of payment to the Notes and will be effectively senior to all of the existing and future unsecured indebtedness of each Guarantor to the extent of the value of the assets securing the Notes. The Notes and the Guaranties will be secured by liens on certain assets that also secure the Credit Agreement Obligations. The Notes and the Guaranties will be effectively junior in right of payment to liabilities of the subsidiaries of Parent that will not be Guarantors. See “— Collateral” for a description of the Collateral and the lien priority with respect thereto.

As of June 30, 2012, on an as adjusted basis as described under “Capitalization,” the Company’s and the Guarantors’ total debt would have been approximately $9.6 billion, including approximately $4.7 billion aggregate principal amount of senior indebtedness secured by the Collateral under the Credit Agreement (without giving effect to $707.3 million of additional availability under the revolving credit facility under the Credit Agreement (after giving effect to the approximately $37.7 million of issued and undrawn letters of credit and $5.0 million of revolving loans outstanding)), $1.25 billion aggregate principal amount of Notes, and $3.2 billion of unsecured Senior Indebtedness.

Liabilities of Subsidiaries versus Notes

A substantial portion of our operations is conducted through our Subsidiaries. Some of our Subsidiaries are not Guaranteeing the Notes, and, as described above under “— Guaranties,” Subsidiary Guaranties may be released under certain circumstances. In addition, our future Subsidiaries may not be required to Guarantee the Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

As of June 30, 2012, the total liabilities of our Subsidiaries (other than the Subsidiary Guarantors) were approximately $8.2 billion, or 64% of our total liabilities. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Such Indebtedness may be secured Indebtedness that has a prior or pari passu claim on the Collateral or a claim on assets not constituting Collateral. Any such claim on the Collateral by holders of such Indebtedness may provide those holders rights with respect to the Collateral, including enforcement of the related Liens, that may diminish the value of the Collateral in favor of the Notes. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness.”

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or Parent;

(2) individuals who on the Issue Date constituted the Board of Directors or the Parent Board (together with any new directors whose election by such Board of Directors or the Parent Board or whose nomination for election by the shareholders of the Company or Parent, as the case may be, was approved by a vote of a majority of the directors of the Company or Parent, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors or the Parent Board then in office; and

(3) the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. Neither Parent nor the Company has the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness,” “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreement will prohibit us from purchasing any Notes and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. We cannot assure you that we will have sufficient funds available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Parent or the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Parent or the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Suspension of Covenants on Achievement of Investment Grade Status

Following the first day:

(a) the Notes have achieved Investment Grade Status; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“— Limitation on Indebtedness,”

•	“— Limitation on Restricted Payments,”

•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“— Limitation on Sales of Assets and Subsidiary Stock,”

•	“— Limitation on Affiliate Transactions,”

•	“— Limitation on Line of Business”

•	the provisions of clauses (1)(A) and (3) of “— Limitation on Sale/Leaseback Transactions,” and

•	the provisions of clause (3) of the first paragraph of “— Merger and Consolidation.”

If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “— Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “— Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first and second paragraphs of “— Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of the second paragraph of “— Limitation on Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenants described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the second paragraph of “— Limitation on Restricted Payments.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness of the Company and the Subsidiary Guarantors pursuant to Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1), clause (3) below (and, without duplication, any Refinancing Indebtedness in respect of Indebtedness Incurred under clause (3) that is Incurred under clause (6) below (and, without duplication, any successive Refinancing Indebtedness in respect thereof)) and clause (13) below and then outstanding does not exceed $7,815.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “Limitation on Sales of Assets and Subsidiary Stock”;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such

Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness and such Indebtedness is held by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations in respect of the Notes and the Guaranties and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is held by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty;

(3) the Notes (other than any additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant or the Consolidated Coverage Ratio would be higher after giving pro forma effect to such acquisition;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7) Hedging Obligations;

(8) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10) Indebtedness consisting of the Guarantee of a Subsidiary Guarantor of Indebtedness Incurred pursuant to this covenant (other than Indebtedness Incurred pursuant to clauses (5) and (14) of this paragraph or Refinancing Indebtedness Incurred pursuant to clause (6) of this paragraph to the extent such Refinancing Indebtedness Refinances Indebtedness Incurred pursuant to such clause (5)); provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee thereof shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

(11) Purchase Money Indebtedness and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed 4.0% of Total Assets;

(12) Physician Support Obligations incurred by the Company or any Restricted Subsidiary;

(13) Indebtedness Incurred pursuant to a Qualified Receivables Transaction; provided, however, that, at the time of such Incurrence, the Company would have been entitled to Incur Indebtedness pursuant to clause (1) above in an amount equal to the Receivables Transaction Amount of such Qualified Receivables Transaction;

(14) Non-Recourse Indebtedness of Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Non-Recourse Indebtedness of Restricted Subsidiaries Incurred pursuant to this clause (14) and then outstanding does not exceed 4.0% of Total Assets;

(15) the Incurrence by the Company or any Guarantor of Indebtedness to the extent that the net proceeds thereof are promptly deposited to fully defease or fully satisfy and discharge the notes; and

(16) Indebtedness of the Company or the Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Subsidiary Guarantors Incurred pursuant to this clause (16) and then outstanding does not exceed the greater of $750.0 million and 5.0% of Total Assets.

(c) For purposes of determining compliance with this covenant:

(1) any Indebtedness outstanding under the Credit Agreement as of the Issue Date will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses or paragraph (a) above;

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(4) in the case of any Indebtedness initially Incurred pursuant to clause (b)(11), (b)(14) or (b)(16) above, the Company will be entitled, in its sole discretion, to later reclassify all or any portion of such Indebtedness as having been Incurred under any other clause above or paragraph (a) as long as, at the time of such reclassification, such Indebtedness (or portion thereof) would be permitted to be Incurred pursuant to such other clause or paragraph.

(d) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

As set forth in paragraph (a) below, our capacity to make Restricted Payments depends in part on a calculation based on our Consolidated Net Income since, and other transactions occurring from, July 1, 2007 or July 25, 2007, as applicable; accordingly, immediately after this offering, we would have a Restricted Payments basket of approximately $584.2 million under paragraph (a) below.

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the RP Reference Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the RP Reference Date occurred to the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of other property received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the RP Reference Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution and the fair market value, as determined in good faith by the Board of Directors of the Company, of other property received by the Company from its shareholders subsequent to the RP Reference Date; plus

(C) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of other property received by the Company from the Incurrence of Indebtedness to the extent such Indebtedness is converted or exchanged for Capital Stock (other than Disqualified Stock) subsequent to the RP Reference Date (other than an Incurrence to a Subsidiary of the Company and other than an Incurrence to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) (less the amount of any cash distributed by the Company upon such conversion or exchange); plus

(D) an amount equal to the sum of (x) the aggregate amount received by the Company or its Restricted Subsidiaries after the RP Reference Date resulting from repurchases, repayments or redemptions of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Subordinated Obligations of such Person which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant or the redemption, repurchase or retirement of Subordinated Obligations, if at the date of any irrevocable redemption notice such payment would have complied with this covenant; provided, however, that the payment of such dividend or payment of Subordinated Obligations shall be included in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of Parent, the Company or any of its Subsidiaries from consultants, former consultants, employees, former employees, directors or former directors of Parent, the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness) shall not exceed $60.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Capital Stock of the Company and, to the extent contributed to the Company, Capital Stock of Parent, in each case to employees, directors or consultants of Parent, the Company or any of its Restricted Subsidiaries, that occurs after the Issue Date plus (B) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries, or by Parent to the extent contributed to the Company, after the Issue Date (provided that the Company shall be entitled to elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(5) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) in the event of a Change of Control or Asset Disposition, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Disqualified Stock of Parent, the Company or any Restricted Subsidiary; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control or an offer to purchase Notes with the Net Cash Proceeds of an Asset Disposition and has repurchased all Notes validly tendered and not withdrawn in connection with such offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded in the calculation of the amount of Restricted Payments;

(9) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10) Restricted Payments made by or in connection with the sale, disposition, transfer, dividend, distribution, contribution or other disposition of assets, other than cash or Temporary Cash Investments, in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (10), does not exceed 4.0% of Total Assets; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom), (B) at the time of and after giving effect to each such Restricted Payment, the Company is entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness” and (C) the amount of Restricted Payments made pursuant to this clause (10) shall be excluded in the calculation of the amount of Restricted Payments;

(11) the declaration and payment of dividends to, or the making of loans to, Parent in amounts required for Parent to pay, without duplication: (A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence; (B) income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; (C) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of Parent; (D) general corporate overhead and operating expenses for Parent; and (E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by Parent; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(12) distributions of Investments in Unrestricted Subsidiaries; provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments;

(13) payments in connection with a Qualified Receivables Transaction; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(14) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), mandatory redemptions of any Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that (A) the aggregate amount paid for such redemptions with respect to any such issuance is no greater than the corresponding amount that constituted a Restricted Payment or Permitted Investment upon issuance thereof and (B) at the time of and after giving effect to each such mandatory redemption, the Company is entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(15) Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (15) does not exceed $300.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) the amount of Restricted Payments made pursuant to this clause (15) shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement in effect on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction included in contracts for the sale of assets, including any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E) any encumbrance or restriction required by the terms of any agreement relating to a Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to such Qualified Receivables Transaction;

(F) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(G) any encumbrance or restriction pursuant to the terms of any agreement or instrument relating to any Indebtedness of a Restricted Subsidiary permitted to be Incurred subsequent to the Issue Date pursuant to the covenant described under “— Limitation on Indebtedness” (i) if such encumbrance and restriction contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of Notes than the encumbrances and restrictions contained in the Credit Agreement on the Issue Date (as determined in good faith by the Company) or (ii) if the encumbrances and restrictions are not materially more disadvantageous to the holders of Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not adversely affect the Company’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(H) any encumbrance or restriction pursuant to the terms of any agreement or instrument relating to any Indebtedness of Subsidiary Guarantors or Foreign Subsidiaries to the extent such Indebtedness is permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date pursuant to the covenant described under “— Limitation on Indebtedness”;

(I) any encumbrance or restriction pursuant to customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(J) applicable law or any applicable rule, regulation or order; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company elects (or is required by the terms of any First Lien Obligations), to prepay, repay, redeem or purchase First Lien Obligations (in each case other than Indebtedness owed to the Company or a Subsidiary of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Notes (and to holders of other First Lien Obligations designated by the Company) to purchase Notes (and such other First Lien Obligations) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of First Lien Obligations pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such First Lien Obligations and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, although such requirement to retire First Lien Obligations and reduce loan commitments shall not be deemed to prohibit the Company and the Restricted Subsidiaries from thereafter Incurring Indebtedness otherwise permitted by the covenant described under “— Limitation on Indebtedness”; provided, however, that, in the case of clause (B) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further that if any Acceptable Commitment is later canceled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall be applied pursuant to clause (C) above.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $100.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness or in any other manner permitted by the Indenture. Holders of Notes may not have control of, or a perfected security interest in, such Net Available Cash, which could diminish the value of the Collateral.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption or discharge of Indebtedness or other liabilities of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2) securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the Asset Disposition, to the extent of the cash received in that conversion;

(3) Additional Assets; and

(4) any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value (as determined in good faith by the Board of Directors), taken together with all other Designated Noncash Consideration received pursuant to this clause) that is at that time outstanding, not to exceed the greater of (x) $250.0 million and (y) an amount equal to 3.0% of Total Assets on the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other First Lien Obligations) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other First Lien Obligations) at a purchase price of 100% of their principal amount (or, in the event such other First Lien Obligations was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other First Lien Obligations, such other price, not to exceed 100%, as may be provided for by the terms of such other Senior First Lien Obligations) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or any greater integral multiple of $1,000. The Company shall not be required to make such an offer to purchase Notes (and other First Lien Obligations) pursuant to this covenant if the Net Available Cash available therefor is less than $100.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $25.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction, if any, have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $100.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Permitted Investment (other than a Permitted Investment described in clauses (1), (2) or (15) of the definition thereof) or Restricted Payment (but, in the case of a Restricted Payment, only to the extent (i) included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of, or (ii) made pursuant to clauses (4) through (15) of paragraph (b) of, the covenant described under “— Limitation on Restricted Payments”);

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, or indemnities provided on behalf of employees or directors approved by the Board of Directors or senior management of the Company;

(3) loans or advances to employees in the ordinary course of business consistent with past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $25.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Company, or are no less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(8) any agreement as in effect on the Issue Date or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries in any material respect) and the transactions evidenced thereby;

(9) any transaction pursuant to a Qualified Receivables Transaction;

(10) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(11) the entry into and performance obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not less favorable to the Holders in any material respect; and

(12) any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased substantially contemporaneously by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business, except to the extent as would not be material to the Company and its Subsidiaries taken as a whole.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its assets or properties (including Capital Stock of a Restricted Subsidiary), or any income, profits or proceeds therefrom, in each case whether owned at the Issue Date or thereafter acquired, other than:

(1)	in the case of any Initial Lien on any Collateral, such Initial Lien if such Initial Lien is a Permitted Lien; and

(2)	in the case of any Initial Lien on any asset or property not constituting or required to become Collateral, such Initial Lien if (a) the Notes and the Guaranties are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien, or (b) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders pursuant to clause (2) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien, which release and discharge, in the case of any sale of such asset or property, shall not affect any Lien that the Collateral Agent, Trustee or any other authorized representative may have on the proceeds from such sale.

If the Company or any Guarantor creates any Lien upon any property or assets to secure any First Lien Obligations, it must concurrently grant a First Lien upon such property or assets as security for the Notes or the applicable Guaranty such that the property or assets subject to such Lien becomes Collateral subject to the First Lien, except to the extent such property or assets constitutes (a) cash or cash equivalents required to secure only letter of credit obligations under the Credit Agreement or (b) Excluded Stock Collateral and the granting of a First Lien as security for the Notes or the applicable Guaranty would require the Company to file separate financial statements for any subsidiary with the SEC that the Company would not otherwise be required to file.

The Company and the Guarantors will not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes, the Collateral Documents and the Intercreditor Agreement.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “— Limitation on Liens”;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock.”

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and shall expressly assume all the obligations of the Company under the applicable Collateral Documents and shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clauses (2) and (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or to another Restricted Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the applicable Collateral Documents, and the predecessor Company, except in the case of a lease, shall be released from all obligations under the Indenture and the applicable Collateral Documents and to pay the principal of and interest on the Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty and shall expressly assume all the obligations of such Subsidiary under the applicable Collateral Documents and shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or a Subsidiary of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture;

provided, however, that clause (2) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to a Subsidiary Guarantor (so long as no Capital Stock of the Subsidiary Guarantor is distributed to any Person) or to another Restricted Subsidiary or (B) a Subsidiary Guarantor merging with an Affiliate of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in another jurisdiction.

(c) Parent will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of Parent, if any, under the Parent Guaranty and shall expressly assume all the obligations of Parent under the applicable Collateral Documents and shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the

Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture;

provided, however, that clause (2) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Parent (so long as no Capital Stock of Parent is distributed to any Person) or (B) Parent merging with an Affiliate of the Company solely for the purpose of reincorporating Parent in another jurisdiction.

Future Guarantors

The Company will cause each Domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (7), (8), (9), (12), (13) or (14) of paragraph (b) of the covenant described under “Limitation on Indebtedness”) to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (7), (8), (9), (12), (13) or (14) of paragraph (b) of the covenant described under “Limitation on Indebtedness” and other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, within 30 Business Days, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture and applicable to the other Subsidiary Guarantors.

Impairment of Security Interest

Parent and the Company shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take, any action which action or omission might reasonably or would (in the good faith determination of the Company) have the result of materially impairing the value of the security interests, taken as a whole, including the lien priority with respect thereto, with respect to the Collateral for the benefit of the Collateral Agent and the Holders, including materially impairing the lien priority of the Notes with respect thereto (it being understood that any release described under “Collateral — Release” and the incurrence of Permitted Liens shall not be deemed to so materially impair the security interests with respect to the Collateral).

The Indenture will provide that, at the direction of the Company and without the consent of the Holders, the Collateral Agent or its agent or designee shall from time to time enter into one or more amendments, extensions, renewals, restatements, supplements or other modifications or replacements to or of the Notes Collateral Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein that does not materially adversely affect the interests of the Holders, (ii) provide for Permitted Liens or Liens otherwise permitted under “Certain Covenants — Liens”, (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the Holders in any material respect.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC subject to the next sentence and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, at any time that Parent holds no material assets other than cash, Temporary Cash Investments and the Capital Stock of the Company or any other direct or indirect intermediate holding company parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of Parent rather than of the Company; provided, however, that the issuance by Parent of any Indebtedness or Capital Stock shall not be deemed to prevent the Company from exercising its option described in this paragraph to file and furnish reports, information and other documents of Parent to satisfy the requirements of this covenant.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company or Parent to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture or the Notes;

(5) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $125.0 million (the “cross acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”);

(7) any judgment or decree for the payment of money in excess of $125.0 million (other than a judgment or decree covered by indemnities or insurance policies issued by reputable and creditworthy companies to the extent coverage has not been disclaimed) is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

(8) any Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or any Guarantor denies or disaffirms its obligations under its Guaranty;

(9) (a) any Lien created by the Notes Collateral Documents relating to the Notes and/or the Guaranties shall not constitute a valid and perfected Lien on any portion of the Collateral intended to be covered thereby with an aggregate fair market value, with respect to all such Liens taken together, greater than $50.0 million (to the extent perfection is required by the Indenture or the Notes Collateral Documents), except as otherwise permitted by the terms of the Indenture or the relevant Notes Collateral Documents and other than the satisfaction in full of all obligations of the Company and the Guarantors under the Indenture or the release or amendment of any such Lien in accordance with the terms of the Indenture and the Notes Collateral Documents, (b) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture and the Notes Collateral Documents, any of the Notes Collateral Documents (including the notice designating the Notes as “Pari Passu Debt Obligations” under the Collateral Agreement) shall for whatever reason be terminated or cease to be in full force and effect, or (c) the enforceability of any Notes Collateral Document shall be contested by the Company or any Guarantor, except in each case to the extent that any such invalidity or loss of perfection or termination results from the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) or take other appropriate action or the failure of the Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities pledged or other possessory collateral pledged under the applicable Notes Collateral Documents; or

(10) so long as any other First Lien Obligations are outstanding, the Intercreditor Agreement shall cease to be effective or cease to be legally valid and binding, or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same (a) results directly from the action or inaction of the Collateral Agent or (b) is not materially adverse to the Holders.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

In the event of any Event of Default under the cross acceleration provision, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 Business Days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

In the event that the Company or any of its Restricted Subsidiaries had previously taken an action (or failed to take an action) that was prohibited (or required) by the Indenture solely because of the continuance of a Default (the “Initial Default”), then upon the cure or waiver of the Initial Default, any Default or Event of Default arising from the taking of such action (or failure to take such action) and all consequences thereof (excluding any resulting payment Default, other than as a result of acceleration of the Notes) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Except as provided below, the Indenture and the Notes Collateral Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) change the provisions applicable to the redemption of any Note as described under “— Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(9) make any change in, or release other than in accordance with the Indenture, any Guaranty that would adversely affect the Noteholders.

In addition, without the consent of the holders of at least two-thirds in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), an amendment or waiver may not:

(1) subject to the requirements of the Trust Indenture Act, release all or substantially all of the Collateral, except as otherwise permitted by the Indenture or the Notes Collateral Documents; or

(2) modify the Intercreditor Agreement in any manner materially adverse to the Holders, except as otherwise permitted by the Indenture or the Notes Collateral Documents.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Guarantors, the Trustee and, if applicable, the Collateral Agent may amend the Indenture and the Notes Collateral Documents:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company or any Guarantor under the Indenture and the Notes Collateral Documents;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties;

(5) to add to the covenants of the Company or any Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the Notes;

(7) to comply with any requirement of the SEC as a result of the qualification of the Indenture under the Trust Indenture Act;

(8) to make changes of a technical or conforming nature that are necessary (as determined in good faith by the Company) for the proper issuance of additional Notes otherwise permitted to be issued under the Indenture;

(9) to evidence and provide for the acceptance and appointment under the Indenture or Notes Collateral Documents of a successor Trustee or Collateral Agent pursuant to the applicable requirements thereof or to provide for the accession by such successor Trustee or Collateral Agent, as applicable, to the Notes, the Guarantees, the Indenture and the Notes Collateral Documents;

(10) to conform the text of the Indenture, the Notes, the Notes Collateral Documents and the Guaranties to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Notes Collateral Documents and the Guaranties;

(11) to add additional assets as Collateral or to release any Collateral from the Liens securing the Notes, in each case pursuant to the terms of the Indenture and the Notes Collateral Documents, as and when permitted or required by the Indenture and the Notes Collateral Documents; or

(12) to the extent necessary to provide for the granting of a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited under “— Certain Covenants — Impairment of Security Interest” or otherwise under the Indenture.

Each Holder, by its acceptance of the Notes, will be deemed to have consented and agreed to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the Indenture; and authorizes and empowers the Trustee and (through the Intercreditor Agreement) the Applicable Authorized Representative to bind the Holders of Notes and other holders of Pari Passu Debt Obligations as set forth in the applicable Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder.

Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of the Indenture or the Notes.

The foregoing will not limit the right of the Company to amend, waive or otherwise modify the Collateral Documents in accordance with their terms.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or any Notes Collateral Document unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar (the “Registrar”) and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and Guarantors and the judgment default provision described under “— Defaults” above and the limitation contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (7) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, the Liens, as they pertain to the Notes and the Guaranties, will be released and the Company and each Guarantor, as applicable, will be released from all of their respective obligations with respect to the Guaranties and, to the extent pertaining to the Notes and the Guaranties, the Notes Collateral Documents.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Regions Bank, an Alabama banking corporation, is to be the Trustee under the Indenture. We have appointed Regions Bank as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Concerning the Collateral Agent

Credit Suisse AG will be the Collateral Agent as of the closing of this offering. Each of the Secured Parties hereby irrevocably appoints Credit Suisse AG (and its successors) to act on its behalf as the Collateral Agent under each of the Notes Collateral Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms thereof. The Collateral Agent will have no duties or obligations except those expressly set forth in the Collateral Documents of which it is party. The Collateral Agent will not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Collateral Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an event of default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Collateral Documents that the Collateral Agent is required to exercise; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Collateral Document or applicable law;

(iii) shall not, except as expressly set forth in the Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer or any of its affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Applicable Authorized Representative or (b) in the absence of its own gross negligence or willful misconduct or (c) in reliance on a certificate of an authorized officer of Parent or the Borrower stating that such action is permitted by the terms of the Intercreditor Agreement. The Collateral Agent shall be deemed not to have knowledge of any event of default under any series of First Lien Obligations unless and until written notice describing such event of default is given to the Collateral Agent by the Representative of such First Lien Obligations or Parent or the Borrower; and

(v) shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with the Intercreditor Agreement or any other Collateral Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein or the occurrence of any event of default, (d) the validity, enforceability, effectiveness or genuineness of the Intercreditor Agreement, any other Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (e) the value or the sufficiency of any Collateral for any series of First Lien Obligations, or (f) the satisfaction of any condition set forth in any First Lien Debt Document or Collateral Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

BY ACCEPTING A NOTE EACH HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY AGREED TO THE FOREGOING PROVISIONS OF THE TWO PRIOR PARAGRAPHS AND SHALL BE BOUND BY THOSE AGREEMENTS TO THE FULLEST EXTENT PERMITTED BY LAW.

Holders may not, individually or collectively, take any direct action to enforce any rights in their favor under the Notes Collateral Documents. The Holders may only act by instruction to the Trustee, which shall instruct the Collateral Agent.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company or any Guarantor under the Notes, any Guaranty, any Note Collateral Document or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation (other than pursuant to any Guaranty or Note Collateral Document). Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Notes and the Notes Collateral Documents will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Accounts” has the meaning given to such term in the New York UCC.

“Additional Assets” means:

(1) any property, plant or equipment or other assets or capital expenditures used in a Related Business or that replace the assets that were the subject of the Asset Disposition;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business or replaces the assets that were the subject of the Asset Disposition.

“Additional First Lien Obligation Secured Parties” means (a) the holders of any Additional First Lien Obligations (including any Pari Passu Debt Obligations), (b) any Representative with respect thereto and (c) the successors and assigns of each of the foregoing.

“Additional First Lien Obligation Collateral Documents” means, in respect of any series of Additional First Lien Obligations, each agreement, instrument or other document entered into in favor of the Representative in respect of such Indebtedness or any of the other secured parties in respect thereof for purposes of securing the Obligations under such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means with respect to any Note on any applicable redemption date, the excess of: (a) the present value at such redemption date of (i) the redemption price at                     , 2015 (such redemption price being set forth under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the Notes through                     , 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the Notes.

“Asset Disposition” means any sale, lease, transfer or other voluntary disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof, including the exclusion for Permitted Investments) and that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation” or any disposition that constitutes a Change of Control;

(C) a disposition of assets with a fair market value of less than $100.0 million;

(D) a disposition of cash or Temporary Cash Investments;

(E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F) a Hospital Swap;

(G) long-term leases of Hospitals to another Person; provided that the aggregate book value of the properties subject to such leases at any one time outstanding does not exceed 10.0% of the Total Assets at the time any such lease is entered into;

(H) a disposition of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(I) a disposition of Capital Stock, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(J) foreclosures on assets or transfers by reason of eminent domain;

(K) a disposition of an account receivable in connection with the collection or compromise thereof; and

(L) any sale, disposition or creation of a Lien pursuant to a Qualified Receivables Transaction.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and properties subject to Liens created pursuant to any Notes Collateral Document to secure the Obligations in respect of the Notes (including the Guaranties), the Notes Collateral Documents and the Indenture.

“Collateral Agent” means Credit Suisse AG, in its capacity as collateral agent under the Collateral Agreement (including any sub-agents or additional agents from time to time appointed by it), and any successor thereof.

“Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010, by and among Parent, the Company, certain of its Subsidiaries identified therein as guarantors and Credit Suisse AG, as the Collateral Agent, together with the documents related thereto (including the supplements thereto and certificates delivered thereunder designating indebtedness and other obligations as “Pari Passu Debt Obligations” thereunder), as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Notes Collateral Documents, the Credit Agreement Collateral Documents and the Additional First Lien Obligations Collateral Documents.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the

Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness (but excluding any Indebtedness Incurred on or after such date of determination under paragraph (b) of the covenant described under “— Limitation on Indebtedness”) as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication (but excluding, in each case amortization of deferred financing fees, any loss on early extinguishment of Indebtedness and any fees related to a Qualified Receivables Transaction):

(1) interest expense attributable to Capital Lease Obligations;

(2) amortization of debt discount;

(3) capitalized interest;

(4) non-cash interest expense (other than imputed interest as a result of purchase accounting);

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) dividends paid in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent actually funded with cash;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income to the extent actually funded in cash;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary, unusual or nonrecurring gains, losses, costs, charges or expenses (including severance, relocation, transition and other restructuring costs and litigation settlements or losses);

(6) the cumulative effect of a change in accounting principles;

(7) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

(8) any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness;

(9) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with the Transactions or any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed);

(10) any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133); and

(11) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any person, any provision of any security issued by such person or of any agreement, instrument or undertaking to which such person is a party or by which it or any of the property owned by it is bound.

“Controlling Secured Parties” means, at any time, the Secured Parties with respect to the series of First Lien Obligations the Representative of which is, at such time, the Applicable Authorized Representative.

“Credit Agreement” means the Credit Agreement, originally dated as of July 25, 2007, by and among, Parent, the Company, certain of its Subsidiaries identified therein as guarantors, the lenders from time to time party thereto, Credit Suisse, as Administrative Agent and collateral agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more other agreements (and related documents) governing Indebtedness, including indentures, incurred to Refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Agreement Collateral Documents” means the Collateral Agreement, the Intercreditor Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Collateral Agent or any of the other Credit Agreement Secured Parties for purposes of securing the Credit Agreement Obligations (including the guarantees under the Collateral Agreement), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans under the Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Company under the Credit Agreement in respect of any letter of credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Company to any of the Credit Agreement Secured Parties under the Credit Agreement and each of the other loan documents in respect thereof, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Company under or pursuant to the Credit Agreement and each of the other loan documents in respect thereof, (c) the due and punctual payment and performance of all the obligations of Parent and each other Subsidiary of Parent under or pursuant to the Collateral Agreement and each of the other loan documents in respect of the Credit Agreement and (d) the due and punctual payment and performance of all obligations of Parent and each Subsidiary of Parent under each hedging agreement or cash management arrangement that (i) was in effect on July 25, 2007 with a counterparty that is, or is an Affiliate of, the Credit Agreement Administrative Agent or a lender thereunder as of July 25, 2007 or (ii) is entered into after July 25, 2007 with any counterparty that is, or is an Affiliate of, the Credit Agreement Administrative Agent or a lender at the time such hedging agreement or cash management arrangement is entered into; provided, however, that the aggregate amount of obligations under cash management arrangements that shall constitute “Credit Agreement Obligations” shall not exceed $200 million at any time.

“Credit Agreement Secured Parties” means (a) the holders of Credit Agreement Obligations, (b) the Representatives with respect thereto and (c) the successors and assigns of each of the foregoing.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement and indentures or debt securities) or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term debt, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any refunding, replacement or refinancing thereof through the issuance of debt securities.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Debtor” has the meaning given to such term in the New York UCC.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date which is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in terms of price to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business); and

(5) fees related to a Qualified Receivables Transaction;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or any Subsidiary of such Person.

“First Lien” means the liens on the Collateral in favor of the Secured Parties under the Collateral Documents.

“First Lien Debt Documents” means, with respect to any class of First Lien Obligations, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such First Lien Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Obligations” means the Obligations in respect of the Notes (including the Guaranties), the Notes Collateral Documents and the Indenture, the Credit Agreement Obligations and any Additional First Lien Obligations secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Notes; provided, however, that (i) such indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Debt Document and (ii) in the case of any First Lien Obligations incurred after the Issue Date, the Representative for the holders of such indebtedness shall have become party to the Intercreditor Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board; and

(3) such other statements by such other entity as approved by a significant segment of the accounting profession.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, hedging agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Grantor” means any entity that pledges Collateral.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Parent and each Subsidiary Guarantor, as applicable.

“Guaranty” means the Parent Guaranty and each Subsidiary Guaranty, as applicable.

“Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor or a successor to Parent guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or agreement intended to hedge against fluctuations in commodity prices.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Hospital” means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

“Hospital Swap” means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by the Company or a Restricted Subsidiary for one or more Hospitals and/or one or more Related Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more Hospitals and/or one or more Related Businesses; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by the Company or a Restricted Subsidiary in such transaction. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may consummate two Hospital Swaps in any 12-month period without regard to the requirements of the proviso in the previous sentence.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness” and “— Certain Covenants — Limitation on Liens”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness or Liens.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, (A) in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (B) the term “Indebtedness” will exclude Contingent Obligations Incurred in the ordinary course of business and not in respect of Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Instrument” has the meaning given to such term in the New York UCC.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person, in each case by any other Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1) a rating of “BBB-” or higher from S&P; and

(2) a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization.

“Issue Date” means the date on which the Notes are originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of intellectual property.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgaged Properties” means, at any time, those certain parcels of real property owned by Parent or any of its Subsidiaries that at such time is subject to a mortgage Lien to secure Credit Agreement Obligations.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“New York UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Controlling Secured Parties” means, at any time, the Secured Parties that are not the Controlling Secured Parties at such time.

“Non-Recourse Indebtedness” of a Person means Indebtedness:

(1) as to which neither the Company nor any Subsidiary Guarantor:

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable as a guarantor or otherwise; or

(c) constitutes the lender; and

(2) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any Subsidiary Guarantor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Non-Significant Subsidiary” means at any time, any Subsidiary (a) which at such time has total assets book value (including the total assets book value of any subsidiaries of such Subsidiary), or for which the Company or any of the Subsidiaries shall have paid (including the assumption of Indebtedness) in connection with the acquisition of Equity Interests or the total assets of such Subsidiary, less than $10,000,000 or (b) which does not and will not itself or through its subsidiaries own a hospital or an interest in a hospital or manage or operate a hospital as a “Non-Significant Subsidiary”, provided that the total assets of all Non-Significant Subsidiaries at any time does not exceed 5.0% of the total assets of Parent, the Company and its Restricted Subsidiaries on a consolidated basis.

“Notes Collateral Documents” means the Collateral Agreement, the Intercreditor Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Collateral Agent or any other Notes Secured Party for purposes of securing the Obligations in respect of the Notes (including the Guaranties), the Notes Collateral Documents and the Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Notes Secured Parties” means (a) the holders of Obligations in respect of the Notes (including the Guaranties), the Notes Collateral Documents and the Indenture, (b) the Representatives with respect thereto and (c) the successors and assigns of each of the foregoing.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means Community Health Systems, Inc., a Delaware corporation, and its successors or any other direct or indirect parent of the Company.

“Parent Board” means the Board of Directors of Parent or any committee thereof duly authorized to act on behalf of such Board.

“Parent Guaranty” means the Guarantee by Parent of the Company’s obligations with respect to the Notes, the Notes Collateral Documents and the Indenture.

“Pari Passu Agreement” means any indenture, credit agreement or other agreement, document or instrument, if any, pursuant to which any Grantor has or will incur, assume or otherwise become liable for, Pari Passu Debt Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that, in each case, the indebtedness and other obligations thereunder have been designated as Pari Passu Debt Obligations pursuant to and in accordance with the Collateral Agreement.

“Pari Passu Debt Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Pari Passu Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case, that have been designated as Pari Passu Debt Obligations pursuant to and in accordance with the Collateral Agreement and that the Representative in respect thereof has become party to the Intercreditor Agreement.

“Pari Passu Secured Parties” means (a) the holders of any Pari Passu Debt Obligations, (b) any Representative with respect thereto and (c) the successors and assigns of each of the foregoing.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, but in any event not to exceed $25.0 million in the aggregate outstanding at any one time;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (ii) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13) (a) any Investment in any captive insurance subsidiary in existence on the Issue Date or (b) in the event the Company or a Restricted Subsidiary shall establish a Subsidiary for the purpose of insuring the healthcare business or facilities owned or operated by the Company, any Subsidiary or any physician employed by or on the medical staff of any such business or facility (the “Insurance Subsidiary”), Investments in an amount that do not exceed 125% of the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed (other than any excess capital that would result in any unfavorable tax or reimbursement impact if distributed), and any Investment by such Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed and made in the ordinary course of business and rated in one of the four highest rating categories;

(14) Physician Support Obligations incurred by the Company or any Restricted Subsidiary;

(15) Investments made in connection with Hospital Swaps;

(16) any Investment in a Receivables Subsidiary or other Person, pursuant to the terms and conditions of a Qualified Receivables Transaction;

(17) Investments the payment for which consists of Capital Stock of the Company or Parent (other than Disqualified Stock);

(18) the Incurrence of Guarantees of Indebtedness not prohibited by the covenant described under “— Limitation on Indebtedness” and performance guarantees;

(19) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition; and

(20) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (20) and outstanding on the date such Investment is made, do not exceed 5.0% of the Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (20).

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) and (b)(16) under “— Certain Covenants — Limitation on Indebtedness”;

(8) Liens existing on the Issue Date;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9), (10), (15) or (16); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9), (10), (15) or (16) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14) Liens on assets of a Receivables Subsidiary and other customary Liens established pursuant to a Qualified Receivables Transaction;

(15) Liens established to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Indebtedness”; provided, however, that at the time of Incurrence and after giving pro forma effect thereto, the ratio of (x) the aggregate amount of Secured Indebtedness as of such date of determination to (y) EBITDA (determined on a pro forma basis consistent with the calculation of Consolidated Coverage Ratio) for the most recent four consecutive fiscal quarters for which internal financial statements are available would be less than 4.0 to 1.0; and

(16) Liens securing the Notes (other than any additional Notes), any Guaranty of such Notes and other Obligations under such Notes or the Indenture with respect to such Notes.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Physician Support Obligation” means:

(1) a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, a physician or healthcare professional providing service to patients in the service area of a Hospital operated by the Company or any of its Restricted Subsidiaries made or given by the Company or any Subsidiary of the Company:

(A) in the ordinary course of its business; and

(B) pursuant to a written agreement having a period not to exceed five years; or

(2) Guarantees by the Company or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician or healthcare professional providing service to patients in the service area of a Hospital operated by the Company or any of its Restricted Subsidiaries.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Public Equity Offering” means an underwritten primary public offering of common stock of Parent or the Company for cash pursuant to an effective registration statement under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of equipment or property that is used or useful in a Related Business (whether through the direct purchase of such asset or the purchase of Capital Stock of any Person owning such asset), including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer pursuant to customary terms to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any Restricted Subsidiary) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agency” means S&P and Moody’s or if S&P, Moody’s or both shall not make a rating on the Notes publicly available, a Nationally Recognized Statistical Rating Organization or organizations, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P, Moody’s or both, as the case may be.

“Receivables Subsidiary” means any special purpose Wholly Owned Subsidiary of the Company that acquires accounts receivable generated by the Company or any of its Subsidiaries and that engages in no operations or activities other than those related to a Qualified Receivables Transaction; provided that, except pursuant to Standard Securitization Undertakings, (a) no portion of the obligations (contingent or otherwise) of which is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way, (b) with which neither the Company nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company and (c) to which neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition or cause such Receivables Subsidiary to achieve certain levels of operating results.

“Receivables Transaction Amount” means, with respect to any Qualified Receivables Transaction, (a) in the case of any securitization, the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase and (b) in the case of any other sale or factoring of accounts receivable, the cash purchase price paid by the buyer in connection with its purchase of such accounts receivable (including any bills of exchange) less the amount of collections received in respect of such accounts receivable and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Company.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of the Indebtedness being Refinanced and (B) the 91st day after the Stated Maturity of any Notes then outstanding;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the greater of (A) the Average Life of the Indebtedness being Refinanced and (B) the Average Life of any Notes then outstanding;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means a business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, or the management, leasing or operation of, any of the foregoing.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock in their capacity as such (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“RP Reference Date” means July 25, 2007.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company and its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Secured Parties” means (a) the Notes Secured Parties, (b) the Credit Agreement Secured Parties and (c) any Additional First Lien Obligation Secured Parties (including any Pari Passu Secured Parties).

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary of the Company;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means all representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are customary in securitization transactions involving accounts receivable.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one Nationally Recognized Statistical Rating Organization or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Total Assets” means, as of any date of determination, after giving pro forma effect to any acquisition of assets on such date, the sum of the amounts that would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as the total assets of the Company and its Restricted Subsidiaries.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to                     , 2015; provided,

however, that if the period from such redemption date to                     , 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Regions Bank, an Alabama banking corporation, until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “Certain Covenants — Limitation on Indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation. This summary deals only with holders that purchase notes in this offering for cash at the “issue price” (as defined below). This summary is general in nature and does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, S corporations, mutual funds, partnerships or other pass-through entities for United States federal income tax purposes, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, dealers or traders in securities or currencies and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States holder (as defined below) is not the United States dollar. Moreover, the effect of any applicable federal estate or gift, state, local or non-United States tax laws is not discussed.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The term “United States holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons has the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

The term “non-United States holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Special rules, not discussed here, may apply to certain non-United States holders such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax; and

•	investors in pass-through entities that are subject to special treatment under the Code.

If a partnership or other entity taxable as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the tax status of the partner and the activities of the partner and the partnership. A partner in a partnership or other entity taxable as a partnership for United States federal income tax purposes that holds the notes should consult its tax advisor as to the tax consequences applicable to such partner.

Additional Payments. We may be required to pay additional amounts in redemption of the notes in addition to their stated principal amount and accrued interest in the circumstances described under “Description of the Notes—Change of Control” and “Description of the Notes—Optional Redemption.” Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. If we become obligated to pay additional amounts in redemption, then we intend to take the position that such amounts will be treated as additional proceeds and taxed as described below under the headings “—United States Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” or “—Non-United States Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes.” These positions will be based on our determination that, as of the date of the issuance of the notes, the possibility that additional amounts in redemption of the notes will have to be paid was a remote or incidental contingency within the meaning of the applicable Treasury regulations.

Our determination that these contingencies are remote or incidental is binding on a holder, unless the holder explicitly discloses to the IRS on its tax return for the year during which such holder acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a holder may be required to accrue interest income on the notes based upon a comparable yield, regardless of its method of accounting. The “comparable yield” is the yield at which we would issue a fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the notes. In addition, any gain on the sale, exchange, redemption or other taxable disposition of the notes would be recharacterized as ordinary income. Each holder should consult its own tax advisor regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

United States Holders

The following discussion applies to United States holders.

Payment of Interest. The stated interest on a note generally will be included in the income of a United States holder as ordinary income at the time such interest is accrued or received in accordance with the holder’s method of accounting for United States federal income tax purposes.

If the “issue price” of the notes is less than their stated principal amount by an amount greater than or equal to a statutorily defined de minimis amount (1/4 of 1 percent of the principal amount of the notes multiplied by the number of complete years to maturity from their original issue date), then the notes will be considered to have been issued with OID for United States federal income tax purposes. The amount of OID on a note is generally equal to the excess of the note’s stated principal amount over its issue price. The “issue price” of a note generally is equal to the first price at which a substantial amount of the notes are sold for money (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

If the notes are issued with OID, then, in addition to the stated interest on a note, a United States Holder will be required for United States federal income tax purposes to include such OID in gross income (as ordinary income) as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable and regardless of the holder’s method of accounting. The amount of OID includible in gross income for a taxable year will be the sum of the daily portions of OID with respect to the note for each day during that taxable year on which the United States Holder holds the note. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period will equal (a) the product of the “adjusted issue price” of the note as of the beginning of such period and the note’s yield to maturity less (b) the stated interest allocable to the accrual period. The “adjusted issue price” of a note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID. The yield to maturity of the notes generally is the discount rate that, when applied to all payments to be made under the notes, produces a present value equal to the issue price of the notes. A United States Holder will not be required to recognize any additional income upon the receipt of any cash payment on a note that is attributable to previously accrued OID.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes. Upon the sale, exchange, redemption or other taxable disposition of a note, a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the sale, exchange, redemption or other taxable disposition (not including the amount allocable to accrued and unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and (ii) that holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note. A United States holder’s adjusted tax basis in a note generally will equal that holder’s cost, reduced by any principal payments on the note received by such holder and increased by any OID previously included in such holder’s income in respect of such note. The capital gain or loss will be long-term capital gain or loss if the United States holder’s holding period in the note is more than one year at the time of sale, exchange, redemption or other taxable disposition. The deductibility of capital losses is subject to limitations. Each United States holder should consult its own tax advisor as to the deductibility of capital losses in its particular circumstances.

A United States holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale and has not been previously included in income.

Medicare Surtax. For taxable years beginning after December 31, 2012, certain United States holders who are individuals, estates or trusts must pay a 3.8 percent tax on net investment income, including on interest and capital gains. Each United States holder is urged to consult its own tax advisor regarding the effect, if any, of this tax on its ownership and disposition of the notes.

Information Reporting and Backup Withholding Tax. In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest (including any OID) on a note and payments of the proceeds of the sale of a note to certain non-corporate United States holders. The payor (which may be us or an intermediate payor) will be required to withhold backup withholding tax, currently at a rate of 28 percent (but scheduled to increase to 31 percent for taxable years beginning after December 31, 2012), if (i) the payee fails to furnish a taxpayer identification number (“TIN”), to the payor or otherwise establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in Section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

The following discussion applies to non-United States holders.

Payment of Interest. Generally, interest income (including any OID when paid) of a non-United States holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30 percent rate (or, if applicable, a lower treaty rate). However, interest (including any OID) paid on a note by us or any paying agent to a non-United States holder may qualify for the “portfolio interest exemption” and therefore, subject to the discussion of the FATCA legislation and backup withholding tax below, may not be subject to United States federal income tax or withholding tax, if the interest income is not effectively connected with a United States trade or business of the non-United States holder. A non-United States holder will be eligible for the portfolio interest exemption provided that (i) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock entitled to vote, (ii) the holder is not a controlled foreign corporation related to us actually or constructively through stock ownership, (iii) the holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (iv) either (a) the holder provides an applicable IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the notes and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable IRS Form W-8 (or a suitable substitute) has been received by it from the non-United States holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest income (including any OID) if such income is effectively connected with a United States trade or business of the non-United States holder. Effectively connected income received by a corporate non-United States holder may also, in some circumstances, be subject to an additional “branch profits tax” at a 30 percent rate (or, if applicable, a lower treaty rate). Although such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or a suitable substitute form) to the payor.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes. Subject to the discussion of the FATCA legislation and backup withholding tax below, a non-United States holder of a note generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption or other taxable disposition of the note (other than any amount representing accrued but unpaid interest (including any OID) on the note, which is subject to the rules discussed above under “Non-United States Holders—Payment of Interest”) unless (i) the gain is effectively connected with a United States trade or business of the non-United States holder or (ii) in the case of a non-United States holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met. Gain described in (i) above generally will be subject to United States federal income tax on a net income basis at the rate applicable to a United States person generally and, with respect to a corporate non-United States holder, may also be subject to a 30 percent branch profits tax (or, if applicable, a lower treaty rate). An individual non-United States holder described in (ii) above will be subject to United States federal income tax at a flat rate of 30 percent (unless a lower applicable treaty rate applies) on such holder’s net United States source gain.

Foreign Account Tax Compliance Act. Legislation enacted in 2010 (“FATCA legislation”) generally imposes a withholding tax of 30 percent on interest income paid on a debt obligation and on the gross proceeds from the sale or other disposition of a debt obligation paid after December 31, 2012 to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10 percent of the entity. Under proposed regulations, this new withholding tax will not apply (i) to interest income on a debt obligation that is paid on or before December 31, 2013 or (ii) to gross proceeds from the sale or other disposition of a debt obligation paid on or before December 31, 2014. Under proposed regulations, this legislation generally will not apply to a debt obligation outstanding on January 1, 2013, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date. We anticipate that this legislation will not apply to the notes, unless the terms of the notes were to be significantly modified (within the meaning of applicable Treasury regulations) after January 1, 2013. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in a note.

Information Reporting and Backup Withholding Tax. The amount of interest (including OID) paid to a non-United States holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a non-United States holder is resident.

Provided that a non-United States holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, a non-United States holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from the disposition of, a note, unless the payor has actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

(a) If the proceeds are paid to or through the United States office of a broker, a non-United States holder generally will be subject to backup withholding tax (currently at a rate of 28 percent but scheduled to increase to 31 percent in 2013) and information reporting unless the non-United States holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption;

(b) If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a person that has such connections, a “United States Related Person”), a non-United States holder generally will not be subject to backup withholding tax or information reporting; or

(c) If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August     , 2012, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the following principal amounts of notes set forth opposite its name below:

Underwriters	Principal Amount
Credit Suisse Securities (USA) LLC.	$
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Mitsubishi UFJ Securities (USA), Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or, under certain circumstances, the offering may be terminated.

The underwriters propose to offer the notes initially at the applicable public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell the notes through certain of their affiliates.

The following table summarizes the discounts and commissions we will pay:

	Per Note	Total
Underwriting discounts and commissions paid by us	$	$

We estimate that our out of pocket expenses for this offering, including registration filing, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000 and are payable by us.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage activities and other financial and non-financial activities and services.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates, including the services referred to in the immediately preceding paragraph, in the ordinary course of business for which they have received and would receive customary compensation. Specifically, Credit Suisse Securities (USA) LLC, or one or more of its affiliates, was the sole bookrunner and sole lead arranger under our senior secured credit facilities and is the administrative agent and collateral agent and a lender under our senior secured credit facilities. Most of the underwriters or their respective affiliates were joint bookrunners and joint lead arrangers for, and have acted or now act as lenders under, our senior secured credit facilities, including our Receivables Facility. The underwriters or their affiliates that hold Non-Extended Term Loans will receive a portion of the net proceeds from this offering as a result of the prepayment of the Non-Extended Term Loans held by such underwriters or their affiliates.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. If the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their exposure to us consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market analysis or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions if commenced, may be discontinued at any time.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the seventh business day following the date of pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), an offer to the public of the notes which are the subject of the offering described in this prospectus supplement may not be made in that relevant member state, except that an offer to the public in that relevant member state of the notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that relevant member state:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•

in any other circumstances that do not require the publication of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided, that no such offer of the notes shall result in a requirement for the publication by the Issuers or any representative of a prospectus supplement pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the notes described in this prospectus supplement located in a relevant member state who receives any communication in respect of, or who acquires any notes under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to with each underwriter and the company that (a) it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and (b) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any relevant member state, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters have been given to the offer or resale; or (ii) where the notes have been acquired by it on behalf of persons in any relevant member state other than qualified investors, the offer of such notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state, and includes any relevant implementing measure in each relevant member state and the expression “2010 PD Amending Directive” means Directive 2010/73/FU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of the notes to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which Section 21 (1) of the FSMA does not apply to us and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Japan

The underwriters will not offer or sell any of our notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Hong Kong

The underwriters, and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

This prospectus supplement or any other offering material relating to our notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act. Accordingly our notes may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus supplement or any other offering material relating to our notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Notice to Prospective Investors in Germany

Each person who is in possession of this prospectus supplement is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-

Verkaufsprospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to our notes. In particular, each underwriter has advised us that it has not engaged and has agreed that it will not engage in a public offering (offentliches Angebot) within the meaning of the Act with respect to any of our notes otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to Prospective Investors in France

The notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the notes, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated October 1, 1998.

Notice to Prospective Investors in the Netherlands

Our notes may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our notes is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our notes, and this prospectus supplement or any other offering material relating to our notes may not be considered an offer or the prospect of an offer to sell or exchange our notes.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Community Health Systems, Inc.’s Current Report on Form 8-K filed on May 24, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Additionally, the consolidated financial statement schedule and the effectiveness of Community Health Systems, Inc. and its subsidiaries internal control over financial reporting, incorporated in this prospectus supplement by reference from Community Health Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement incorporates by reference information from documents filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. Information we file later with the SEC will automatically update and supersede earlier filed information. This prospectus supplement incorporates by reference the documents and reports listed below that have been filed by Community Health Systems, Inc. with the SEC (other than documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules, including Current Reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including portions of our Proxy Statement for our 2012 Annual Meeting of Stockholders filed on April 5, 2012 with the SEC to the extent specifically incorporated by reference in such Form 10-K) filed on February 23, 2012 (except to the extent superseded by the revised presentation thereof in our Current Report of Form 8-K filed on May 24, 2012, which is also incorporated herein by reference);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012; and

•

Current Reports on Form 8-K, filed on February 6, 2012, March 1, 2012, March 8, 2012, March 9, 2012, March 23, 2012, April 25, 2012, May 17, 2012, May 24, 2012, July 10, 2012, July 18, 2012, August 6, 2012 and August 6, 2012.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) on or after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC. We make available free of charge, through the investor relations section of our website, www.chs.net/investor, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as well as amendments to those reports, as soon as reasonably practical after they are filed with the SEC. You may also request free copies of these filings and any other information incorporated by reference in this prospectus supplement or the accompanying prospectus by telephoning us at (615) 465-7000 or writing us at the following address: Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, TN 37067, Attention: Investor Relations.

You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was reproduced herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You will find additional information about us in our SEC filings. Our SEC filings may also be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the SEC.

PROSPECTUS

Community Health Systems, Inc.

Debt Securities

Preferred Stock

Securities Warrants

Common Stock

Depositary Shares

Guarantees of Debt Securities

CHS/Community Health Systems, Inc.

Debt Securities

Guarantees of Debt Securities

Community Health Systems, Inc. and CHS/Community Health Systems, Inc. may offer and sell, from time to time, in one or more offerings, any combination of the securities we describe in this prospectus. This prospectus also covers guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries.

We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference into this prospectus or any prospects supplement before you make your investment decision.

Our common stock is quoted on the New York Stock Exchange under the symbol “CYH.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus, in the applicable prospectus supplement and in our most recent annual report on Form 10-K, along with the disclosure related to the risk factors contained in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings with the Securities and Exchange Commission, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus, at any time and from time to time over the next three years, in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front thereof.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference may include “forward-looking statements” within the meaning of the federal securities laws, which involve risks, assumptions and uncertainties. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks” and similar expressions are forward-looking statements. These statements involve known and unknown risks, assumptions, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following:

•	general economic and business conditions, both nationally and in the regions in which we operate;

•	implementation and effect of adopted and potential federal and state healthcare legislation;

•	risks associated with our substantial indebtedness, leverage and debt service obligations;

•	demographic changes;

•	changes in, or the failure to comply with, governmental regulations;

•	potential adverse impact of known and unknown government investigations, audits, and Federal and State False Claims Act litigation and other legal proceedings;

•	our ability, where appropriate, to enter into and maintain managed care provider arrangements and the terms of these arrangements;

•	changes in, or the failure to comply with, managed care provider contracts could result in disputes and changes in reimbursement that could be applied retroactively;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	increases in the amount and risk of collectability of patient accounts receivable;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in U.S. generally accepted accounting principles;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities;

•	our ability to successfully acquire additional hospitals or complete divestitures;

•	our ability to successfully integrate any acquired hospitals or to recognize expected synergies from such acquisitions;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs; and

•	the other risk factors set forth in our public filings with the SEC.

Some of the other important factors that could cause actual results to differ materially from our expectations are disclosed elsewhere in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, including, without limitation, our Annual Reports on Form 10-K under “Risk Factors” and in conjunction with the forward-looking statements included in this prospectus. Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus or the date of any accompanying prospectus supplement or the other documents incorporated by reference herein or therein. All subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company under the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at the SEC’s Internet web site, http://www.sec.gov, or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

Our Internet address is www.chs.net and the investor relations section of our website is located at www.chs.net/investor/index.html. We make available free of charge, through the investor relations section of our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports, as soon as reasonably practical after they are filed with the SEC. Except as set forth under “Incorporation of Certain Documents by Reference,” information on our Internet website is not incorporated into this prospectus by reference and should not be considered a part of this prospectus or the registration statement of which it is a part . In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Community Health Services, Inc., 4000 Meridian Boulevard, Franklin, TN 37067, Attn: Investor Relations Department; Telephone: (615) 465-7000.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document of ours, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Form 8-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet web site as listed above, or by contacting our Investor Relations Department, as described above.

v

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination or completion of the offering made by this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including portions of our Proxy Statement for our 2012 Annual Meeting of Stockholders filed on April 5, 2012 (the “Proxy Statement”) with the SEC to the extent specifically incorporated by reference in such Form 10-K) filed on February 23, 2012;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed on April 27, 2012;

•	our Current Reports on Form 8-K filed on February 6, 2012, March 1, 2012, March 8, 2012, March 9, 2012, March 23, 2012, April 25, 2012, May 17, 2012 and May 24, 2012; and

•	the description of our common stock on our Registration Statement on Form 8-A filed on June 5, 2000.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

Community Health Systems, Inc.

4000 Meridian Boulevard, Franklin, TN 37067

Attn: Investor Relations Department

(615) 465-7000

You may also obtain a copy of these filings from our Internet web site at http://www.chs.net. Please note, however, that the information on our Internet web site is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.”

In this prospectus “we,” “us,” “our” and the “Company” refer to Community Health Systems, Inc., a Delaware corporation, and its consolidated subsidiaries, including CHS/Community Health Systems, Inc., unless the context otherwise requires. “CHS” refers to CHS/Community Health Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Community Health Systems, Inc., and none of its subsidiaries.

Our Company

We are one of the largest publicly-traded operators of hospitals in the United States in terms of number of facilities and net operating revenues. We provide healthcare services through the hospitals that we own and operate in non-urban and selected urban markets. We generate revenues by providing a broad range of general and specialized hospital healthcare services to patients in the communities in which we are located. As of March 31, 2012, we owned or leased 134 hospitals comprised of 130 general acute care hospitals and four stand-alone rehabilitation or psychiatric hospitals. In addition, we own and operate home care agencies, located primarily in markets where we also operate a hospital, and through our wholly-owned subsidiary, Quorum Health Resources, LLC, or QHR, we provide management and consulting services to non-affiliated general acute care hospitals located throughout the United States. For the hospitals and home care agencies that we own and operate, we are paid for our services by governmental agencies, private insurers and directly by the patients we serve. For our management and consulting services, we are paid by the non-affiliated hospitals utilizing our services.

Historically, we have grown by acquiring hospitals and by improving the operations of our facilities. We generally target hospitals in growing, non-urban and selected urban healthcare markets for acquisition because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities and generally a lower level of managed care presence in these markets. We believe that smaller populations support less direct competition for hospital-based services and these markets generally view the local hospital as an integral part of the community. Patients needing the most complex care are more often served by the larger, more specialized urban hospitals. We believe opportunities exist for skilled, disciplined operators in selected urban markets to create networks between urban hospitals and non-urban hospitals in order to expand the breadth of services offered in the non-urban hospitals while improving physician alignment in those markets and making it more attractive to managed care.

Our Corporate Information

Community Health Systems, Inc. was incorporated in the State of Delaware on June 6, 1996. CHS/Community Health Systems, Inc. was incorporated in the State of Delaware on March 25, 1985. Our principal executive offices are located at 4000 Meridian Boulevard, Franklin, Tennessee 37067, and our telephone number is (615) 465-7000. Our website is www.chs.net. Information on our website shall not be deemed part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should consider carefully all of the information set forth in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, unless expressly provided otherwise, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered by us to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

Unless indicated otherwise in any applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities for our operations and for other general corporate purposes, including repayment or refinancing of borrowings, working capital, capital expenditures, investments, acquisitions and the repurchase of our outstanding securities. Additional information on the use of net proceeds from the sale of securities that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown on a consolidated basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of debt discount, amortization of deferred financing costs and an interest factor attributable to operating leases.

	Fiscal Years Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Earnings
Income from continuing operations before provision for income taxes	$111,858	$366,287	$447,662	$518,894	$473,547	$145,537
Income from equity investees	(25,136)	(42,073)	(36,531)	(45,443)	(49,491)	(12,013)
Distributed income from equity investees	19,902	32,897	33,705	33,882	39,995	2,941
Interest and amortization of deferred finance costs	356,488	643,397	643,608	647,593	644,410	152,175
Amortization of capitalized interest	881	1,468	2,021	2,421	2,882	3,285
Implicit rental interest expense	36,696	55,440	59,384	62,116	63,695	16,806

Total Earnings	$500,689	$1,057,416	$1,149,849	$1,219,463	$1,175,038	$308,731
Fixed Charges
Interest and amortization of deferred finance costs	$356,488	$643,397	$643,608	$647,593	$644,410	$152,175
Capitalized interest	19,009	22,087	16,649	11,316	20,998	7,199
Implicit rental interest expense	36,696	55,440	59,384	62,116	63,695	16,806

Total Fixed Charges	$412,193	$720,924	$719,641	$721,025	$729,103	$176,180
Ratio of earnings to fixed charges	1.21x	1.47x	1.60x	1.69x	1.61x	1.75X

DESCRIPTION OF THE SECURITIES WE MAY ISSUE

Overview

This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held. The three sections following this section of the prospectus describe the terms of the basic categories of securities that we may issue pursuant to this prospectus:

•	our debt securities, which:

•	may be senior or subordinated;

•	may be secured or unsecured;

•	may be convertible or exchangeable into our common stock or other securities;

•	may be guaranteed by CHS and one or more of our other subsidiaries; or

•	may be issued by CHS rather than us and guaranteed by us and/or one or more of our other subsidiaries;

•	warrants to purchase our debt securities, preferred stock, depositary shares or common stock; and

•	our common stock, preferred stock and depositary shares representing fractional shares of our preferred stock.

Under SEC rules, we are required to present in our financial statements supplemental condensed consolidating financial information concerning us, CHS, our subsidiary guarantors, our subsidiary non-guarantors and eliminations. See the last three paragraphs of “Description of the Debt Securities and Guarantees of Debt Securities.”

Prospectus Supplements

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of any securities that we offer, as well as the other specific terms related to that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the exhibits filed with our registration statement, of which this prospectus is a part, and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Legal Ownership of Securities

Holders of Securities

Book-Entry Holders. We will issue debt securities under this prospectus in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. We may, but are not obligated to, issue shares of common stock, shares of preferred stock and securities warrants under this prospectus in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers, who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers. They are not obligated to do so under the terms of the securities.

As a result, investors of securities in book-entry form will not own these securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities. For more information about securities issued in global form, see “— Global Securities” below.

Street Name Holders. Alternatively, we may initially issue securities under this prospectus in non-global form. We may also terminate a global security at any time after it is issued. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses. In that event, the investor would hold only a beneficial interest in those securities through an account that the investor maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders. We, and any third parties employed by us or acting on your behalf, including trustees, depositories and transfer agents, generally are obligated only to the legal holders of the securities. In a number of respects, we do not have direct obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders to amend an indenture, to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for any other purpose, we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is determined by the legal holders.

When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

What is a Global Security? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the applicable prospectus supplement. We describe those situations under “— Special Situations When a Global Security Will Be Terminated” below. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in the name of the investor, and cannot obtain physical certificates for the investor’s interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to the investor’s own broker, bank or other financial institution for payments on the securities and protection of the investor’s legal rights relating to the securities, as we describe under “— Legal Ownership of Securities — Holders of Securities” above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge the investor’s interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, including trustees and transfer agents, have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. Neither we, the trustee, the transfer agent nor any other third parties supervise the depositary in any way;

•

The Depository Trust Company (“DTC”) requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker, bank or other financial institution may require you to do so as well; and

•

brokers, banks and other financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In some situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names so that they will be holders. We have described the rights of holders and street name investors under “— Legal Ownership of Securities — Holders of Securities” above.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within a specified time period; or

•	if we elect to terminate that global security.

A prospectus supplement may also list additional situations for terminating a global security that would apply to that particular series of securities covered by that prospectus supplement. If a global security is terminated, the depositary has the sole responsibility for determining the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

DESCRIPTION OF THE DEBT SECURITIES AND

GUARANTEES OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Unless otherwise specified in the applicable prospectus supplement the trustee under the indentures will be Regions Bank. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the debt securities, their indentures and their guarantees, if any, are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities, their indentures (including any amendments or supplements we may enter into from time to time which are permitted under each indenture) and their guarantees, if any.

The applicable prospectus supplement will specify whether such debt securities will be issued by the Company or CHS, and whether the debt securities will be guaranteed by the Company or CHS or one or more of our other subsidiaries. Unless otherwise specified in the prospectus supplement, the debt securities will be direct unsecured obligations of the issuer. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	if a person other than Regions Bank is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the trustee the names and addresses of the holders of the debt securities;

•	provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities may be converted or exchanged into or for common stock, preferred stock or other securities or property and the terms of any conversion provisions;

•	whether the debt securities will be secured or unsecured;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

As noted above, our debt securities may be guaranteed by CHS and one or more of our other subsidiaries, and debt securities issued by CHS may be guaranteed by us and/or one or more of our other subsidiaries, if so provided in the applicable prospectus supplement or other offering material. Unless otherwise provided in any prospectus supplement, and as updated for the creation, acquisition, winding-up or sale of subsidiaries, to the extent there are any guarantors of any new debt securities issued by CHS, the guarantors of such new debt securities will be identical to the guarantors under the 8.875% Senior Notes due 2015 and the 8.00% Senior Notes due 2019 of CHS as of the date these new debt securities are issued. Unless otherwise provided in any prospectus supplement, and as updated for the creation, acquisition, winding-up or sale of subsidiaries, to the extent there are any guarantors on any new debt securities we issue, the guarantors of our new debt securities will also be identical to the guarantors under CHS’s 8.875% Senior Notes due 2015 and 8.00% Senior Notes due 2019 as of the date these new debt securities are issued, except that (a) as the issuer of these new debt securities, we will not be providing a guarantee on these notes, and (b) to the extent it is not a co-issuer, CHS will be a guarantor of these new debt securities. The prospectus supplement or other offering material will describe the terms of any guarantees, including, among other things, the ranking of the guarantee, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Under SEC rules, we are required to present in our financial statements supplemental condensed consolidating financial information concerning us, CHS, our subsidiary guarantors, our subsidiary non-guarantors and eliminations. This supplemental condensed consolidating financial information is presented in the notes to the financial statements included in our Annual Reports on Form 10-K and in our Quarterly Reports on Form 10-Q. Since the outstanding 8.875% Senior Notes due 2015 and the outstanding 8.00% Senior Notes due 2019 were issued by CHS and guaranteed by us (together with the subsidiary guarantors), the information relating to us in these supplemental condensed consolidating financial information footnotes is provided under the columns labeled “Parent Guarantor”, while the information relating to CHS is provided under the columns labeled “Issuer.” If we issue debt securities that are guaranteed by CHS and other subsidiary guarantors, the heading under the columns labeled “Parent Guarantor” will be modified in the future filings to read “Parent Guarantor / Issuer” and the heading under the columns labeled “Issuer” will be modified in future filings to read “Issuer / CHS.”

Since March 31, 2012, through acquisitions we have added additional subsidiary guarantors under CHS’s 8.875% Senior Notes due 2015 and 8.00% Senior Notes due 2019 for reasons permitted under the terms of the indentures relating to these notes. In the aggregate, these changes were not significant to the guarantors as reported in the supplemental condensed consolidating financial information included in the notes to the financial statements included in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q.

DESCRIPTION OF THE CAPITAL STOCK

Our authorized capital stock consists of 400,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share. As of May 15, 2012, there were 91,900,821 shares of common stock issued and 90,925,272 shares of common stock outstanding and no shares of preferred stock issued or outstanding.

Common Stock

The following is a summary of the material terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our restated certificate of incorporation and restated by-laws.

Each outstanding share of our common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election. Subject to preferences, which may be applicable to any outstanding shares of preferred stock, holders of common stock have equal and ratable rights to any dividends that may be declared by the board of directors out of legally available funds.

Holders of our common stock have no conversion, redemption or preemptive rights to subscribe for any of our securities. All outstanding shares of our common stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Our common stock is traded on the New York Stock Exchange under the symbol “CYH.” The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Preferred Stock and Depositary Shares Representing Fractional Shares of Preferred Stock

The following describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our restated certificate of incorporation and the certificate of designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.

Our board of directors may, without further action of the stockholders, determine the following for each series of preferred stock, and any applicable prospectus supplement will describe:

•	the distinctive serial designation and the number of shares;

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the rate per annum and the times at and conditions upon which the holders of stock of such series shall be entitled to receive dividends, and whether such dividends shall be cumulative or noncumulative and if cumulative the terms upon which such dividends shall be cumulative;

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any voting rights of the shares, including without limitation the authority to confer multiple votes per share, voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of common stock as a single class, or independently as a separate class;

•	the price or prices and the time or times at and the manner in which the stock of such series shall be redeemable;

•	the rights to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation or winding up of us;

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the terms, if any, upon which the shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or price or the rate or rates of conversion or exchange and the terms of adjustments if any; and

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any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of our certificate of incorporation, as amended, and to the full extent permitted by the laws of Delaware.

The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities that may be issued by us in the future. The transfer agent and registrar for the preferred stock and any depositary shares will be specified in the applicable prospectus supplement.

We may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock with the amount of the fractional interest to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Anti-takeover effects of our certificate of incorporation and by-laws and provisions of Delaware law

A number of provisions in our certificate of incorporation, by-laws and Delaware law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

•	discourage certain types of transactions which may involve an actual or threatened change of control of our company;

•	discourage certain tactics that may be used in proxy fights; and

•	encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

Advance notice procedures for stockholder proposals and director nominations. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The by-laws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Preferred stock. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may, among other things, discourage, delay, defer, or prevent a change of control of the company.

Authorized but unissued shares of common stock. The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF THE SECURITIES WARRANTS

This section describes the general terms and provisions of the securities warrants that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the securities warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

We may issue securities warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial holders of securities warrants.

If securities warrants for the purchase of senior debt securities or subordinated debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the securities warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the senior debt securities or subordinated debt securities that can be purchased upon exercise;

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the designation and terms of any series of senior debt securities or subordinated debt securities with which the securities warrants are being offered and the number of securities warrants offered with each senior debt security or subordinated debt security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the series of senior debt securities or subordinated debt securities;

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the principal amount of the series of senior debt securities or subordinated debt securities that can be purchased upon exercise and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires; and

•	any other terms of the securities warrants.

If securities warrants for the purchase of preferred stock are offered, the applicable prospectus supplement will also describe the terms of the preferred stock into which the securities warrants are exercisable as described under “Description of the Capital Stock — Preferred Stock and Depositary Shares Representing Fractional Shares of Preferred Stock.”

PLAN OF DISTRIBUTION

General

We may offer and sell securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of securities may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices in block trades, or in underwritten offerings or in other types of trades.

Underwriting Compensation

We may offer these securities to the public through underwriting syndicates represented by a managing underwriter or managing underwriters or through an underwriter or underwriters without an underwriting syndicate. If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of sale of those securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions that they receive from us and any profit that they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.

Indemnification

We may enter agreements under which underwriters and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters who participate in the distribution of securities, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.

Delayed Delivery Contracts

We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders, the terms of the securities and any material relationships between us and the selling securityholders. Selling securityholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the net proceeds from the resale of the securities.

LEGAL MATTERS

Certain matters relating to Delaware and New York law will be passed upon by Kirkland & Ellis LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Community Health Systems, Inc.’s current report on Form 8-K filed on May 24, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Additionally, the consolidated financial statement schedule and the effectiveness of Community Health Systems, Inc. and its subsidiaries internal control over financial reporting, incorporated in this prospectus by reference from Community Health Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.